Exhibit 10.2
EXECUTION VERSION

DATED 7 September 2020

ASPEN GLOBAL INCORPORATED

and

MYLAN IRELAND LIMITED

__________________________________
ASSET PURCHASE AGREEMENT

CONTENTS

THIS AGREEMENT is made the 7th day of September, 2020 (the “Effective Date”)
BETWEEN:
ASPEN GLOBAL INCORPORATED, a company incorporated in Mauritius (registered number 078138) whose registered office is at GBS Plaza, Cnr La Salette and Royal Roads, Grand Bay Mauritius (the “Seller”) on behalf of itself and those Affiliates of the Seller that hold or have a right to acquire from a third party any of the Commercialisation Business Assets; (such Affiliates together, the “Designated Sellers” and each a “Designated Seller”);
AND
MYLAN IRELAND LIMITED, a company incorporated in Ireland, whose registered office is at South Bank House, Barrow Street, 6th Floor, Dublin 4, Ireland (the “Purchaser”);
The Seller and the Purchaser are herein referred to each as a “Party” and, collectively, as the “Parties”.
WHEREAS:
(A)Certain members of the Aspen Group (as defined in this Agreement) carry on the Commercialisation Business (as defined in this Agreement).
(B)The Seller, on behalf of itself and the Designated Sellers, has agreed to sell, and the Seller has agreed to procure the sale of, and the Purchaser has agreed to purchase, or procure the purchase of, and pay, or procure payment, for, the Commercialisation Business and the Commercialisation Business Assets (as defined in this Agreement) for the consideration and on the terms and subject to the conditions set out in this Agreement.
NOW IT IS AGREED as follows:
1.Interpretation
1.1In this Agreement and the Schedules and Attachments to it:

“Additional Employee”	has the meaning given in Schedule 21;
“Affiliate”	means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person;
“Agency”
means any applicable Governmental Authority involved in the regulation of or the granting of approvals for the manufacturing, Promotion, Distribution, import, export, reimbursement and/or pricing of any Products in the Territory;

“Agreed Form”	in relation to any document means the document in a form agreed by the Parties as at the Effective Date;
“Agreed Rate”
means a rate equal to the lesser of (i) one (1) percent per month, provided that such interest charge shall apply only instead of, and not in addition to, any statutory interest, or (ii) the maximum interest rate permitted by Applicable Law on such undisputed amount for each month or portion thereof that such undisputed amount is overdue;

“Agreement”	means the agreement set out in this document, incorporating the schedules, exhibits and attachments hereto;
“Ancillary Transaction Agreements”	means the Supply Agreement, the Initial PO Units Side Letter, the Distribution and Supply Agreement and any other documents entered into pursuant to the foregoing agreements, and this Agreement;
“Anti-corruption Laws”	has the meaning given in Schedule 4;
“Annual Bonus Scheme”
means any plan or scheme maintained or sponsored by the Seller or any member of the Aspen Group pursuant to which employees are paid a 13th cheque or other amount based on company and/or employee performance;

“API”	means the active pharmaceutical ingredient of each Product;

“Applicable Employment Laws”	means the binding/mandatory employment laws within the Territory of the Seller’s Affiliates and Purchaser’s Affiliates acting as employers of Employees to be transferred by Law;
“Applicable Laws”	means, with respect to any Person (including Affiliates of the Seller or the Purchaser), property, transaction or matter, any regulation (including EU regulation), statute, law (including common law), subordinate legislation, act, treaty, ordinance, decree, directive, rule, circular, code, order, recommendation, notice, direction, code of practice, judgement or decision enacted, issued or promulgated by, or entered into with, any Governmental Authority and which has the force of law, relating or applicable to that Person, property, transaction or matter;
“Aspen Business”	means the business of any member of the Aspen Group including for the avoidance of doubt the business of any member of the Aspen Group of Manufacturing and Commercialising products under the Brand Names in a Retained Territory (but excluding the Commercialisation Business);
“Aspen Group”	means the Seller, the Seller’s Affiliates (including, for the avoidance of doubt, any Designated Seller) and the Seller’s Associated Undertakings from time to time;
“Aspen Group Insurance Policies”	means insurance policies taken out and maintained by or on behalf of members of the Aspen Group;
“Aspen House Marks”
means:
(i)any of the Trade Marks set out in Attachment 1;
(ii)any Trade Marks confusingly similar to those Trade Marks set out in Attachment 1; and
(iii)the corporate name of any member of the Aspen Group,
in each case whether registered or unregistered;

“Aspen Retained De Commercialised Products”	means the Products that are in the process of being discontinued, or which are to be discontinued, in certain Countries of the Territory, listed in Schedule 9;
“Aspen Supply Chain Contract”	means an agreement between Aspen or a member of the Aspen Group, and a Third Party for the supply of API, bulk Product, medical devices, finished Product or any other component used in the Manufacture of one or more Products;
“Assignment”	has the meaning given in Clause 8.6;
“Associated Undertaking”
in relation to any Person, means any Undertaking in which (a) that Person, (b) any subsidiary or subsidiary undertaking of that Person, (c) any holding company of that Person or (d) any subsidiary or subsidiary undertaking of any such holding company (for the purposes of this definition, hereinafter referred to as “Party Y”) has an interest from time to time of twenty percent (20%) or more, the question of whether such an interest exists to be determined by whether Party Y:
(i)has an interest in twenty percent (20%) or more of the shares of such Undertaking; or
(ii)is entitled, through shareholding or otherwise, to receive twenty percent (20%) or more of the income of such Undertaking on any distribution by it of all of its income or is entitled to receive twenty percent (20%) or more of the assets of such Undertaking on a winding up; or
(iii)holds, through shareholding or otherwise, twenty percent (20%) or more of the voting rights in such Undertaking;

“Assumed Employee Liabilities”	has the meaning given in Schedule 21;
“Assumed Liabilities”	has the meaning given in Clause 14.2;
“Assurance”	means any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment set forth on Schedule 20;
“Authorised Representatives”	has the meaning given in Clause 33.2;
“Brand Names”	means the Trade Marks set out in Schedule 16;
“Business Day”	means any day that is not a Saturday, Sunday or a day on which banking institutions in Mauritius and Ireland are not open for general business;
“Clinical Trial”	means any clinical trial in respect of the Products, undertaken by or on behalf of the Aspen Group or the Purchaser Group, following the Completion Date, but excluding for the avoidance of doubt, the Ongoing Clinical Trials;
“Collecting Seller”	has the meaning given in Clause 17.2;
“Commercialisation Business”	means the business carried on by the relevant members of the Aspen Group as at Effective Date in respect of the Commercialisation of the Products in the Territory, but excluding (i) the Excluded Assets (ii), for the avoidance of doubt, the business carried on in respect of the Commercialisation of products under the Brand Names in the Retained Territory and (iii) the French Business;
“Commercialisation Business Assets”	has the meaning given in Clause 2.2;
“Commercialisation Business Consideration”	means six hundred and forty-one million, eight hundred and eighty-five thousand Euros (EUR 641,885,000);
“Commercialisation Business Contracts”	means (i) the contracts set out in Part A of Schedule 11; and (ii) the Italfarmaco Agreements;
“Commercialisation Business Goodwill”	means all the goodwill arising from the Commercialisation Business, including the exclusive right for the Purchaser to represent itself as carrying on the Commercialisation Business in succession to the Aspen Group;
“Commercialisation Business Records”
means, solely to the extent any member of the Aspen Group has any proprietary right in relation thereto:
(i)all books and records exclusively containing or relating to Transferring IPR or Transferring Know-How or on which such Transferring IPR or Transferring Know-How is recorded or stored (including all documents and other material, whether human or computer or machine readable);
(ii)copies of the documents (or such other format as may be agreed between the Seller and the Purchaser) recording the PDA Data;
(iii)copies of those documents comprising the Data Room where such documents relate exclusively to the Commercialisation Business;
(iv)the deeds, documents of title, certificates and records relating exclusively to the Transferring IPR;
(v)all regulatory files and data from pre-clinical and clinical studies and (in any case in any form or medium), all dossiers and technical documents relating to the Product Registrations;
(vi)copies of all consumer complaint reports exclusively relating to the Commercialisation Business;
(vii)copies of all agreements and material correspondence with any Governmental Authority relating exclusively to the Commercialisation Business, including relating to the current pricing and reimbursement of the Products in the Territory;
(viii)copies of all Periodic Safety Update Reports for the Products in the Territory for the two (2) years prior to the Completion Date;
(ix)artwork proprietary to the Aspen Group which is used exclusively in the Commercialisation Business immediately prior to the Completion Date;
(x)customer lists, list of all physicians and pharmacists, sales, marketing and promotional information; and
(xi)correspondence, orders and enquiries,
but excluding any Excluded Commercialisation Business Records;

“Commercialise”	means to Promote, Distribute, sell, and/or offer for sale a product and any related actions and “Commercialised” “Commercialising” and “Commercialisation” shall be construed accordingly;
“Company Plan”	means the Aspen International Phantom Share Scheme;
“Competent Authority”	means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority thereof) or any governmental or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, securities exchange, competition or antitrust authority, or supervisory body);
“Competing Product”	means, with respect to any Product, any product that has the same API, the same indications and is in the same dosage form as the applicable Product;
“Competition Authority”	means any Competent Authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdiction and, for the avoidance of doubt, includes the notion of “competent authority” as that term is used in the EU Merger Regulation;
“Competition Conditions”	means the conditions set out in Part A of Schedule 2;
“Completion”	means completion of the sale and purchase of the Commercialisation Business Assets under this Agreement;
“Completion Date”	has the meaning given in Clause 9.1;
“Completion Time”	means 11.59 p.m. on the Completion Date;

“Confidential Information”	means with respect to a Party and its Affiliates (i) all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non- public intellectual property rights), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), that is disclosed by or on behalf of such Party to the other Party hereunder. This Agreement and the terms and conditions hereof shall be the Confidential Information of both Parties; (ii) the existence, provisions or subject matter of this Agreement or any other document or agreement entered into pursuant hereto or thereto; (iii) the content of any discussions or negotiations relating to this Agreement; (iv) all other information or material, including, without limitation, any documents, notes, analyses, studies, summaries, samples, drawings, diagrams, designs, flowcharts, databases, models, plans, software (including source and object codes), contracts and agreements, received, obtained or generated under or pursuant to this Agreement which relates to the other Party, its business or products its Affiliates, and their respective businesses, affairs and condition, whether financial, operational or otherwise; (v) any and all information or material relevant to this Agreement as may be shared by a Party in relation to a Third Party; and (vi) any and all information or material relevant to this Agreement that a Party comes into contact with through, inter alia, visual inspections, audits, site visits, independent third parties, and/or otherwise;
“Contract Transfer”
means the date of assignment, novation, or novation in part (as applicable) of the Commercialisation Business Contract or Transferring Tender, or Relevant Part of the Shared Commercialisation Business Contract from the Contract Transferor to the Purchaser or its Affiliate pursuant to Schedule 11;

“Contract Transferor”
means any member of the Aspen Group who is party to a Commercialisation Business Contract, Shared Commercialisation Business Contract (whether or not identified as such in Schedule 11), Transferring Tender or Non-Transferring Tender;

“Control”
means, when used with respect to a Person: (i) ownership (directly or indirectly) of more than fifty percent (50%) or at least fifty percent (50%) plus one of the shares or stock entitled to vote for the election of directors or governing body of such Person or (ii) the ability otherwise to direct, cause the direction of or control the actions of such Person or the management or policies of such Person, whether through direct or indirect ownership of voting securities, by contract or otherwise, and “Controlled by”, “Controlling” and “under common Control with” shall have correlative meanings;

“Countries”	means those countries in the Territory in which a Product (determined on a Product-by-Product basis) is sold by or on behalf of the Aspen Group as at Completion; and “Country” means any of them;
“CTA 2010”	means the Corporation Tax Act 2010;
“Current Good Manufacturing Practices” or “cGMPs”	means the principles and guidelines of Good Manufacturing Practice for medicinal products for human use as promulgated under Applicable Laws, including Commission Directive 2003/94/EC, and Volume 4 of The Rules Governing Medicinal Products in the European Union;
“Data Room”	means those documents, information and materials listed in the Agreed Form data room index attached to the Disclosure Letter and written to an encrypted USB, which USB will be delivered to the Purchaser by, or on behalf of, the Seller within thirty (30) days of the Effective Date;
“De-Commercialisation Activities”	has the meaning given in Clause 13.5;
“Designated Purchaser”	means a company in the Purchaser’s Group designated by the Purchaser as the purchaser of some or all of the Commercialisation Business Assets at least ten (10) Business Days prior to the Completion Date;
“Designated Seller”	has the meaning given in the citation of the Parties above;
“Disclosure Letter”
means the letter having the same date as this Agreement, written by the Seller to the Purchaser in relation to the Seller Warranties for the purposes of Paragraph 8 of Schedule 5, in the Agreed Form as at the Effective Date;

“Distribution”
means, with respect to each Product, the action of selling, receiving, warehousing, storing, handling, picking, packing, transporting and where applicable, importing and exporting of the Products and all related activities, and “Distribute” shall have a corresponding meaning;

“Distribution and Supply Agreement”	means that certain Distribution and Supply Agreement by and between Purchaser and Seller;
“Dispute”	has the meaning given in Clause 50;

“Dossier IPR”	means all Intellectual Property owned by the Aspen Group that subsists in the dossiers of the Product Registrations, including any and all updates from time to time, but excluding the Aspen House Marks and the Excluded IPR;
“Effective Date”	has the meaning given in the preamble above;
“Eligible Employee”	has the meaning given in Schedule 21;
“Employees to be Transferred by Law”	has the meaning given in Schedule 21;
“Employee Transfer Date”	has the meaning given in Schedule 21;
“Encumbrance”	means any claim, mortgage, charge, pledge, lien, assessment, assignment, option, deed of trust, lease, levy, license, hypothecation, security interest, title retention, restriction on transferability, defect in title, charge or other encumbrance or arrangement of any kind, whether voluntarily incurred or arising by operation of law or any conditional sale or title retention agreement or other agreement, the effect of which is the creation of security, or any other right to acquire or option, any right of first refusal or any right of pre-emption, or any arrangement to create any of the same;
“Euros”, “euros” and “€”	each means the single lawful currency of the European Union used in accordance with the treaties of the European Union as amended from time to time;
“EU Merger Regulation”	has the meaning given in Schedule 2;
“Exchange Rate”	means the amount calculated in Euros using the average of the daily exchange rates for the applicable currency as posted on Bloomberg for the twelve (12) month period immediately preceding the calculation thereof;
“Excluded Assets”	has the meaning given in Clause 2.3;

“Excluded Commercialisation Business Records”
means:
(i)any and all books and records which are not used exclusively in, or do not arise exclusively out of, the Commercialisation Business (including any information relating to any Shared Commercialisation Business Contracts);
(ii)any and all books and records and information relating to any Excluded Asset or Excluded Liability;
(iii)any and all books and records and information (including any books and records and information which would otherwise fall within Paragraphs (i), (ii) or (iii) of the definition of “Commercialisation Business Records”) which any member of the Aspen Group is required by law to retain; and
(iv)any and all books and records and information (including any books and records and information which would otherwise fall within Paragraphs (i), (ii) or (iii) of the definition of “Commercialisation Business Records”) which contain information in which any member of the Aspen Group has legal privilege;

“Excluded Contracts”
means:
(i)contracts with employees assigned to the Commercialisation Business;
(ii)for the avoidance of doubt, any contract, agreement or arrangement entered into by a member of the Aspen Group for the lease of a vehicle (on an individual, as opposed to a fleet basis), mobile phone, tablet and/or laptop for use by a Transaction Affected Employee;
(iii)all other contracts, arrangements, agreements, engagements, guarantees, licences, purchase orders, customer orders, packaging contracts and other commitments in relation to the Commercialisation Business other than any Commercialisation Business Contract or the Relevant Part of any Shared Commercialisation Business Contract;
(iv)the Excluded Third Party Supply Agreements; and
(v)any contract relating to the renting or leasing of Property;

“Excluded Employee Liabilities”	has the meaning given in Schedule 21, subject to Applicable Employment Laws;
“Excluded IPR”	means all Intellectual Property other than Transferring IPR, Transferring Know-How, Licensed Know-How, Third Party IPR, and Licensed IPR;
“Excluded Liabilities”	has the meaning given in Clause 14.5;
“Excluded Third Party Supply Agreements”	means all supply contracts with third parties in relation to the Manufacture of the Products;
“Exercise Notice”	has the meaning given in Clause 15.3;
“Exercise Period”	means the period of 15 (fifteen) Business Days from the date of the Option Trigger Event Notice;
“Facilities Agreement”	means the facilities agreement, dated 17 May 2018, for Aspen Finance Proprietary Limited, Pharmacare Limited and Aspen Asia Pacific Pty Ltd and arranged by MUFG Bank, Ltd. and Nedbank Limited and other banks;
“Financial Year”	means a year beginning on 1 July and ending on 30 June;
“First Right Option”	has the meaning given in Clause 15.1;
“First Right Option Exercise Date”	has the meaning given in Clause 15.6;
“Foreign Investment Authority”	means any Competent Authority, in any jurisdiction, which is responsible for applying foreign investment control or other foreign investment legislation in such jurisdiction;

“Foreign Investment Conditions”	means the conditions set out in Part B of Schedule 2;
“French Business”	means the French Distribution Goodwill and the French employees;
“French Distribution Goodwill”	means all of the goodwill arising from the distribution of the Products in France;
“French Inventory”	means the Inventory in respect of France;
“Governmental Authority”	means any court, administrative body, local authority or other governmental or quasi-governmental authority with competent jurisdiction, any supranational, national, regional, federal, state, district, provincial, local or other governmental, regulatory or administrative authority, Agency, body, commission or other court of competent jurisdiction, tribunal, arbitral body, self-regulated entity, private body exercising any regulatory, taxing, importing, executive, legislative, judicial, quasi-judicial, regulatory, administrative or other quasi-governmental authority or other legislature, governmental, administrative or Agency, department, body, bureau, council or commission or any other supranational, national, regional, state, provincial, local or other governmental authority or instrumentality, in each case having jurisdiction in the Territory;
“Government Official”	has the meaning given in Schedule 4;
“Group”	means the Purchaser’s Group and/or the Aspen Group (as the context requires);
“Historical Employee Information”
means information in relation to a Transaction Affected Employee that relates to the employment by a member of the Aspen Group of the relevant Transaction Affected Employee prior to Completion and which is, at the time of the Seller’s receipt of the notice from the Purchaser pursuant to Clause 22.5, in the possession and control of the Aspen Group;

“Incremental Employee”	has the meaning given in Schedule 21;
“Independent Actuary”	has the meaning given in Schedule 20;
“Initial PO Units Side Letter”	means that certain side letter signed by the Parties on or about the Effective Date for the transfer from Seller to Purchaser of the Initial PO Units (as defined therein);
“Initial Stock”	has the meaning given in Schedule 24;
“Intellectual Property”	means Know-How, Trade Marks, Patents, rights in designs (including rights in three dimensional designs), copyrights (including rights in computer software), database rights, (whether or not any of these is registered and including, for clarity, applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, and any and all claims or causes of action (pending, threatened or which could be filed) arising out of or related to any infringement or misappropriation of any of the foregoing;
“Inventory”	means all inventory including Initial Stock and any other form, whether in process of packaging, in process of Manufacture and/or in raw materials;

“Italfarmaco Agreements”	means the Italfarmaco Agreements set out in Part C of Schedule 11;
“JV Entity”	has the meaning given in Clause 24.3(C);
“Know-How”	means any and all technology, know-how, materials and technical information, including data, inventions (whether or not patented or patentable), knowledge, ideas, developments, prototypes, invention disclosures, designs, sequences, methods, techniques, materials, compositions, chemistries, algorithms, modifications, software, drawings, equipment, protocols, configuration and process information, specifications, models, works of authorship, improvements, expertise, instructions, processes, formulae, formulation information, analytical methodology, chemical specifications, testing techniques and any other technical subject matter;
“License”	has the meaning given in Schedule 4;
“Licensed API”	means all Intellectual Property owned or controlled by the Aspen Group that relates to the APIs, including but not limited to Heparin, Fondaparinux Crude, Fondaparinux Sodium, Danaparoid Crude, Danaparoid Sodium, Nadroparin and Certoparin;
“Licensed IPR”	means all Intellectual Property owned or controlled by the Aspen Group that relates to or is necessary or useful for (i) the Manufacture of the APIs or Products and/or Aspen Retained De-Commercialised Products, (ii) the Commercialisation of the Products in or for the Territory, and/or (iii) Commercialisation of the Aspen Retained De-Commercialised Products; for clarity, Licensed IPR includes, but is not limited to the Licensed API (other than Licensed API that constitutes Know-How), and excludes the Transferring Know-How, Third Party IPR, Transferring IPR, Licensed Know-How and the Excluded IPR;
“Licensed Know-How”	means all Know-How owned or controlled by the Aspen Group that relates to or is necessary or useful for (i) the Manufacture of the API and/or the Products, and/or Aspen Retained De-Commercialised Products, (ii) the Commercialisation of the Products in or for the Territory, and/or (iii) the Commercialisation of the Aspen Retained De-Commercialised Products; for clarity, Licensed Know-How includes, but is not limited to the Licensed API that constitutes Know-How, and excludes the Transferring Know-How, Transferring IPR, Third Party IPR, Licensed IPR and the Excluded IPR;
“Long Stop Date”	means 31 December 2020 (or such later date as the Parties may agree);
“Loss” or “Losses”	means all actions, claims, demands, proceedings, judgements, liabilities, loss, damages, payments, cost, fees and expenses (including, without limitation, reasonable attorney’s fees and expenses), interest, awards, fines and penalties;
“Manufacture” or “Manufacturing” or “Manufactured”	means, as applicable, the making, planning, purchasing of materials for, production, processing, compounding, storage, filling, packaging, labelling, leafleting, warehousing (prior to batch release), batch testing, waste disposal, quality release, sample retention, stability testing and batch release of products;

“Material Adverse Effect”
means any effect which is, or would reasonably be expected to be, materially adverse to, (i) the Products, the Commercialisation Business or Commercialisation Business Assets or (ii) the ability of a Party to consummate the transactions contemplated by this Agreement in either case, other than any effect arising out of, relating to, resulting from or in connection with (a) any change in any Country or foreign economic or political conditions in general or financial markets in general, (b) any change that affects the pharmaceutical industry, (c) any natural disaster or act of nature; or any hostility, act of war, sabotage, terrorism, military action or any escalation or worsening thereof; or any pandemic, epidemic or other viral outbreak, (d) any change in Applicable Law or accounting rules or the interpretation thereof, (e) the failure of the Products to meet any budgets, projections or other financial forecasts; provided, that the failure to meet any such projections or other financial forecast(s) shall not prevent or otherwise affect a determination that the underlying cause(s) of any such failure has had or would reasonably be expected to have a Material Adverse Effect, or (f) the compliance with the terms of, or the taking any action required or contemplated by, this Agreement, except, in the case of each of paragraphs (a), (b), (c) and (d), to the extent any such change or event has a materially disproportionate effect on a Party and its Affiliates compared to other participants in the pharmaceutical industry or on the Products, collectively, compared to a group of other similar products in the pharmaceutical industry (in which case only such disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect;

“Material Contract”	means the Italfarmaco Agreements;
“Missing Asset or Liability”	has the meaning given in Clause 11.5;
“Negotiation Period”	means the period commencing on the First Right Option Exercise Date and terminating 30 (thirty) days thereafter;

“Net Sales”	means the aggregate of the gross amounts invoiced to customers for the sale of the Products, less (i) all withholding taxes, value added taxes or similar sales taxes, including such amounts which are to be paid on the basis of the sales prices of the Products; (ii) all amounts to be paid or credited to such customers by reason of returns, rejection or recalls of the Products; (iii) all trade discounts granted to such customers, including rebates but excluding settlement discounts, each as determined in accordance with International Financial Reporting Standards;
“Non-Transferring Tenders”	means: (i)the public Tenders; and (ii)any private Tenders pending Third Party consent to assign or novate same to the Purchaser; as listed in Part A of Schedule 10;
“Notices”	has the meaning given in Clause 31;
“Notification”	has the meaning given in Schedule 21;
“ONBO Trigger Event”	has the meaning given in Schedule 7;
“Ongoing Clinical Trials”	means the clinical trial being undertaken by or on behalf of the Aspen Group pursuant to an investigational new drug (IND) application held by the Seller as at the Effective Date in respect of Danaparoid; and (ii) the non-interventional study being undertaken in Germany by or on behalf of the Seller as at the Effective Date, in respect of Certoparin 8,000 IU ‘once daily’ for treatment of venous thromboembolism patients with severely impaired renal function;
“Option Business”	means (i) in respect of the People's Republic of China, the Aspen Group’s business exclusively associated with the exploitation of products (past, present or future) under the Brand Names Arixtra, Fraxiparine, Mono-Embolex and Orgaran and (ii) in respect of the Russian Federation, the Aspen Group’s business exclusively associated with the exploitation of products (past, present or future) under the Brand Names Arixtra, Fraxipraine, Mono-Embolex, Orgaran and Embolex as at the date of the Option Trigger Event Notice (which business shall comprise, inter alia, the relevant goodwill, contracts with third parties, Intellectual Property, product registrations, business records and employees dedicated to the sale of the products under the said Brand Names);

“Option Trigger Event”
means either (i) the commencement of a process initiated by the Seller (or its Affiliates) for the sale, transfer and assignment of the Option Business or for the sale, transfer and assignment of assets and/or businesses of which the Option Business constitutes more than fifty (50%) of the net sales of the entire assets and/or businesses which form the scope of the potential transaction; or (ii) an unsolicited approach from a Third Party to the Seller (or its Affiliates) for the purchase, acquisition and assumption of the Option Business or for the purchase, acquisition and assumption of assets and/or businesses of which the Option Business constitutes more than fifty (50%) of the net sales of the entire assets and/or businesses which form the scope of the potential transaction;

“Option Trigger Event Notice”	has the meaning given in Clause 15.2;
“Orgaran New Business Development Opportunity Payment”	has the meaning given in Schedule 7;
“Orgaran New Business Opportunities”	means the identified new business opportunities as set out in Schedule 7;
“Paying Party”	has the meaning given in Clause 30.7;
“Party A”	has the meaning given in Clause 8.9;
“Patents”	means any of the following: (i) any issued patent, including any inventor’s certificate, utility model, industrial design, substitution, extension, confirmation, reissue, re-examination, renewal or any like governmental grant for protection of inventions; (ii) any pending application for any of the foregoing, including any continuation, divisional, substitution, addition, continuation-in-part, provisional and converted provisional application; and (iii) to the extent required for the Manufacture of the Products outside of the Territory for Commercialisation in the Territory, any foreign patents or patent applications, or any other patents or patent applications of any kind, corresponding to any of the foregoing; for the avoidance of doubt, any reference in this Agreement to any Patent listed on any Schedule to this Agreement includes all of the foregoing with respect to such listed Patent, whether or not existing as of the Effective Date;
“PDA Data”	means the names, contact details and appointment details for the health care professionals with whom a Transaction Affected Employee has an appointment scheduled for the purposes of promoting any of the Products, and stored on the PDA device used by the Transaction Affected Employee immediately prior to the Completion Time;
“Pending Product Registrations”	means those Product Registrations set forth on Part B of Schedule 21.

“Pension Scheme”	means each of the pension, retirement, gratuity and termination indemnity schemes, plans or arrangements set out in the Data Room;
“Pension Shortfall”	has the meaning given in Schedule 21;
“Pension Surplus”	has the meaning given in Schedule 21;
“Periodic Safety Update Reports”	means the periodical reports containing the records referred to in Article 104 of Directive 2001/83/EC and in Article 24(3) of Regulation (EC) No 726/2004;
“Permitted Encumbrances”	means (i) all liens for taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith and (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by law, incurred in the ordinary course of business;
“Person”	means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal Personal representative, Governmental Authority or any other legal entity;
“Planned Transfer”	has the meaning given in the Supply Agreement;
“Press Announcements”	means the press announcements to be issued by each of the Seller and the Purchaser in a form agreed between the Seller and the Purchaser prior to the Effective Date and included at Attachment 2;
“Prior CDA”	has the meaning given in Clause 33.134.1;
“Proceedings”	means any proceeding, investigation, suit, claim, re-examination or action arising out of or in connection with this Agreement, whether contractual or non-contractual, or the negotiation, existence, validity or enforceability of this Agreement, including for the avoidance of doubt arbitration proceedings;
“Products”
means the finished dose form products sold under the Brand Names in the Territory, in the SKU forms and in the Countries set out for each such SKU in Schedule 8 (as the same may be increased by new SKUs in relation to the Brand Names developed for a Country or Countries in the Territory prior to Completion);

“Product Registrations”
means each of the product registrations (including all pending and dormant product registrations), approvals, licences, registrations and authorisations relating exclusively to the Commercialisation Business issued by Governmental Authorities in the Territory, a list of which as at the Effective Date is set out in Schedule 18;

“Product Registration Holder”	means the member of the Aspen Group or its nominee which holds the relevant Product Registration;

“Promote”
means any activity to market, promote or communicate the sale, supply or use of a product, including advertising, discussing the product with doctors, patients and other potential customers, making announcements, arranging and attending medical/scientific meetings and invitations or sponsorship to attend medical/scientific meetings and any other activities normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of a particular prescription or other pharmaceutical product, provided that “Promote” shall not include any actions undertaken in connection with obtaining the Product Registrations, and “Promotion” and other connected terms shall have a corresponding meaning;

“Property”	means freehold, leasehold or other immoveable property;
“Proposed Transaction”	means the transaction set out in this Agreement;
“Purchaser Fundamental Warranties”	has the meaning given in Schedule 5;
“Purchaser Indemnitee”	has the meaning given in Clause 30.2;
“Purchaser Warranties”	means the warranties set out in Clause 21;
“Purchaser’s Ancillary Transaction Agreements”	has the meaning given in Clause 21.2(A);
“Purchaser’s Group”	means the Purchaser, the Purchaser’s Affiliates and the Purchaser’s Associated Undertakings from time to time;
“Receivables”	means all outstanding payments due to the Seller or to any other member of the Aspen Group as at Completion for goods or services supplied or rights licensed by it or on its behalf in the ordinary and usual course of carrying on the Commercialisation Business (and in each case including such part of such amounts as relate to VAT);
“Receiving Party”	has the meaning given in Clause 30.7(B);
“Registered IPR”	means all Transferring IPR and Licensed IPR that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or public registry or depository service;
“Relevant Aspen Group Employee”
means any employee of any member of the Aspen Group from time to time (other than the Employees to be Transferred by Law, or the Subsequent Transferring Employees who:
(i)is, or has been, directly or indirectly involved in the Commercialisation Business or its sale; or
(ii)is, has been, or will be, directly or indirectly involved in Schedule 23 or the preparation and/or implementation of the Transition Plan;

“Relevant Indemnified Party”	has the meaning given in Clause 30.4;
“Relevant Indemnifying Party”	has the meaning given in Clause 30.4;
“Relevant Part”	means the relevant part of the Shared Commercialisation Business Contract or Tender (as applicable) which relates exclusively to the Commercialisation Business (or the relevant part of the Commercialisation Business that is transferred to the Purchaser on Completion);
“Relevant Period”	means the period of twelve (12) calendar months ended on the Effective Date;
“Required Asset or Liability”	has the meaning given in Clause 11.3;
“Restricted Act”	has the meaning given in Clause 24.1;
“Retained Territory”	means all countries in the world, except for the Territory;
“Retirement Indemnities”	means retirement indemnities due to employees when they retire as provided in the pharmaceutical industry;
“Seller Indemnitee”	has the meaning given in Clause 30.3;
“Seller Fundamental Warranties”
means the warranties set out in Paragraphs 1.1 to 1.6 (Capacity of the Seller and the Designated Sellers), 2.1 to 2.4 (Ownership and Sufficiency of Assets), and Paragraph 7 (inclusive) (Product Registrations), of Schedule 4;

“Seller Tier 2 Fundamental Warranties”	means the warranties set out in paragraphs 6 (Intellectual Property), 9.1 and 9.7 to 9.13 (Compliance with Laws; Regulatory Matters) of Schedule 4;
“Seller Warranties”	means the warranties set out in Schedule 4;
“Seller’s Ancillary Transaction Agreements”	has the meaning given in Paragraph 1.2 of Schedule 4;
“Seller’s Bank Account”	means the bank account of the Seller, details of which are set out in Schedule 19;
“Seller’s Solicitors”	means Slaughter and May, One Bunhill Row, London, EC1Y 8YY, United Kingdom;
“Seller Tax Warranties”	means the warranties set out in Paragraph Schedule 411 of Schedule 4;
“Separation”	means the separation of a Shared Commercialisation Business Contract, the effect of which shall be that, with effect from whichever is the later of Completion and the date of the relevant separation, the benefit and burden of the Relevant Part is severed from such Shared Commercialisation Business Contract and an agreement or arrangement equivalent to such Shared Commercialisation Business Contract is entered into between the relevant counterparty and the Purchaser or its Affiliate in respect of the Relevant Part;
“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Shared Commercialisation Business Contracts”
means the contracts set out in Part B of Schedule 11, which relate both:
(i)to the Commercialisation Business or any part of the Commercialisation Business to be transferred to the Purchaser (or any Designated Purchaser); and
(ii)to any other business of the Aspen Group (including, for the avoidance of doubt, the business of Commercialising products under the Brand Names in the Retained Territory), any part of the Commercialisation Business which is not transferred to the Purchaser (or any Designated Purchaser) on Completion, any product other than the Products or any Excluded Asset, and “Shared Commercialisation Business Contract” shall mean any of them;

“SKU”	means a stock keeping unit;
“Subsequent Transferring Employees”	has the meaning given in Schedule 21;

“Supply Agreement”	means the manufacturing and supply agreement entered into by Aspen Notre Dame de Bondeville (an Affiliate of the Seller), and the Purchaser;
“Tax” or “Taxation”	collectively, means: (i) any fiscal charges or taxes of any nature whatsoever due by either Party in any jurisdiction, including capital gains tax, dividends tax, employees tax and employment-related levies and income tax; (ii) any duty or levy, including customs duty, securities transfer tax, skills development levies, stamp duty and unemployment insurance fund contributions in any jurisdiction; (iii) all forms of withholding taxes in any jurisdiction; and/or (iii) any taxation arising from new assessments and/or the reopening of any previous assessments, imposed by any Applicable Law administered by the Tax Authorities, including any interest or penalties or other taxes or auxiliary payments imposed or levied as a result of any of the above;
“Tax Authority”	means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Tax in any jurisdiction;
“Tax Return”	means any declaration, statement, report, return or other document filed or required to be filed with any Tax Authority in connection with the assessment, collection or determination of any Tax or the administration of any Applicable Laws relating to any Tax;
“Technical Transfer”	means the transfer of the Transferring Know-How and Licensed Know-How in respect of the Products;
“Tenders”
means any contracts, arrangements or agreements, to which a member of the Aspen Group is a party (itself or through an agent) with a Third Party, entered into following a call for a tender by the relevant Third Party, for the supply by Aspen Group of products including the Products in a Country in the Territory, and which are current or unperformed as at Completion or in respect of which any member of the Aspen Group has any liability or obligation (whether actual or contingent, known or unknown), as listed in Schedule 10;

“Territory”
means Albania, Andorra, Austria, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, United Kingdom;

“Third Party”	means any Person other than the Parties or their respective Affiliates and permitted successors and assigns;
“Third Party Claim”	has the meaning given in Clause 30.4;

“Third Party IPR”	means the Intellectual Property that is licensed or sub-licensed to a member of the Aspen’s Group as listed in Schedule 13;
“Trade Marks”	means trademarks, service marks, brand names, logos, devices, symbols, designs, get up and/or trade dress (or any combination thereof), any registrations or applications for registration therefor;
“Transaction Affected Employees”	means collectively the Employees to be Transferred by Law, the Subsequent Transferring Employees and the Additional Employees;
“Transaction Liability Cap”	means the amount equal to thirty percent (30%) of the Commercialisation Business Consideration;
“Transfer Taxes”
means any federal, state, country, local, use, transfer, conveyance, documentary transfer, stamp, recording, registration or other similar Tax (including any notarial fee) imposed in connection with, or otherwise relating to, this Agreement, including any interest or penalties or other taxes or auxiliary payments imposed or levied;

“Transferring Domain Name Assignment”	means the assignment in the Agreed Form in respect of the Transferring Domain Names;
“Transferring Domain Names”	means the domain names listed in Schedule 15;
“Transferring IPR”	means any and all Intellectual Property owned by the Aspen Group that exclusively relates to the Manufacture or Commercialisation of the Products, and the Aspen Retained De-Commercialised Products; provided that the Dossier IPR will transfer to the Purchaser of the relevant product registration in respect of such Aspen Retained De-Commercialised Product pursuant to Clause 13.6, in or for the Territory, including, but not limited to, the Dossier IPR, the Transferring Domain Names, the Transferring Marks and the Transferring Patents and Registered Designs, but excluding the Excluded IPR, the Aspen House Marks and the Transferring Know-How;
“Transferring Know-How”	means any and all Know-How owned by the Aspen Group that relates exclusively to the Manufacture or Commercialisation of the Products in or for the Territory, but excluding the Excluded IPR and Aspen House Marks;
“Transferring IPR Assignments”	means the assignments in the Agreed Form in respect of the Transferring IPR which is the subject of a registration or an application for registration;
“Transferring Marks”	means the Trade Marks listed in Schedule 14;
“Transferring Patents and Registered Designs”	means the Patents and Registered Designs in Schedule 17;
“Transferring Tenders”	means the Tenders other than the Non-Transferring Tenders;
“Transition Plan”	has the meaning given in Schedule 23;

“VAT”	means goods and services tax, sales tax or other value-added tax or its equivalent imposed by any Tax Authority in any jurisdiction, including any interest or penalties or other taxes or auxiliary payments imposed or levied;
“Warranted Product Registrations”	means the Product Registrations listed in Part A of Schedule 18;
“Warranties”	means the Seller Warranties and the Purchaser Warranties; and
“Working Hours”	means 9.00 a.m. to 5.00 p.m.
1.2In this Agreement and the Schedules and Attachments to it, unless otherwise specified:
A.a reference to any statute, regulation or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, consolidated, amended, modified, extended or re-enacted except to the extent that any such amendment, modification, extension or re-enactment after the Effective Date would increase or extend the liability of any Person under or pursuant to this Agreement;
B.references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;
C.references to the singular shall include the plural and vice-versa;
D.a “holding company” and a “subsidiary” mean a holding company and subsidiary as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (i) another Person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee;
E.a “subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1162(2)(b) and (d) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (i) another Person (or its nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee;
F.the expressions “allotment”, “debentures” and “Undertaking” shall have the meaning given in the Companies Act 2006;
G.a Person shall be treated as being connected with another if that Person is connected with another within the meaning of sections 1122 and 1123 CTA 2010;
H.any question as to whether a Person “controls” another (including for the purposes of the definition of “Affiliate”) shall be determined in accordance with the provisions of section 1124 CTA 2010 (and “controlled” shall be construed accordingly);
I.references to writing shall include any modes of reproducing words in a legible and non-transitory form, and accordingly shall exclude e-mail and other transitory modes;
J.references to times of day are to London time;

K.any reference to a “day” (including within the phrase “Business Day”) shall mean a period of twenty four (24) hours running from midnight to midnight;
L.references to “so far as the Seller is aware”, the knowledge, information, belief or awareness of the Seller or any similar expression shall be construed as a reference to the actual knowledge, awareness, information or belief as at the Effective Date of Gus Attridge, Peter Gibb, Lorraine Hill, Shivani Singh and Kurt Drieselmann, in each case having made due and reasonable enquiry of their direct reports;
M.references to “so far as the Purchaser is aware” the knowledge, information, belief or awareness of the Purchaser or any similar expression shall be construed as a reference to the actual knowledge, awareness, information or belief as at the Effective Date of David Bayles, in each case having made due and reasonable enquiry of their direct reports;
N.unless the context otherwise requires, where any provision of this Agreement or any Schedule or Attachment to it is qualified or phrased by reference to materiality, such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Commercialisation Business, taken as a whole;
O.references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be treated as including what most nearly approximates in that jurisdiction to the English legal term;
P.references in any Warranty to any monetary sum expressed in Euros shall, where such sum is referable in whole or in part to a particular jurisdiction, be deemed to be a reference to an equivalent amount in the local currency of that jurisdiction translated at the Exchange Rate;
Q.the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;
R.the use of the words “includes” or “including” shall be deemed to say also “without limitation”; and
S.general words shall not be given a restrictive meaning by reason of the fact that are followed by particular examples intended to be embraced by the general words;
T.any indemnity or covenant to pay (the “Payment Obligation”) being given on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:
i.the amount of any withholding Tax which must be deducted from the Payment by law and any Tax which becomes payable by the recipient of the Payment (or a member of the Aspen Group or the Purchaser’s Group, as the case may be) as a result of the Payment being subject to Tax in the hands of that Person; and
ii.the amount and timing of any Tax benefit which is obtained by the recipient of the Payment (or a member of the Aspen Group or the Purchaser’s Group, as the case may be) to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation or to the receipt of the Payment,
U.which amount and timing is to be determined by the auditors of the recipient at the shared expense of the Seller and the Purchaser and is to be certified as such to the Party making the Payment, the recipient of the Payment is in no better and no worse Tax position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred;
V.unless specified to the contrary, references to “indemnify” and “indemnifying” any Person against any circumstance include indemnifying and holding that Person harmless on an after-Tax basis and:
i.the provisions of Clause 30 shall apply to such indemnification;
ii.references to the Purchaser indemnifying each member of the Aspen Group shall constitute undertakings by the Purchaser to the Seller for itself and on behalf of each other member of the Aspen Group; and
iii.references to the Seller indemnifying each member of the Purchaser’s Group shall constitute undertakings by the Seller to the Purchaser for itself and on behalf of each other member of the Purchaser’s Group;
W.other than in Clause 35 of this Agreement, references to “costs” and/or “expenses” incurred by a Person shall not include any amount in respect of such costs or expenses for which either that Person or any member of its Group for the purposes of any VAT is entitled to credit or repayment; and
X.where any provision is qualified or phrased by reference to the “ordinary course of business”, that reference shall be construed as meaning the customary and usual course of trading for the business of the Commercialisation Business during the twelve (12) months prior to the Effective Date.
2Sale and purchase of the Commercialisation Business Assets
2.1On the terms and subject to the conditions set out in this Agreement:
A.the Seller agrees to sell or procure the sale of the Commercialisation Business and of the Commercialisation Business Assets;
B.the Seller, on behalf of itself and each Designated Seller (as applicable), agrees to sell, and does hereby sell, the Commercialisation Business Assets to the Purchaser or the Designated Purchaser(s) (as applicable); and
C.the Purchaser agrees to:
i.purchase, and does hereby purchase, or procure the purchase by the relevant Designated Purchaser(s) of, the Commercialisation Business and the Commercialisation Business Assets; and
ii.assume all Assumed Liabilities,

in each case free from all Encumbrances (other than Permitted Encumbrances) as at and with effect from Completion (or as otherwise provided in this Agreement), without prejudice to the Aspen Group’s rights to Commercialise products under the Brand Names in the Retained Territory and/or Manufacture the Products in the Territory for Commercialisation in the Retained Territory, and to perform its obligations under the Supply Agreement.
2.2For the purposes of Clause 2.1 and this Agreement, the “Commercialisation Business Assets” shall mean:
A.the Commercialisation Business Goodwill;
B.(subject to Clause 2.3(O)), the benefit (subject to the burden) of the Commercialisation Business Contracts, the Relevant Part of the Shared Commercialisation Business Contracts, the Non-Transferring Tenders, the Transferring Tenders (subject to Third Party consents and in accordance with Clause 13) the Product Registrations (which shall be transferred subject to and in accordance with Clause 16 and the terms of B; and
C.the Transferring IPR and Transferring Know-How (which shall be transferred subject to and in accordance with the terms of Clause 2.4 and Clause 23;
D.the Commercialisation Business Records.

2.3There shall be excluded from the term “Commercialisation Business Assets” any assets or rights not listed in Clause 2.2, those assets and rights expressly excluded by the definition of any category of Commercialisation Business Assets listed above, and the following assets (the “Excluded Assets”):
A.the Excluded Contracts;
B.the Excluded IPR;
C.any other Intellectual Property which does not constitute Transferring IPR or Transferring Know-How;
D.the Excluded Commercialisation Business Records;
E.the Receivables;
F.the Aspen Retained De-Commercialised Products, provided that in the event that the Purchaser elects to take transfer of a product registration in respect of an Aspen Retained De-Commercialised Products pursuant to Clause 13.6, such Aspen Retained De-Commercialised Product shall no longer be considered an Excluded Asset;
G.cash in hand or in a bank account of any member of the Aspen Group;
H.subject to Clause 18, the benefit of any rights in respect of any insurance policy (whether issued by any Third Party or any other Person) of the Seller or any Designated Seller or any other member of the Aspen Group relating to the Commercialisation Business or any of the Commercialisation Business Assets;

I.any and all causes of action and claims of any member of the Aspen Group in either case arising out of or relating to any Excluded Liability or any of the Excluded Assets;
any and all (i) causes of action and/or claims of any member of the Aspen Group existing at Completion (including remedies thereunder), and (ii) amounts due to any member of the Aspen Group in respect of claims, actions or judgments, which in either case relate to the Commercialisation Business or any of the Commercialisation Business Assets but only to the extent arising in respect of, or otherwise attributable to, the period before the Completion Time.
J.any books and records or other information to the extent relating to the sale or proposed sale of the whole or part of the Commercialisation Business including such information which relates to the negotiation of the transactions contemplated by this Agreement;
K.any Property in which the Seller or any other member of the Aspen Group has any right, title or interest;
L.all current and former employees, consultants, individual independent contractors, temporary workers or similar individuals of the Seller or any member of the Aspen Group, and all such individuals who have or are currently performing services for the Seller or any member of the Aspen Group, other than the Transaction Affected Employees;
M.any right to repayment of any Tax relating to the Commercialisation Business attributable to the period before the Completion Time;
N.the Inventory; and
O.the benefit of (including any obligation on a counterparty to make a payment under) the Commercialisation Business Contracts, the Shared Commercialisation Business Contracts, the Transferring Tenders and any Non-Transferring Tenders, to the extent that such benefit accrues or falls due to be performed, or arises in respect of the period or should have been performed, before the Completion Time.
Notwithstanding any other provision of this Agreement, each member of the Aspen Group shall retain its respective rights, title and interest in and to, and no member of the Purchaser’s Group shall obtain any rights, title, interest, liabilities or obligations in or to, the Excluded Assets pursuant to this Agreement.
2.4For clarity, Clause 2.1 is an assignment of such of the Transferring IPR with effect from Completion; the assignment of any Transferring IPR which is registered or which is the subject of an application for registration shall be perfected by the execution of the Transferring IPR Assignments.
2.5Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of Clause 2.

3.Conditions Precedent; Termination
Anti-trust and Foreign Investment
3.1Completion is conditional upon the Competition Conditions and the Foreign Investment Conditions.
3.2The Purchaser shall use all reasonable efforts to procure satisfaction of the Competition Conditions and Foreign Investment Conditions promptly after Effective Date and in any event on or before the Long Stop Date. Such reasonable efforts shall include the Purchaser taking, as promptly as practicable, all steps necessary, proper or advisable to obtain the consents, approvals or actions required in order to satisfy the Competition Conditions and Foreign Investment Conditions including (to the extent such filings have not been made prior to the Effective Date) using all reasonable efforts to make any appropriate filing or filings (with the co-operation of the Seller) in all jurisdictions which are the subject of a Competition Condition or Foreign Investment Condition as soon as reasonably practicable after the Effective Date. In addition, the Purchaser shall:
A.notify the Seller (or advisers nominated by the Seller), and provide copies to the Seller (or to advisers nominated by the Seller), of any material communications (whether written or oral) from any Governmental Authority in relation to obtaining any such consent, approval or action;
B.provide the Seller (or advisers nominated by the Seller) with draft copies of all submissions and material communications intended to be sent to Governmental Authorities at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent, take into account any reasonable comments received from the Seller, and provide the Seller (or such nominated advisers) with copies of all such submissions and communications in the form submitted or sent, provided that submissions and material communications provided to the Seller may exclude Confidential Information which is confidential to the Purchaser’s Group (in the event that the Purchaser excludes such Confidential Information from a submission or material communication pursuant to this Clause 3.2(B) it shall at the same time provide to advisers nominated by the Seller a version of the submission or material communication which includes the Confidential Information on the basis that the advisers shall not transmit the Confidential Information to the Seller or any member of the Aspen Group);

C.give the Seller (or advisers nominated by the Seller) reasonable notice of, and the opportunity to participate in, all meetings and telephone calls with any such Governmental Authority; and

D.notify the Seller (or advisers nominated by the Seller) promptly on becoming aware that any of the consents or approvals specified in the Competition Conditions or Foreign Investment Conditions have been obtained.

3.3The Purchaser shall be responsible for all filing fees to be paid to any Governmental Authority in relation to obtaining any consents or approvals required to satisfy each of the Competition Conditions.
3.4The Seller, using its reasonable endeavours, as required under Applicable Law, shall (and shall procure that each member of the Aspen Group shall) (i) co-operate with and provide all reasonable, proper or advisable assistance to the Purchaser to enable it to obtain any consents, approvals or actions required to satisfy the Competition Conditions and Foreign Investment Conditions, including making any filing required to be made by the Seller to an Foreign Investment Authority, provided that where reasonably possible and/or as may be required under Applicable Law, any such filing, submission and material communication from the Seller to any Foreign Investment Authority is approved by the Purchaser prior to submission, and (ii) in accordance with Applicable Law, promptly provide the Purchaser with any document or information in its control or possession that is reasonably required to obtain any clearances that are needed to satisfy the Competition Conditions and Foreign Investment Conditions, provided that documents and information provided to the Purchaser must exclude information which is confidential to the Aspen Group (in the event that the Seller excludes such Confidential Information from a submission or material communication pursuant to this Clause 3.4 it shall at the same time provide to advisers nominated by the Purchaser a version of the submission or material communication which includes the Confidential Information on the basis that the advisers shall not transmit the Confidential Information to the Purchaser).

3.5Neither Party shall be obligated to enter into or effect any undertakings, commitments, divestments, conditions, obligations, measures, undertakings and/or modifications, consents decrees, settlements or analogous procedures to enable approval of the Proposed Transaction by any Competition Authority or Foreign Investment Authority.

Aspen’s Funders’ Consent
3.6Completion is conditional upon the fulfilment of the condition set out in Part C of Schedule 2.
3.7The Seller shall use all reasonable endeavours to fulfil or procure the fulfilment of the condition set out in Part C of Schedule 2 as soon as possible and in any event on or before the Long Stop Date.
3.8The Purchaser shall, or shall procure that, the other members of the Purchaser’s Group shall, provide the Seller with such information and assistance as may reasonably be requested by the Seller for the purposes of obtaining the funders’ consent.
3.9The Seller shall comply with the provisions of Clause 31 in fulfilling the condition set out in Part C of Schedule 2.
3.10The condition set out in Part C of Schedule 2 may not be waived.

3.11The Seller undertakes to keep the Purchaser informed as to the progress towards the satisfaction of the condition set out in Part C of Schedule 2.
3.12The Seller shall bear the costs and expenses incurred in connection with the actions undertaken in order to satisfy the condition set out in Part C of Schedule 2, including any out-of-pocket expenses of the Purchaser.
3.13Other Conditions Precedent
3.14This Agreement:
Ais conditional upon the conditions set out in Part D of Schedule 2;
Bin Germany (including for the avoidance of doubt the agreement to transfer the employment of the Employees to be Transferred by Law in Germany), is also conditional upon the condition set out in Part D of Schedule 2, to the extent not satisfied or waived by the Parties prior to the Effective Date; and
3.15The condition set out in Part D Schedule 2 may be waived, in whole or in part, only with the consent of the Seller and the Purchaser.
Inform and Consult Obligations
3.16The Parties shall use all their reasonable endeavours to fulfil or procure the fulfilment of the condition set out in Part D of Schedule 2 as soon as possible and in any event on or before the Long Stop Date and in particular, shall comply with their respective obligations set out in Schedule 2.
3.17The Seller, the Purchaser and each of their respective Affiliates shall bear their own costs and expenses incurred in connection with actions undertaken in order to comply with their obligations set out in Clause 3.16.
Third Party Consents
3.18The Purchaser’s obligations with respect to Completion are conditional upon the fulfillment of the condition set out in Part E of Schedule 2.
Representations and Warranties
3.19The Purchaser’s obligations with respect to Completion are subject to the Seller Warranties being true and correct in all material respects as if made at and as of the Completion Date other than the Seller Warranties that speak as of a specific date or time (which shall be true and correct as of such date or time).
3.20The Seller’s obligations with respect to Completion is subject to the Purchaser Warranties being true and correct in all material respects as if made at and as of the Completion Date other than the Purchaser Warranties that speak as of a specific date or time (which shall be true and correct as of such date or time).
Performance of Obligations
3.21The Purchaser’s obligations with respect to Completion are subject to the Seller having performed or complied in all material respects with all of the Seller’s covenants and agreements under this Agreement to be performed or complied prior to Completion.
3.22The Seller’s obligations with respect to Completion are subject to the Purchaser having performed or complied in all material respects with all of the Purchaser’s covenants and agreements under this Agreement to be performed or complied prior to Completion.

No Material Adverse Effect
3.23Completion is conditional upon, between the Effective Date and the Completion Date, there shall not have occurred, and be continuing, any Material Adverse Effect.
General; Termination
3.24This Agreement, subject to Clause 39, may be terminated at any time prior to the Completion Date as set forth below and be of no further effect, and the Parties shall be released and discharged from their respective obligations under this Agreement, provided that such termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties in respect of any breach of this Agreement occurring before the termination:
3.25By either Party, if any of the other Party’s conditions set out in this Clause 3 or in Schedule 2, (i) becomes incapable of being satisfied, through no act or omission of the relevant Party, and where permitted not waived or (ii) is not satisfied, or where permitted waived, on or before 5.00 p.m. on the Long Stop Date;

3.26By both Parties by mutual agreement; or

3.27By either Party, if a Governmental Authority has enacted, promulgated, issued, entered or enforced (i) any Applicable Law prohibiting the transactions contemplated hereby or making them illegal, or (ii) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the transactions contemplated hereby, which becomes final and non-appealable; provided that a Party may not terminate this Agreement pursuant to this sub-clause (C) if the basis for such termination results from a material breach by such Party of any of its agreements or covenants contained in this Agreement.

4.Pre-Completion undertakings
4.1From the Effective Date until the Completion Date, the Purchaser shall not, pursuant to this Agreement, be entitled to:
A.receive detailed commercially sensitive information about the Aspen Group and its activities and included in the Data Room, or pursuant to a clean team arrangement or other appropriate mechanism to preserve confidentiality;
B.provide instructions to any member of the Aspen Group on how to carry out its ordinary course of business, or in respect of any act that would not have a negative impact on the value of the Purchaser’s investment in the Commercialisation Business; or

C.exercise decisive influence over any member of the Aspen Group or otherwise obtain rights not necessary to preserve the value of the Commercialisation Business.

4.2Subject to Clause 4.3, between the Effective Date and Completion, the Seller using commercially reasonable efforts shall, or shall cause the applicable member of the Aspen Group to:
A.maintain, prosecute, enforce, protect and retain any and all Transferring IPR and ensure that all filings, payments, and notifications required to be made in respect of the same are made in accordance with past practice;
B.progress, in accordance with past practice during the Relevant Period, any enforcement activities, applications, submissions, filings or other correspondence initiated by such member of the Aspen Group prior to the Effective Date in respect of the Commercialisation Business;

C.pay all of its liabilities and Taxes relating to the Commercialised Business Assets when due, subject to good faith disputes over such liabilities or Taxes;

D.use commercially reasonable efforts to (preserve good relationships with its employees, licensors, licensees, suppliers, customers, contractors and other persons with which the Seller has business relations with respect to the Commercialised Business Assets. For the avoidance of doubt, the foregoing shall not apply in relation to (i) any employee redundancy and/or restructuring process, and (ii) activities related to the Aspen Retained De-Commercialised Products;

E.promptly notify the Purchaser of any event or occurrence that would cause any covenant or agreement to fail to be performed in all material respects, any Seller Warranty to fail to be true and correct in all material respects at Closing, or which results in any Encumbrance on any of the Commercialised Business Assets,

F.maintain in force (or procure that there is maintained in force) each Warranted Product Registration then held by the Seller or the Aspen Group; the Seller shall not voluntarily amend, cancel or surrender any Warranted Product Registration then held by the Seller or the Aspen Group unless required to do so under Applicable Laws, or by any Governmental Authority.
unless (in any case) requested in writing by the Purchaser or required by any applicable Governmental Authority.
4.3Subject to Clause 4.3, between the Effective Date and Completion, the Seller shall not, and shall cause the applicable member of the Aspen Group not to:
A.sell, license, lease, encumber, pledge or transfer, or agree to sell, license, lease, encumber, pledge or transfer, any of the Commercialised Business Assets or enter into any Contract, in writing or otherwise, to take such action;
B.cancel any material debts or waive any material claims or rights relating to the Commercialised Business Assets or enter into any Contract, in writing or otherwise, to take such action;

C.incur, assume or guarantee any indebtedness for borrowed money relating to the Commercialised Business Assets, other than trade debt incurred in the ordinary course of business or enter into any Contract, in writing or otherwise, to take such action;

D.commence, settle or agree to settle any Proceeding that would affect in any adverse manner the Commercialised Business Assets or enter into any Contract, in writing or otherwise, to take such action;

E.change any pricing terms in effect as of the date hereof, or provide discounts or other incentives for the Products, in each case, other than changes in the ordinary course of business consistent with past practice or enter into any Contract, in writing or otherwise, to take such action;

F.enter into any contracts relating to the Commercialised Business Assets, other than standard purchase orders made in the ordinary course of business and consistent with past practice and agreements concluded pursuant to this Agreement;

G.amend, modify, prematurely terminate, or breach, or waive any material rights or remedies under, any Commercialisation Business Contract, the Relevant Part of any Shared Commercialisation Business Contract, Transferring Tender or Non-

Transferring Tender, other than as required to effect separation to give effect to this Agreement or enter into any Contract, in writing or otherwise, to take such action; and

H.take any action or fail to take any action that would cause a Material Adverse Effect.

4.4Clauses 4.2 and 4.3 shall not operate so as to restrict or prevent:
A.any matter reasonably undertaken in response to events beyond the control of any member of the Aspen Group with the intention of minimising any adverse effect of such events where it is not reasonably practicable in the circumstances for the Seller to have obtained the consent of the Purchaser before such matter is undertaken provided that the Seller shall inform the Purchaser in writing of the relevant matter and circumstances as soon as reasonably practicable after becoming aware of the same;
B.an increase in the quantity of Products or products under the Brand Names distributed to or held in any Country or Countries where in the reasonable opinion of the Seller such increase is necessary or desirable in connection with (i) the renewal of a Product Registration in that Country and/or (ii) any change or anticipated change in Applicable Laws, provided that the Seller shall, to the extent reasonably practicable and permitted by Applicable Laws, inform the Purchaser in writing and consult with the Purchaser in good faith prior to effecting any such increase that is material;

C.fluctuations in the quantity of Products or products under the Brand Names distributed to or held in any Country or Countries where in the reasonable opinion of the Aspen Group, such fluctuations are necessary or desirable in order to minimise the effects of parallel imports upon sales of Products or products under the Brand Names;

D.the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into and disclosed to the Purchaser prior to the Effective Date, to the extent that such completion or performance is due prior to Completion;

E.any matter contemplated by any Ancillary Transaction Agreements, including for the avoidance of doubt Planned Transfers, and consequential stock builds and//or in-market sales, necessary to ensure regulatory compliance and continuity of supply, or any action taken by any member of the Aspen Group pursuant to this Agreement, any Ancillary Transaction Agreement or the Transition Plan;

F.any action or omission which any member of the Aspen Group is required to take or omit to take by any Applicable Laws, or a Tax Authority or Governmental Authority,

provided that the Seller shall inform the Purchaser in writing of the action or omission as soon as reasonably practicable after becoming aware of the same;

G.any disposal of Initial Stock, obsolete assets or redundant assets, or any payment of cash, in each case in the ordinary course of trading provided that the Seller shall, insofar as it is reasonably practicable to do so, inform the Purchaser in writing and consult with the Purchaser in good faith prior to effecting any such disposal of Initial Stock, obsolete assets or redundant assets;

H.any matter or action undertaken in response to (i) any notice, request, order, demand or correspondence received from any Governmental Authority in connection with any Product, or (ii) incidents concerning Products, in any such case in accordance with the policies and procedures of the Aspen Group from time to time in force, which matter or action may include, without limitation to the generality of the foregoing, instigating recalls of Products or issuing safety notifications in respect of relevant Products, provided that the Seller shall, insofar as it is reasonably practicable to do so, inform the Purchaser in writing and consult with the Purchaser in good faith prior to effecting any such matter or action which is material in accordance with the SDEAs executed pursuant to the Supply Agreement;

I.any repackaging of any Product provided that such repackaging is in compliance with Applicable Laws; or

J.any employee redundancies and/or restructuring processes or activities relating to the Aspen Retained De-Commercialised Products.

4.5Without derogating from the other provisions of this Clause 4 but subject to the provisions of Clause 33 and Applicable Laws, between the Effective Date and the Completion Date, the Seller shall, and the Seller shall procure that the Seller’s Affiliates shall, provide access to, and share with, the Purchaser and the member of the Purchaser’s Group, information in accordance with, and on the terms and conditions of Schedule 22. Each Party shall, and shall procure that each member of its Group shall, and their respective employees and contractors shall, comply with the principles set out in Schedule 22 of this Agreement in relation to any Personal information supplied by the other Party or its Group under or in connection with this Agreement, or any other Ancillary Transaction Agreements.
5.Consideration
5.1The aggregate consideration for the sale of the Commercialisation Business Assets shall be:
A.the payment by the Purchaser of the Commercialisation Business Consideration; and

B.the assumption by the Purchaser of the Assumed Liabilities.

5.2The Commercialisation Business Consideration shall be payable in accordance with Clause 9, and may only be adjusted as is expressly provided for in this Agreement.

5.3The Commercialisation Business Consideration payable for the Commercialisation Business Assets shall be apportioned as set out in Schedule 6, and such apportionments shall be adopted by the Parties and the respective Groups for the purposes of all or any Tax arising out of or in connection with this Agreement.

5.4For the avoidance of doubt, it is understood and agreed by the Parties that any valuation of assets and liabilities used in order to determine the Commercialisation Business Consideration payable for the Commercialisation Business Assets pursuant to Clause 5.3 is not intended to be, and shall not be interpreted as, any Assurance by any Party as to the value of the assets and liabilities being transferred.

5.5If any payment under this Agreement is late, interest shall accrue on the past due amount at the Agreed Rate.

6.Orgaran New Business Opportunities
The provisions of Schedule 7 shall apply to the Orgaran New Business Opportunities.
7.Guarantees
The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver, or procure the execution and delivery of, all such instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to effect the release and discharge in full of any Assurance given by any member of the Aspen Group to any Person in respect of any Assumed Liability, and the Purchaser’s assumption of, and the substitution of an appropriate member of the Purchaser’s Group as the primary obligor in respect of, each such Assurance shall be, in each case, on a non-recourse basis to the Aspen Group. Pending such release and discharge, the Seller shall keep such Assurances in place, and the Purchaser hereby agrees with the Seller (on behalf of itself and each member of the Aspen Group) that it will assume and pay and discharge when due, and hereby indemnifies the Seller and each member of the Aspen Group from any and all actions, claims, demands, proceedings, judgments, liabilities, loss, damages, payments, costs and expenses arising out of or relating to the holding and maintenance of, all such Assurances. For the avoidance of doubt, the provisions of this Clause 7 shall not apply to Assurances in respect of any Excluded Liability.

8.Tax and VAT
8.1The Parties will be liable for their own Tax in relation to this Agreement and will treat the transactions, for Tax purposes, in accordance with the terms of this Agreement.
8.2The Parties agree that their respective group tax functions will fully cooperate with each other in relation to any reasonable request for information required for the purpose of preparing and filing any Tax Return or any audit, investigation, dispute or appeal of raised by any Tax Authority but only to the extent that:
A.it is legally permissible to provide the requested information; and
B.the disclosure would not breach any duty of confidentiality or waive privilege.
Each Party shall bear its own costs in meeting its obligations under this Clause 8.2.
8.3The Purchaser will be liable for all Transfer Taxes arising from this Agreement.
8.4The Seller and the Purchaser shall and shall procure that the respective members of their Group shall cooperate with each other to take such steps as are lawful and reasonable to optimise the Tax treatment of, and Tax consequences arising from this Agreement.
8.5Any amounts payable by either Party under this Agreement (“Payments”) shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law.

8.6To the extent that any withholding tax is payable in terms of this Agreement, the withholding tax will be deducted from the amount that is due to the recipient thereof and the Party responsible for withholding shall pay the withholding tax to the Tax Authority within the required timeframe. The Person withholding the tax will provide the other Party with proof of payment of that withholding tax within a reasonable period of time. If the withholding tax rate can be legally reduced in terms of an international double taxation agreement, the Parties agree to co-operate with one another to secure the reduced withholding tax rate. Notwithstanding the foregoing, in the event a Party assigns its rights and obligations under this Agreement or otherwise makes payment from a jurisdiction other than the jurisdiction in which such Party has organised (each an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding Tax shall be borne by the Party making such Assignment.

8.7The Parties agree that, based on Applicable Laws as of the Effective Date, no VAT is chargeable on any amount payable hereunder. To the extent that one Party makes a taxable supply of goods or services to another Party under this Agreement for VAT purposes and is liable to account for such VAT to the appropriate Tax Authority, the consideration shall be exclusive of VAT and the Party receiving the supply shall pay the VAT to the Party making the supply in addition to the consideration and simultaneously the Party making the supply shall provide the Party receiving the supply with a valid VAT invoice that meets the requirements laid down by the Tax Authority in the country giving rise to the VAT liability. For the avoidance of doubt, even where no VAT is chargeable by the seller or supplier of the goods or services, invoices shall always be issued by such Party to the recipient of the goods or services.
8.8Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including for breach of any of the Warranties) and that sum is subject to a charge to Taxation (other than income tax, corporation tax or capital gains tax) in the hands of the recipient, the sum payable shall be increased to such sum as will ensure that after payment of such Taxation the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation, and after giving credit for any Tax relief available to the recipient (or any Affiliate of or Person with an interest in such recipient) in respect of the matter giving rise to the payment, provided that if a Party to this Agreement shall have assigned or novated or declared a trust in respect of the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other Party under this clause shall be limited to that (if any) which it would have been had no such assignment, novation, declaration of trust or change taken place.
8.9Where any sum constituting an indemnity, compensation or reimbursement to any Party to this Agreement (“Party A”) is paid to a Person other than Party A but is treated as taxable in the hands of Party A, the payer shall, as soon as reasonably practicable, pay Party A for all Taxation (other than income tax, corporation tax or capital gains tax) suffered by it in respect of the payment (after giving credit for any Tax relief available to Party A in respect of the matter giving rise to the payment), provided that if either Party to this Agreement shall have assigned or novated or declared a trust in respect of the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the other Party under this clause shall be limited to that (if any) which it would have been had no such assignment, novation, declaration of trust or change taken place.
8.10If a Party (or any of its Affiliates) receives and uses a credit for, or receives a refund of, any Tax by reason of any deduction or withholding or gross-up on account of tax made pursuant to any indemnity, compensation or reimbursement that is made, that Party shall reimburse to the other Party such amount as will leave it (and its Affiliates) (after such reimbursement) in the same position it would have been if that other Party had not been required to make payment under Clauses 8.8 and 8.9. Each Party shall use (or procure the relevant Affiliate uses) all reasonable endeavours to obtain and utilise any available credit or obtain any refund.
9.Completion
9.1Completion shall take place on:
A.the date which is the last Business Day of the month in which the conditions shall have been satisfied or waived in accordance with this Agreement, unless the date on which the conditions are so satisfied or waived occurs less than five (5) Business Days before the last Business Day of the calendar month then current, in which case Completion shall be effected on the date which is the last Business Day of the next following calendar month; or
B.such other date as may be agreed in writing between the Purchaser and the Seller,
C.(the “Completion Date”).

9.2Completion of the sale and purchase of the Commercialisation Business Assets shall take place at 9.00 a.m. on the Completion Date at the offices of the Seller’s Solicitors.
9.3At Completion, the Seller and the Purchaser shall do, or procure the carrying out of, those things respectively listed in respect of them in (and for the purposes of this Clause 9.3, the Commercialisation Business Assets referred to in Clause 13, and the Commercialisation Business Contracts, the Shared Commercialisation Business Contracts and Transferring Tenders shall be deemed to have been delivered to and acquired by the Purchaser (on behalf of the relevant Designated Purchaser) for the purposes of determining whether the Seller has complied with its obligations pursuant to Schedule 3.
9.4The Commercialisation Business Consideration shall be payable by or on behalf of the Purchaser (on behalf of itself and the Designated Purchasers) in immediately available funds in Euros as follows:
A.a first instalment of two hundred and sixty-three million, one hundred and fifty-eight thousand Euros (EUR 263,158,000) on Completion in accordance with Paragraph 1.2(B) of Schedule 3; and
B.a second instalment of three hundred and seventy-eight million, seven hundred and twenty-seven thousand Euros (EUR 378,727,000) by no later than 25 June 2021, to the Seller’s Bank Account by CHAPS transfer for same day value.
9.5For the avoidance of doubt, the Commercialisation Business Consideration does not include the purchase price for Initial Stock. The Initial Stock will be sold and transferred, and separately paid for, in accordance with Schedule 24.

9.6Receipt of funds in accordance with Clause 9.4 and Paragraph 1.2(B) of Schedule 3 shall constitute a good discharge of the Purchaser in respect of the payment of the Commercialisation Business Consideration due at Completion but not, for the avoidance of doubt, in respect of the Purchaser’s other obligations under this Clause 9.
10.Action after Completion
10.1The Seller shall, at any time and from time to time after Completion, upon the request of the Purchaser and at the expense of the Seller, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further deeds, assignments, transfers and conveyances as may reasonably be required for the better assigning, transferring, granting, conveying and confirming to the Purchaser, or the Designated Purchaser, as applicable or their respective successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Commercialised Business Assets. The Seller hereby constitutes and appoints, effective as of Completion for the Commercialised Business Assets and with effect from the date of the relevant Third Party consent in respect of any Commercialised Business Assets subject to such a consent, the Purchaser, its successors and assigns as the true and lawful attorney of the Seller, at the expense and risk of the Purchaser, with full power of substitution in the name of the Purchaser or in the name of the Seller but for the benefit of the Purchaser to institute and prosecute all proceedings which the Purchaser may in its discretion deem proper in order to enforce any right, title or interest in, to or under the Commercialised Business Assets as the case maybe and to defend or compromise any and all actions, suits or proceedings in respect of any of the Assigned Assets and/or Licensed Assets, as applicable. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.
10.2The Seller shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to the Commercialisation Business and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to the Commercialisation Business and partly to one or more of the remaining businesses or assets of the Aspen Group which are received by any member of the Aspen Group on or after Completion shall be passed as soon as practicable to the Purchaser.

10.3The Purchaser shall procure that originals of all notices, correspondence, information, orders or enquiries relating solely to one or more of the remaining businesses or assets of the Aspen Group and copies of the relevant parts of all notices, correspondence, information, orders or enquiries relating partly to the Commercialisation Business and partly to one or more of the remaining businesses or assets of the Aspen Group which are received by any member of the Purchaser’s Group on or after Completion shall be passed as soon as practicable to the relevant member of the Aspen Group.

10.4The Seller shall conduct the Ongoing Clinical Trials in accordance with all Applicable Laws at no cost or expense to the Purchaser. The Seller shall promptly provide the Purchaser with the results of the Ongoing Clinical Trials, including the final report for such Ongoing Clinical Trials, and such results and reports shall be licensed to the Purchaser at no cost pursuant to the provisions of Schedule 12.

10.5Any Clinical Trials of any Product to be initiated or conducted after the Completion Date by or on behalf of either Party (or its Affiliates) in the Territory, shall be subject to the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or made conditional. The Party conducting the Clinical Trial shall conduct the Clinical Trial in accordance with all Applicable Laws, at no cost or expense to the other Party. To the extent that a Party undertakes Clinical Trials during the period of ten (10) years post the Completion Date, the Party undertaking such Clinical Trial shall promptly provide the other Party with the results of the Clinical Trial, including the final report for such Clinical Trial, and such results and reports shall be licensed to the other Party, at no cost pursuant to the provisions of Schedule 12.

10.6For each of the Pending Product Registrations, from Completion until the transfer of the applicable Pending Product Registration to Purchaser or one of its Affiliates, Seller shall, and shall cause each of the Designated Sellers, as applicable, to (i) use commercially reasonable efforts in accordance with the Seller’s usual regulatory submission processes to receive registration of the relevant Pending Product Registration to from the applicable Governmental Authorities; (ii) notify Purchaser of any notifications or communications from a Governmental Authority regarding such Pending Product Registration; (iii) permit Purchaser or Purchaser’s Affiliate, upon Purchaser’s or its Affiliate’s request, to comment on, review or otherwise participate in all communications with the applicable Governmental Authority with respect to such Pending Product Registration; (iv) upon final approval of such Pending Product Registration, or at Purchaser’s option, and to the extent permitted by Applicable Law, prior to such final approval, transmit to Purchaser or one of its Affiliates all documents set forth on Exhibit 3 to Schedule 23 that are necessary for Purchaser to transfer the Pending Product Registration to Purchaser; and (v) maintain the approved Pending Product Registration until it is transferred to the Purchaser or Purchaser’s affiliate. As soon as possible after the approval of the Pending Product Registration and in any event within six (6) months of the Seller providing Purchaser all of the documentation set forth on Exhibit 3 to Schedule 23 to Purchaser’s satisfaction, on a Pending Product Registration-by-Pending Product Registration basis, the Seller (or its Affiliates as applicable) and the Purchaser will do all things necessary to enable the Purchaser (unless local laws require otherwise), using commercially reasonable efforts, to submit to the relevant Governmental Authority(ies) all documents required, and do all other things reasonably required, to procure the transfer of each Pending Product Registration. Subject to Paragraph 1.5.1 of B, the Parties are responsible for their own costs and expenses incurred by them in complying with the foregoing obligations; provided, that Purchaser shall pay the reasonable and documented out-of-pocket costs of the Seller incurred after such six (6) month period following the provision of all of the documentation set forth on Exhibit 3 to Schedule 23 to Purchaser’s satisfaction with respect a Pending Product Registrations. Notwithstanding the foregoing terms of this Clause 10.6, to the extent that Purchaser does not submit one or more Pending Product Registrations as a result of a request by the applicable Governmental Authority, then the six (6) month period shall be reasonably extended to the extent necessary for Purchaser to comply with such Governmental Authority’s request.

11.Wrong Pockets
11.1All payments, rebates or other items from third parties which are received by the Seller or any other member of the Aspen Group on or after Completion and which relate to (i) the period after the Completion time; and (ii) the Commercialisation Business sold or any of the Commercialisation Business Assets transferred pursuant to this Agreement shall be promptly paid over (and in any event within twenty (20) Business Days of such receipt) to the Purchaser (or to such other member of the Purchaser’s Group as the Purchaser may nominate) and, pending such payment, shall be held in trust (or procured to be held in trust) by the Seller or the applicable member of the Aspen Group for the Purchaser (or such other member of the Purchaser’s Group as the Purchaser may nominate).
11.2All payments, rebates or other items from third parties which are received by the Purchaser or by any other member of the Purchaser’s Group on or after Completion and which relate to (i) one or more of the remaining businesses or assets of the Aspen Group or (ii) any assets or liabilities of the Aspen Group which did not form part of the Commercialisation Business Assets or the Assumed Liabilities transferred or assumed pursuant to this Agreement (including (i) notwithstanding the provisions of Clauses 17.1 and 17.2 any money, rebates or items received by any member of the Purchaser’s Group in respect of the Receivables; and (ii) any money, rebates or items received by any member of the Purchaser’s Group pursuant to a Commercialisation Business Contract or Shared Commercialisation Business Contract to the extent such money, rebates or items relate to the period prior to the Completion Time) shall be promptly paid over (and in any event within twenty (20) Business Days of such receipt) to the Seller (or to such other member of the Aspen Group as the Seller may nominate) and, pending such payment, shall be held in trust (or procured to be held in trust) by the Purchaser or the applicable member of the Purchaser’s Group for the Seller (or such other member of the Aspen Group as the Seller may nominate).

11.3If the legal title to or the beneficial interest in any asset or liability:

A.which is not exclusively used in or exclusively relating to the Commercialisation Business; and
B.which is used in or relating to the Aspen Business and which is required in connection with or for use in such Aspen Business,

is transferred to or vested in the Purchaser or any member of the Purchaser’s Group with the Commercialisation Business Assets or Assumed Liabilities, the Purchaser or that member of the Purchaser’s Group (as the case may be) shall be deemed to hold the asset or liability (a “Required Asset or Liability”) on trust and as bailee for the Seller or any member of the Aspen Group (as the case may be) and the Purchaser or that member of the Purchaser’s Group shall, at the Seller’s request, as soon as practicable and on terms that no consideration is provided by any Person for such transfer:
C.execute all such deeds or documents as may be necessary for the purpose of transferring (free of any Encumbrance created on or after Completion) the relevant interest in such Required Asset or Liability to the Seller or as it may direct; and
D.do or procure to be done all such further reasonable acts or things and procure the execution of all such other documents as the Seller (for itself or any member of the Aspen Group) may reasonably request for the purpose of vesting the relevant interest in such Required Asset or Liability in the Seller or any member of the Aspen Group as the case may be.
11.4The Purchaser shall notify the Seller forthwith upon it coming to its attention that there are any Required Asset or Liability in its possession or control or that of any member of the Purchaser’s Group.
11.5If the legal title to or the beneficial interest in any asset or liability:
A.which is used exclusively in or relates exclusively to the Commercialisation Business; and
B.which is not an Excluded Asset or an Excluded Liability or used in or does not relate to the Aspen Business and which is not required in connection with or for use in such Aspen Business, remains vested in the Seller or any member of the Aspen Group after Completion, the Seller or that member of the Aspen Group (as the case may be) shall be deemed to hold the asset or liability (a “Missing Asset or Liability”) on trust and as bailee for the Purchaser, and the Seller or that member of the Aspen Group (as the case may be) shall, at the Purchaser’s request, as soon as practicable and on terms that no consideration is provided by any Person for such transfer:

C.execute all such deeds or documents as may be necessary for the purpose of transferring (free of any Encumbrance created after Completion the relevant interest in the Missing Asset or Liability to the Purchaser or as it may direct; and
D.do or procure to be done all such further reasonable acts or things and procure the execution of all such other documents as the Purchaser may reasonably request for the purpose of vesting the relevant interest in the Missing Asset or Liability in the Purchaser or as the Purchaser may direct.
11.6The Seller shall notify the Purchaser forthwith upon it coming to its attention that there is any Missing Asset or Liability in its possession or control or that of any member of the Aspen Group.
11.7Any asset transferred to the Seller or to any other member of the Aspen Group pursuant to this Clause 11 shall be transferred for nil consideration.

11.8Any asset transferred to the Purchaser or to any other member of the Purchaser’s Group pursuant to this Clause 11 shall be transferred for nil consideration.
12.Transfer of Initial Stock
The Parties shall comply with the provisions of Schedule 24 in relation to Initial Stock.
13.Transfer of the Commercialisation Business Contracts, the Shared Commercialisation Business Contracts and Transferring Tenders
Commercialisation Business Contracts and Shared Commercialisation Business Contracts.
13.1The transfer of the Commercialisation Business Contracts and the Shared Commercialisation Business Contracts shall take place pursuant to the terms of Schedule 23.
A.The Tenders
Notification of Transferring Tenders and Non-Transferring Tenders
13.2The Parties shall co-operate and use their respective reasonable efforts to update the Transferring Tenders and the Non-Transferring Tenders listed in Schedule 10 prior to Completion.
13.3Transferring Tenders
The transfer of the Transferring Tenders shall take place pursuant to the terms of Schedule 23.
Non-Transferring Tenders
13.4The provisions of Schedule 23 shall apply to the Non-Transferring Tenders.

Aspen Retained De-Commercialised Products
13.5It is recorded that as at the Completion Date, the Seller has initiated the discontinuation of the Aspen Retained De-Commercialised Products. From and after the Completion Date, the Seller shall continue to fulfil the pre-existing supply and other obligations in respect of the Aspen Retained De-Commercialised Products, and accordingly, the Seller shall retain such rights as are necessary to enable the Seller to do so. From and after the Completion Date, for each of the Aspen Retained De-Commercialised Products set out in Part A of Schedule 9, the Purchaser shall (at the Seller’s cost and liability), perform the Seller’s Distribution obligations with respect to Seller’s existing customers, and other obligations (the “De-Commercialisation Activities”) as are necessary under Applicable Law in respect of such Aspen Retained De-Commercialised Product, as an agent for and on behalf of the Seller. Pursuant to the Supply Agreement, Seller shall supply Purchaser with sufficient Aspen Retained De-Commercialised Products for Purchaser to perform its obligations under this Clause 13.5. The Seller shall indemnify each member of the Purchaser Group against any and all Losses arising in respect of the period on and after the Completion Time, and relating to the De-Commercialisation Activities in respect of any Aspen Retained De-Commercialised Product on or after the Completion Time including, but not limited to, personal injury (including death) caused thereby, save in respect of any Losses arising as a result of the breach, gross negligence or wilful misconduct of a member of the Purchaser Group under this Clause 13.5 provided further that such indemnity shall only apply, with respect to any Aspen Retained De-Commercialised Product the product registration of which is transferred to Purchaser, to the De-Commercialisation Activities conducted on behalf of the Seller prior to the date of such transfer. For the avoidance of doubt, the Purchaser shall not conduct any activities, including promotion activities so as to create additional demand for the Aspen Retained De-Commercialised Products, prior to the Purchaser taking transfer of the product registrations in respect of such Aspen Retained De-Commercialised Products pursuant to Clause 13.5, save to the extent required in terms of Applicable Law.
13.6The Seller shall notify the Purchaser once the De-Commercialisation Activities in respect of each Aspen Retained De-Commercialised Product is completed (as agreed with any relevant Governmental Authority or Agency). Within ninety (90) days of such notice, the Purchaser shall respond to the Seller with its written election to receive the transfer of the relevant product registrations, failing which the Seller shall cancel the relevant product registrations. In the event the Purchaser elects to receive the transfer of any such product registrations, the Parties will cooperate to transfer such product registrations to the Purchaser, and such product registrations shall be provided to the Purchaser on an as-is, where-is basis.
Technical Transfer
13.7The provisions of the Supply Agreement shall apply to Technical Transfer.

General
13.8Nothing in this Clause 13 shall oblige the Seller to procure the Contract Transfer or Separation of any Commercialisation Business Contract or Shared Commercialisation Business Contract (as applicable) if such Contract Transfer or Separation would constitute a breach of such Commercialisation Business Contract or Shared Commercialisation Business Contract (as the case may be).
13.9The Commercialisation Business is currently negotiating in the ordinary course for certain contracts with suppliers to be entered into or amended. Where the entry into or amendment of any such contracts is not permitted under Clause 4.2, the Seller and the Purchaser will discuss in good faith (subject to compliance with Applicable Laws) whether these contracts should be entered into in connection with the Commercialisation Business and, if entered into, whether they will be subject to a Contract Transfer or a Separation.

13.10The Purchaser hereby undertakes to indemnify each member of the Aspen Group against any and all actions, claims, demands, proceedings, judgments, liabilities, loss, damages, payments, costs and expenses arising from any act or omission of the relevant Designated Purchaser (or other relevant member of the Purchaser’s Group) to perform or comply with (a) any obligation of the relevant Commercialisation Business Contract Transferor (or other member of the Aspen Group) which arises in respect of the period at or after the Completion Time and falls to be performed or complied with on or after Completion and (b) the terms of any sub-licence granted to the relevant Designated Purchaser pursuant to Schedule 12, provided that no member of the Aspen Group shall have a claim for indemnification in respect of any costs, expenses and/or liabilities to the extent they arise as a result of a breach by the Seller or a Designated Seller of its obligations pursuant to this Agreement.

13.11With respect to those countries in the Territory where Applicable Law requires that the Parties’ respective Affiliates execute a local transfer agreement or other similar documentation to give effect to the transfer of the Commercialised Business Assets pursuant to this Agreement, the Parties shall use their commercially reasonable efforts to prepare such agreement or other documentation and shall deliver executed counterparts thereto at Completion.
14.Assumed and Excluded Liabilities
14.4Except as otherwise provided in this Agreement, the Purchaser (on behalf of the relevant Designated Purchasers) hereby undertakes to the Seller (for itself and as trustee for each other member of the Aspen Group) that with effect from Completion, the Purchaser will (or will procure that the relevant Designated Purchaser or another member of the Purchaser’s Group will):
A.duly and properly perform, assume and pay and discharge when due the Assumed Liabilities; and

B.indemnify each member of the Aspen Group on demand against, any and all actions, claims, demands, proceedings, judgments, liabilities, loss, damages, payments, costs and expenses arising in connection with:
i.the Assumed Liabilities; and
ii.the carrying on of the Commercialisation Business which relate to or arise from the period on and after the Completion Time, provided that no member of the Aspen Group shall have a claim in respect of any costs, expenses and/or liabilities to the extent that they arise as a result of a breach by the Seller or a Designated Seller of its obligations pursuant to this Agreement.
14.2Subject always to Clause 14.3, “Assumed Liabilities” means the following:
A.all obligations and liabilities of the Seller, the Contract Transferors and any other member of the Aspen Group under the Commercialisation Business Contracts, the Transferring Tenders, the Non-Transferring Tenders or the Relevant Part of the Shared Commercialisation Business Contracts, (as the case may be) to the extent that such obligations or liabilities are incurred or fall due to be performed, or arise in respect of the period, at or after (but, for the avoidance of doubt, not before) the Completion Time; and
B.all obligations and liabilities arising in connection with any coupons, rebates, overrider arrangements or chargebacks relating to any Product sold at or after the Completion Time;

C.all liabilities, obligations, loss, damages, commitments, payments, costs and expenses in respect of (i) any claim, action, demand, proceeding or investigation arising out of or relating to the Products (including, for the avoidance of doubt, the Commercialisation of the Products), or the sale, use or lease of any of the Commercialisation Business Assets, in each case to the extent that such claim, action, demand, proceeding or investigation (as applicable) relates to any action or omission occurring at or after (but for the avoidance of doubt not before) the Completion Time;

D.the Assumed Employee Liabilities; and

E.all other liabilities and obligations to the extent they are incurred or fall due to be performed, or arise in respect of the period, from and after the Completion Time in respect of the Commercialisation Business Assets or the sale, use or lease of any of the Commercialisation Business Assets, in each case to the extent that such liabilities and obligations (as applicable) relate to any action or omission occurring on or after the Completion Time,

but excluding the Excluded Liabilities.
14.3A claim for indemnification by the Seller against the Purchaser pursuant to Clause 14.1, shall not be limited by time, quantum, or otherwise.
14.4Notwithstanding Clauses 14.1 and 14.2, the Seller (on behalf of each member of the Aspen Group) hereby undertakes to the Purchaser (for itself and as trustee for each other member of the Purchaser’s Group) that with effect from Completion, the Seller will (or will procure that another member of the Aspen Group will):
A.duly and properly perform, assume and pay and discharge when due the Excluded Liabilities; and
B.indemnify each member of the Purchaser’s Group against, any and all actions, claims, demands, proceedings, judgments, liabilities, loss, damages, payments, costs and expenses arising in connection with:
i.the Excluded Liabilities; and
ii.the carrying on of the Commercialisation Business which relate to or arise from the period before the Completion Time, provided that no member of the Purchaser’s Group shall have a claim in respect of any costs, expenses and/or liabilities to the extent that they arise as a result of a breach by the Purchaser or a Designated Purchaser of its obligations pursuant to this Agreement or any Ancillary Transaction Agreement.
14.5In this Agreement, “Excluded Liabilities” means the following:
A.any obligations and liabilities under the Commercialisation Business Contracts, the Shared Commercialisation Business Contracts, the Transferring Tenders and the Non-Transferring Tenders to the extent that such obligations or liabilities are incurred or fall due to be performed, or arise in respect of the period or should have been performed, before the Completion Time;
B.any act, neglect, default or omission in respect of any Commercialisation Business Contract or Shared Commercialisation Business Contract or Transferring Tender or Non-Transferring Tender committed by the Seller, any Contract Transferor or any other member of the Aspen Group occurring before the Completion Time;

C.all liabilities, obligations, loss, damages, commitments, payments, costs and expenses in respect of any claim, action, demand, proceeding or investigation arising out of or relating to the Commercialisation of the Products, or the sale, use or lease of any of the Commercialisation Business Assets, in each case to the extent that such claim, action, demand, proceeding or investigation (as applicable) relates to any action or omission occurring before the Completion Time including, for the avoidance of doubt, those matters set forth on Exhibit D to the Disclosure Letter;

D.any liability of any member of the Aspen Group and any liability to make an actual payment of Tax in relation to the Commercialisation Business in respect of any period before the Completion Time;

E.all obligations and liabilities arising in connection with any coupons, rebates, overrider arrangements or chargebacks relating to any Product sold before the Completion Time;

F.any liabilities or obligations in respect of the Excluded Assets listed in Clause 2.2;

G.the Excluded Employee Liabilities;

H.any liabilities arising in connection with the litigation or pending contentious matters to the extent such litigation or contentious matter relates to any action or omission occurring prior to the Completion Time; and

I.all other liabilities and obligations to the extent that they are incurred or arise in respect of the period before the Completion Time in respect of the Commercialisation Business or the Commercialisation Business Assets, or the sale, use or lease of any of the Commercialisation Business Assets, in each case to the extent that such liabilities and obligations relates to any action or omission occurring before the Completion Time.

14.6Notwithstanding any other provision of this Agreement, the Parties’ respective responsibilities for administering all Product returns, (and any related destruction costs), replacement Products and credit notes shall be governed by the provisions of Schedule 24.

14.7The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver, or procure the execution and delivery of, all such further instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to effect:
A.the release and discharge in full of the relevant member of the Aspen Group in respect of any Assumed Liability;
B.the assumption by a member of the Purchaser’s Group of the Assumed Liabilities; and

C.the substitution of a member of the Purchaser’s Group as the primary obligor in respect of the Assumed Liabilities, in each case on a non-recourse basis to the Aspen Group.
14.8Notwithstanding Clause 14.1, the assumption by the Purchaser of the Assumed Liabilities shall be without prejudice to any rights which the Purchaser may have against any member of the Aspen Group under this Agreement or under any Ancillary Transaction Agreements to which a member of the Aspen Group is a party.
15.First Right of Negotiation
15.1The Seller hereby grants to the Purchaser an option (“First Right Option”), the exercise of which by the Purchaser in accordance with this Clause 15.1 will require the Seller to enter into good faith negotiations with the Purchaser in respect of the possible purchase, acquisition and assumption of the Option Business on the terms of this Clause 15.1.
15.2Within 5 (five) days of the occurrence of an Option Trigger Event, the Seller will give written notice (“Option Trigger Event Notice”) to the Purchaser of the occurrence of the Option Trigger Event in question.

15.3The First Right Option may only be exercised by the Purchaser upon receipt of an Option Trigger Event Notice and furthermore by notice in writing (“Exercise Notice”) from the Purchaser to the Seller during the Exercise Period.

15.4The Seller shall only be obliged to issue an Option Trigger Event Notice, and the Purchaser shall only have the rights to exercise the First Right Option in the event that there is an Option Trigger Event.

15.5The First Right Option shall lapse and cease to be of any effect on the first to occur of (i) 4 (four) years from the Completion Date; and (ii) without prejudice to the Purchaser’s rights under this Clause 15.5, upon the Seller selling and assigning the Option Business to a Third Party without any breach of the provisions of this Clause 15, provided that if only part of the Option Business is so sold and assigned to a Third Party, the First Right Option shall survive in respect of the remainder of the Option Business.

15.6Once the Exercise Notice has been notified by the Purchaser to the Seller (the date on which notice is given or deemed to be given being the “First Right Option Exercise Date”), the Purchaser and the Seller shall undertake in good faith to negotiate, and attempt to finalize and execute, as soon as possible and in any event within the Negotiation Period, the sale and purchase and other agreements as are reasonably required in order for the sale, transfer and assignment of the Option Business which is the subject of the Exercise Notice. The Seller and the Purchaser undertake, in good faith, at all times to cooperate and consult with each other insofar as may be reasonably necessary in order to facilitate negotiations during the Negotiation Period.

15.7During the Negotiation Period, neither the Seller nor its Affiliates will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, or enter into an agreement with any Person (other than discussions with the Purchaser) regarding any acquisition, sale or similar transaction or series of transactions, regardless of form, with respect to the Option Business (or any part thereof) which is the subject of the Exercise Notice. During the Negotiation Period, the Seller will, subject to any confidentiality obligations and Applicable Law, promptly notify the Purchaser regarding any contact by any Third Party regarding any offer, proposal or inquiry regarding any transaction referred to in the preceding sentence, including in any such notice the identity of the person making, and the terms of, such proposal.

15.8In the absence of agreement between the Seller and the Purchaser at the end of the Negotiation Period, then the First Right Option shall, absent a breach by the Seller of its obligations in this Clause 15, automatically lapse and cease to be of any effect in relation to the Option Trigger Event which is the subject of the Exercise Notice and the Seller (and its Affiliates) shall have the right, without restriction or further obligation to the Purchaser to sell, transfer and assign to any Third Party of its choice, on such terms and conditions as it may in its sole discretion determine, the Option Business which is the subject of the Exercise Notice; provided that if the proposed transaction or agreement that gave rise to the Option Trigger Event is terminated, then the First Right Option shall remain in effect, subject to Clause 15.5.

16.Transfer of Product Registrations and related matters
16.1The transfer of the Product Registrations shall take place in accordance with the terms of Schedule 23.
16.2All regulatory costs, expenses and fees arising in respect of the products under the Brand Names in the Retained Territory (including any costs, expenses or fees required to amend any Product Registration in any Retained Territory as a result of the Proposed Transaction) shall be borne by the Seller or the Seller’s Affiliates.

16.3The dormant Product Registrations will be sold and transferred on an as-is, where-is basis without any representations or warranties of any nature.

16.4Except as set forth in Paragraph 7 of Schedule 4, the pending Product Registrations will be sold and transferred on an as-is, where-is basis without any representations or warranties of any nature including as to registrability.

17.Receivables
17.1The Purchaser shall not acquire, or procure the acquisition of, the Receivables, and accordingly, the Seller or, as the case may be, the other relevant members of the Aspen Group (as applicable) shall remain entitled to the Receivables in accordance with the terms of this Clause 17.
17.2The Purchaser agrees that the Seller (or such other member(s) of the Aspen Group as the Seller may nominate) (each, a “Collecting Seller”) shall be responsible for the collection of any of the Receivables and that:
A.each Collecting Seller shall be entitled to take such steps as it may think fit to recover any Receivables;
B.the Purchaser shall not take, and shall procure that no other member of the Purchaser’s Group takes, any step to collect any of the Receivables (unless agreed in writing with the Seller or relevant Collecting Seller), and shall not do anything to hinder their collection by any Collecting Seller; and
C.if the Purchaser or any other member of the Purchaser’s Group receives any communication or payment in respect of any Receivable, the Purchaser shall give, or shall procure that there are given, written details of any such communication or payment to the Seller as soon as reasonably practicable following receipt thereof.
17.3In the event that, notwithstanding Clauses 17.1 and 17.2 above, on or after Completion the Purchaser or any other member of the Purchaser’s Group receives any moneys or other items in respect of the Receivables, the provisions of Clause 11.2 shall apply.
18.Insurance
18.1The Purchaser acknowledges and agrees that:
A.upon Completion, all insurance cover provided in relation to the Commercialisation Business pursuant to the Aspen Group Insurance Policies shall cease to cover the Commercialisation Business in respect of the period following Completion; and
B.responsibility for procuring any insurance in relation to the Commercialisation Business which it acquires is, in respect of the period following Completion, the Purchaser’s alone and is not the responsibility of any member of the Aspen Group.
19.Employees
Subject to Applicable Law, the provisions of Schedule 21 shall apply.

20.Seller Warranties and Indemnification; Purchaser’s Remedies
20.1The Seller shall defend the Purchaser and its Affiliates at the Seller's cost and expense, and will indemnify and hold the Purchaser and its directors, officers, employees and agents harmless from and against any and all Losses suffered, incurred and/or paid in connection with or arising out of any claim relating to (A) any breach or inaccuracy of any of the Seller’s Warranties made in this Agreement or any Ancillary Transaction Agreement, (B) the breach of or failure to perform any covenant or obligation by the Seller or any other member of the Aspen Group contained in this Agreement or any Ancillary Transaction Agreement, (C) any fraud, gross negligence or willful misconduct by the Seller or its directors, officers, employees and agents in connection with this Agreement and (D) any Excluded Liability.
20.2Except as set forth in the Disclosure Letter, the Seller warrants to the Purchaser that each of the Seller Warranties is true, accurate and not misleading as at the Effective Date.

20.3If after the Effective Date the Seller has discovered matters, facts or circumstances which exist as at the Effective Date and it believes constitutes a breach of a Seller Warranty given as at the Effective Date, the Seller shall promptly disclose such matters, facts or circumstances to the Purchaser in order to in good faith, without fraud or wilful concealment, make the Seller Warranties pursuant to this Clause 20.1 to the Purchaser. Any matters so disclosed shall not serve to qualify the Seller Warranties given in this Agreement as at the Effective Date or as of the Completion Date and shall not prevent the Purchaser from bringing a claim for breach of a Seller Warranty in respect of such matters, facts or circumstances, subject to the limitations set out in this Agreement.

20.4The Seller warrants to the Purchaser that each of the Seller Warranties will be true, accurate and not misleading as at Completion.

20.5The liability of the Seller under clause 20.1 shall be limited as set out in Schedule 5.

20.6Nothing in Schedule 5 or in the Disclosure Letter shall qualify or limit the liability of the Seller in relation to:
A.the Seller Fundamental Warranties or the Excluded Liabilities; or
B.any claim for breach of a Seller Warranty attributable to fraud or wilful concealment on the part of any member of the Aspen Group or any agent or adviser of any member of the Aspen Group.
20.7Any payment made by the Seller in respect of any claim under the Seller Warranties shall be treated as a repayment of, and adjustment to, the Commercialisation Business Consideration.
20.8Notwithstanding that the Purchaser becomes aware at any time (whether it does so by reason of any disclosure made in the Disclosure Letter or otherwise) that there has been or will be any breach of the Seller Warranties or any other term of this Agreement or that there may be a claim under any Assurance given by the Seller or any Designated Seller under this Agreement, following Completion the Purchaser shall not be entitled to rescind or terminate this Agreement or treat it as rescinded or terminated but shall be entitled to claim damages or exercise any other right, power or remedy under this Agreement or as otherwise provided by law. The Purchaser waives all and any rights of rescission in respect of this Agreement it may have (howsoever arising or deemed to arise) other than any such rights in respect of fraud or wilful concealment.

20.9Each of the Seller Warranties shall be construed as a separate and independent warranty and, except where expressly provided to the contrary, shall not be limited or restricted, or widened or extended, by reference to or inference from the terms of any other Seller Warranty.

20.10The Purchaser acknowledges and agrees for itself (and on behalf of each member of its Group) that neither the Seller nor any member of the Aspen Group makes any warranty (or, for the avoidance of doubt, gives any representation) as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any member of its Group (howsoever and whensoever provided), including in the Data Room, the Disclosure Letter, any document appended, attached or provided pursuant to this Agreement or any Ancillary Transaction Agreement or in any documents provided to the Purchaser or any member of its Group or its advisers in the course of the Purchaser’s due diligence exercise, and neither the Seller nor any member of the Aspen Group shall incur any liability for any loss incurred by the Purchaser or any member of the Purchaser’s Group with respect to such matters.
21.Purchaser Warranties and Indemnification; Seller’s Remedies
21.1The Purchaser shall defend the Seller and its Affiliates at the Purchaser’s cost and expense, and will indemnify and hold the Seller and its directors, officers, employees and agents harmless from and against any and all Losses suffered, incurred and/or paid in connection with or arising out of any claim relating to (A) any breach or inaccuracy of any of the Purchaser’s Warranties made in this Agreement or any Ancillary Transaction Agreement, (B) the breach of or failure to perform any covenant or obligation by the Purchaser or any other member of the Purchaser’s Group contained in this Agreement or any Ancillary Transaction Agreement, (C) any fraud, gross negligence or willful misconduct by the Purchaser or its directors, officers, employees and agents in connection with this Agreement and (D) any Assumed Liability.
21.2The Purchaser warrants to the Seller (for itself and on trust for each of the Designated Sellers) as at the Effective Date that:

A.it has the requisite capacity, power and authority to enter into and perform this Agreement and any other documents which are to be entered into by it pursuant to this Agreement whether at the Effective Date or at Completion (the “Purchaser’s Ancillary Transaction Agreements”);
B.subject to the fulfilment of the condition set out in Part B of Schedule 2, this Agreement constitutes and the Purchaser’s Ancillary Transaction Agreements will, when executed by the Purchaser and/or any other member of the Purchaser’s Group, as the case may be, constitute valid and binding obligations of the Purchaser and/or such other member of the Purchaser’s Group, as the case may be, in accordance with the respective terms of each such document, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies;
C.the execution and delivery of this Agreement and the Purchaser’s Ancillary Transaction Agreements, and the performance by the Purchaser or any other member of the Purchaser’s Group of their respective obligations under this Agreement and the Purchaser’s Ancillary Transaction Agreements to which each is respectively a party will not:
i.result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional documents of the Purchaser or the relevant member of the Purchaser’s Group;
ii.result in a breach of, or constitute a default (with or without notice or lapse of time, or both) under, any instrument to which the Purchaser and/or the relevant member of the Purchaser’s Group is a party or by which the Purchaser or the relevant member of the Purchaser’s Group is bound where such breach or default is material to their ability to perform their obligations under this Agreement or under any of the Purchaser’s Ancillary Transaction Agreements;
iii.result in a breach of any existing order, judgment or decree of any court or Governmental Authority by which the Purchaser or the relevant member of the Purchaser’s Group is bound where such breach is material to their ability to perform their obligations under this Agreement or under any of the Purchaser’s Ancillary Transaction Agreements; or
iv.save as contemplated by this Agreement, require any consent, waiver, authorization, notice or approval of any Governmental Authority or any other Person;
D.each Designated Purchaser is, and will at and immediately after Completion be, a member of the Purchaser’s Group;

E.it acknowledges that the Seller’s corporate policy requires that the Purchaser’s business must be conducted within the letter and the spirit of Applicable Law, including the Anti- Corruption Laws, and consistent with good business ethics. By signing this Agreement, the Purchaser agrees to conduct its activities under this Agreement in a manner that is consistent with good business ethics, all applicable Anti-Corruption Laws, and laws for the prevention of fraud, racketeering, and money laundering. Specifically, the Purchaser agrees that neither it nor its Affiliates or any directors, officers, or any other employees, or to the Purchaser’s knowledge, its agents, subcontractors or distributors acting on behalf of any of the above, will, directly or indirectly, make, offer, or authorize any payment or transfer of anything of value to any Governmental Authority or any Agency, instrumentality, or political subdivision thereof, or to any Government Official thereof, or to any customer or supplier, or to any employee thereof, for the purposes of: (i) influencing an act or decision of the recipient (including a decision not to act) in connection with the business operated by such party; (ii) inducing the recipient to use his or her influence to affect any act or decision in connection with the business conducted by such party; or (iii) inducing the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so, in each case in a manner that is in violation of Applicable Law; and

F.that all Persons acting on its behalf will comply with all Applicable Laws in connection with all work on behalf of the Purchaser, including but not limited to, the Anti-Corruption Laws or other Applicable Laws, prevailing in the country(ies) in which each of the Seller and the Purchaser have their principal places of business, perform work on behalf of the other Party, and in the Territory.
21.3The Purchaser warrants to the Seller at the Effective Date that at Completion the Purchaser will have sufficient cash resources available to it (on an unconditional basis) to satisfy its obligations under this Agreement and the Purchaser’s Ancillary Documents (including its obligation to pay the Commercialisation Business Consideration).
21.4Each of the Purchaser Warranties shall be construed as a separate and independent warranty and, except where expressly provided to the contrary, shall not be limited or restricted, or widened or extended, by reference to or inference from the terms of any other Purchaser Warranty.
22.Commercialisation Business Records and Historical Employee Information
22.1The Seller shall deliver to the Purchaser, or procure the delivery to the Purchaser of, all the Commercialisation Business Records on Completion or as soon as reasonably practicable thereafter, but excluding (for the avoidance of doubt) the Excluded Commercialisation Business Records.

22.2The Purchaser acknowledges that the Seller and the relevant members of the Aspen Group may wish to retain copies of and/or inspect and/or copy the Commercialisation Business Records delivered to the Purchaser under this Agreement for the purpose of dealing with any report, return, statement, audit, filing or other requirement under any Applicable Laws, its Tax affairs or any Third Party Claim or as otherwise reasonably necessary in respect of the Aspen Business and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller (such notice to include, in the case of a request to inspect and/or to copy any accounting or Tax records, an explanation of the reasons for the making of the request) and subject to the Seller and/or the relevant members of the Aspen Group (as applicable) giving such undertaking(s) as to confidentiality as the Purchaser may reasonably require, make such Commercialisation Business Records available (or procure that the same are made available) to the Seller, the relevant members of the Aspen Group (other than operational employees) and/or their respective representatives and professional advisers for inspection (during Working Hours at the place where such Commercialisation Business Records are to be inspected) and copying (at the Seller’s expense) in each case for and only to the extent necessary for such purpose and for a period of seven (7) years from Completion.
22.3In respect of any Excluded Commercialisation Business Records, the Seller shall, upon being given reasonable notice by the Purchaser make available (or procure that there is made available) to the Purchaser and/or its representatives and professional advisers for inspection (during Working Hours at the place where the relevant part of such Excluded Commercialisation Business Records is to be inspected) and copying (at the Purchaser’s expense) that part of such Excluded Commercialisation Business Records relating to the Commercialisation Business to the extent reasonably necessary to enable the Purchaser (or any other member of the Purchaser’s Group) to carry on the Commercialisation Business.
22.4Should the Seller (in the case of a request to access Commercialisation Business Records consisting of accounting or Tax records) or the Purchaser (in the case of a request to access Excluded Commercialisation Business Records consisting of accounting or Tax records) reasonably consider that its use of any such information would adversely affect the Tax affairs of the other Party in a material way, it shall give notice to the other Party of that view.
22.5The Seller shall, upon being given reasonable notice by the Purchaser and for a period of three (3) years from Completion, provide (or procure that there is provided) to the Purchaser such Historical Employee Information as it reasonably requires in order to carry on the Commercialisation Business provided that the Seller shall not be obliged to provide (or to procure that there is provided) any such Historical Employee Information to the extent that (i) such Historical Employee Information contains legally privileged information which is confidential to any member of the Aspen Group; or (ii) the provision of such Historical Employee Information would unreasonably disrupt the Aspen Business; or (iii) the Aspen Group reasonably believes that the provision of such Historical Employee Information would constitute or may lead to a breach of Applicable Laws. Any such Historical Employee Information provided that constitutes Personal Information shall, for the avoidance of doubt, shall be held by the Purchaser strictly in accordance with Clause 4.5 and Schedule 22.
23.Intellectual Property
The provisions of Schedule 12 shall apply to the transfer and licensing of Intellectual Property.
24.Seller’s undertakings
24.1The Seller undertakes to the Purchaser and any other member of the Purchaser’s Group (with the intention of assuring to the Purchaser the full benefit and value of the goodwill and connections of the Commercialisation Business and as a constituent part of the agreement for the sale of the Commercialisation Business) that, except with the consent in writing of the Purchaser:
A.for the period of three (3) after the Effective Date or such shorter period as may be the maximum permitted under Applicable Laws, it shall not, and shall procure that each member of the Aspen Group shall not (for as long as the relevant entity remains a member of the Aspen Group), in the Territory, either on its own account or carry on or be engaged, concerned or interested, directly or indirectly, whether as a voting shareholder, director, partner, agent or otherwise, in any business that directly or indirectly Commercialises any Competing Product. Neither this Clause 24.1(A) nor any other term of this Agreement shall restrict or limit the Seller or any other member of the Aspen Group rights to (i) Manufacture products that have the same or substantially the same indications and/or formulations to the Products anywhere in the world (including the Territory) for Commercialisation by third parties anywhere in the world (including the Territory); (ii) Manufacture products which contain the same API or have the same or substantially the same indications and/or formulations to the Products anywhere in the world (including the Territory) for Commercialisation by the Seller or any member of the Aspen Group in the Retained Territory; or (iii) Commercialise the Products in the Retained Territory;
B.for the period of three (3) years after Completion or such shorter period as may be the maximum permitted under Applicable Laws, it shall not, and shall procure that each member of the Aspen Group shall not (for as long as the relevant entity remains a member of the Aspen Group), either on its own account or in conjunction with or on behalf of any other Person, canvass, solicit or approach or cause to be canvassed, solicited or approached any Person who shall at any time within the year preceding Completion have been a client or customer, prospective client or customer, representative or agent of the Seller in relation to the Commercialisation Business or in the habit of dealing with the Seller in relation to the Commercialisation Business for the purpose of offering to that Person the Products; and

C.for the period of twelve (12) months after Completion or such shorter period as may be the maximum permitted under Applicable Laws, it shall not, and shall procure that each member of the Aspen Group shall not (for as long as the relevant entity remains a member of the Aspen Group), either, on its own account or in conjunction with or on behalf of any other Person, solicit or entice away or attempt to solicit or entice away from the Purchaser, offer employment to or employ, or offer to conclude any contract of services with, any Transaction Affected Employee employed in a managerial, supervisory, technical or sales capacity at Completion (whether or not such Person would commit a breach of contract by reason of leaving such employment), save where such solicitation or enticement is as a result of an advertisement or advertisements not specifically targeted at such Transaction Affected Employee or as a result of an unsolicited approach to the Seller or any other member of the Aspen Group from any such Transaction Affected Employee, each of (A), (B) and (C) being a “Restricted Act”.

24.2The undertakings given in Clause 24.1 shall not be breached by any act or omission to the extent that the relevant member of the Aspen Group is exercising its rights or carrying out its obligations pursuant to any Ancillary Transaction Agreements.
24.3The undertakings given in Clause 24.1 shall not be breached:
A.where any member of the Aspen Group acquires (whether directly or indirectly) shares carrying a voting interest of not more than ten percent (10%) in a company which undertakes a Restricted Act;
B.by the Aspen Group’s undertaking of a Restricted Act following the acquisition of any business (whether by acquisition of shares, the whole or any part of the undertaking or assets of any Third Party or by other means) which involves the undertaking of a Restricted Act provided that the gross annual revenues of the business acquired which would constitute a Restricted Act do not represent greater than ten percent (10%) of the value of the relevant business acquired at the time of its being acquired;

C.in the case of any merger, joint venture or partnership arrangement between any member of the Aspen Group and any Third Party where the resulting entity (the “JV Entity”) undertakes a Restricted Act, provided that the relevant member of the Aspen Group does not:
i.directly or indirectly, or in conjunction with or on behalf of another Person, control the Commercialisation constituting the Restricted Act; or
ii.hold an interest (whether direct or indirect and whether by way of holding of shares, voting rights or otherwise) of more than ten percent (10%) in such JV Entity in circumstances where the

Commercialisation constituting the Restricted Act contributes more than ten percent (10%) of the gross annual revenues of such JV Entity; or
D.where any Third Party acquires Control (as defined in the City Code on Takeovers and Mergers) of the Seller, by virtue of that Third Party’s then-existing activities, provided that the undertaking set out in Clause 24.1 above shall continue to apply (following the acquisition of such Control) to the Seller and those Affiliates and Associated Undertakings of the Seller which are members of the Aspen Group as at the Effective Date.
24.4Each undertaking contained in this Clause 24 shall be construed as a separate undertaking, and if one or more of the undertakings is held by a court of competent jurisdiction to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Seller.
24.5The Seller agrees and undertakes on behalf of itself and each other member of the Aspen Group that (in the absence of fraud or wilful concealment) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Purchaser’s Group on whom it may have relied before agreeing to any term of or entering into this Agreement, or any other agreement or document entered into pursuant hereto.
25.Reserved
26.Purchaser’s undertakings
26.1The Purchaser agrees and undertakes on behalf of itself and each other member of the Purchaser’s Group that (in the absence of fraud or wilful concealment) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Aspen Group on whom it may have relied before agreeing to any term of or entering into this Agreement, or any other agreement or document entered into pursuant hereto (including, without prejudice to the generality of the foregoing, any such Persons as are named in Clause 1.2(L)).
26.2Save as otherwise expressly permitted in this Agreement, the Purchaser undertakes on behalf of itself and each member of the Purchaser’s Group that, subject to Clause 35.2, each member of the Purchaser’s Group will treat as strictly confidential and not disclose to any Person (other than any employee, director, officer or adviser of the Purchaser, other members of the Purchaser’s Group or any employee, director, officer or adviser of any member of the Purchaser’s Group, in any such case on a confidential basis) any Aspen Group Confidential Information. The Purchaser acknowledges that any future use of Aspen Group Confidential Information is at the risk of the Purchaser and other members of the Purchaser’s Group and is without representation, warranty or liability on the part of any member of the Aspen Group.

26.3The Purchaser undertakes to the Seller that it shall not, and shall procure that each member of the Purchaser’s Group shall not (for as long as the relevant entity remains a member of the Purchaser’s Group), prior to and for a period of twelve (12) months from the Completion Date, solicit or entice away from the employment of any member of the Aspen Group any Relevant Aspen Group Employee without the prior written consent of the Seller, other than:
A.any Relevant Aspen Group Employee whose employment with the relevant member of the Aspen Group has then ceased or who has given or received notice terminating such employment; or
B.where such solicitation or enticement is as a result of an advertisement or advertisements not specifically targeted at such Relevant Aspen Group Employee or as a result of an unsolicited approach to the Purchaser or any other member of the Purchaser’s Group from any such Relevant Aspen Group Employee.
26.4Without prejudice to any other obligation of the Purchaser or an Affiliate of the Purchaser under any Ancillary Transaction Agreement, the Purchaser undertakes to the Seller that, to the extent required to comply with its obligations pursuant to this Agreement and/or to ensure the timely transfer of the Commercialisation Business from the Aspen Group to the Purchaser’s Group, by no later than the date that is twelve (12) months following the Completion Date, it shall establish (or procure the establishment of) a local presence (whether in the form of an Affiliate of the Purchaser or a Third Party distributor) in each Country in which any Product is Commercialised as at the Effective Date.
26.5The Purchaser shall procure that, for a period of eighteen (18) months after the Completion Date:
A.the Commercialisation Business shall prepare, where reasonably requested to do so by the Seller and subject to reimbursement by the Seller of all reasonable expenses of the Commercialisation Business incurred in connection with the preparation of the same, financial data in relation to all periods beginning prior to Completion and ending prior to, on or after Completion required for financial accounts, management accounts or statutory accounts of the Seller or any other member of the Aspen Group and any data to the extent reasonably required for compliance by the Seller or any other member of the Aspen Group with any reporting requirements of any stock exchange or securities or other regulatory authority or under any Applicable Laws which shall each be delivered to the Seller as soon as reasonably practicable following the relevant request; and
B.the Seller, any other member of the Aspen Group, and its accountants and agents shall, as soon as reasonably practicable (and in any event within five

(5) Business Days of request for the same), be given reasonable access during Working Hours at the relevant location to any employees, officers, advisers or premises of the Commercialisation Business and any of its books and records which may reasonably be required by the Seller or any other member of the Aspen Group in connection with any report, return, statement, audit, filing or other requirement under any Applicable Laws or otherwise required in respect of the Aspen Business.
26.6Without prejudice to any of the Seller’s remaining rights under Applicable Law, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, actively sell or export any Product or any product under a Brand Name in or to the Retained Territory for a period of ten (10) years from the date of Completion or such shorter period as may be the maximum permitted under Applicable Laws, whichever is earlier in time, nor will it knowingly assist a Third Party to do any of these things.
26.7The Purchaser undertakes to the Seller that, with effect from the Completion Date (or earlier where the Purchaser is the holder of the Product Registration, as agreed pursuant to B but without limitation in time thereafter, the Purchaser shall, or shall procure that the relevant member(s) of the Purchaser’s Group shall, provide the Seller or another member(s) of the Aspen Group full access to the then Product Registrations of the Products in order to enable the Seller or another member(s) of the Aspen Group to register in its name a duplicate Product Registration in any Country (and to amend that Product Registration) in order to enable the Seller or another member(s) of the Aspen Group to obtain any certificate of pharmaceutical product for the purposes of facilitating the Aspen Group or any agent designated by it procuring the registration of Product Registrations (and amending those Product Registrations) anywhere in the Retained Territory and/or to Manufacture the Products worldwide for their (i) Commercialisation (by the Seller or a member of the Aspen Group or any agent designated by it) in the Retained Territory; or (ii) Commercialisation (by the Purchaser or a member of the Purchaser Group or any agent designated by it) in the Territory. At least once every three (3) years (or more regularly as is required under Applicable Law) the Seller, another member of the Aspen Group or any agent designated by it shall have the right to sell one pack of each SKU of each product which is the subject of a duplicate Product Registration to the Purchaser, a member of the Purchaser Group or any agent designated by it for consideration of €1 per pack so as to enable the Seller or another member of the Aspen Group or any agent designated by it to retain the duplicate Product Registration in accordance with Applicable Laws.
26.8The Purchaser undertakes to the Seller, on its behalf, and on behalf of each other member of the Purchaser Group, neither it nor any other member of the Purchaser Group shall at any time after the Effective Date (i) use any Intellectual Property that constitutes Excluded IPR, save only to the extent to which the Purchaser requires such access in order to maintain the Product Registrations in the Territory; and (ii) use any of the Transferred IPR, Transferred

Know-How, Licensed IPR, Licensed Know-How and Third Party IPR to Commercialise any pharmaceutical product outside the Territory, provided, however, the foregoing does not prohibit the Purchaser from undertaking Clinical Trials or Manufacturing the Products for the Territory outside of the Territory.
27.No set-off
Except as expressly provided under this Agreement, any payment to be made by any Party under this Agreement shall be made in full without any set off, restriction, condition or deduction for or on account of any counterclaim.
28.Effect of Completion
Save as otherwise provided herein, any provision of this Agreement or of any other document referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties and other Assurances contained in, or entered into pursuant to, this Agreement shall (subject to Schedule 5) remain in full force and effect notwithstanding Completion.
29.Capacity of Seller and Purchaser
29.1The undertakings, warranties and indemnities given by the Purchaser to, and agreements made by the Purchaser with, the Seller, on behalf of itself or a Designated Seller, in this Agreement are given and made to and with the Seller on behalf of itself and as trustee for the relevant Designated Seller and each other member of the Aspen Group. For the avoidance of doubt, any warranty in Schedule 4 made in respect of a Designated Seller is made by the Seller on behalf of such Designated Seller.
29.2The undertakings, warranties and indemnities given by the Seller, on behalf of itself or a Designated Seller, to, and agreements made by the Seller, on behalf of itself or a Designated Seller, with, the Purchaser in this Agreement are given and made to and with the Purchaser for itself and as trustee for the relevant Designated Purchaser and each other member of the Purchaser’s Group.

29.3Accordingly, in accordance with the provisions of this Agreement (and notwithstanding the provisions of Clause 42 or any other local transfer document):

A.the Seller, on behalf of itself and each applicable Designated Seller, will in respect of such undertakings, warranties, indemnities and agreements made by the Purchaser be entitled to claim, at its own choice, against either the Purchaser or a Designated Purchaser (as applicable) for losses or liabilities suffered by it or a relevant Designated Seller or other member of the Aspen Group; and

B.the Purchaser will in respect of such undertakings, warranties, indemnities and agreements made by the Seller, on behalf of itself or a Designated Seller, be entitled to claim, at its own choice, against either the Seller or Designated Seller (as applicable) for losses or liabilities suffered by it or a relevant Designated Purchaser or other member of the Purchaser’s Group.
30.Indemnification and conduct of claims
30.1Indemnification obligations: Subject to the procedures set forth in Clause 30.4,
30.2The Seller shall indemnify the Purchaser, each member of the Purchaser Group and their respective officers, directors, and employees (each, a “Purchaser Indemnitee”) from and against any and all Losses incurred by a Purchaser Indemnitee as a result of: (i) the Excluded Liabilities, (ii) any breach or inaccuracy of the Seller Warranties, (iii) any Third Party Claim resulting from a breach of this Agreement by the Seller or any other member of the Aspen Group, including any failure to perform any covenant or obligation by the Seller contained in this Agreement, or (iv) the De-Commercialisation Activities in respect of the Aspen Retained De-Commercialised Product, including, but not limited to, personal injury (including death) caused; and
30.3The Purchaser shall indemnify the Seller, each member of the Aspen Group and their respective officers, directors, and employees (each, a “Seller Indemnitee”) from and against any and all Losses incurred by a Seller Indemnitee as a result of: (i) the Assumed Liabilities, (ii) any breach of the Purchaser Warranties, (iii) any Third Party Claim resulting from a breach of this Agreement by the Purchaser or any other member of the Purchaser Group, including any failure to perform any covenant or obligation by the Purchaser contained in this Agreement, or (iv) any Third Party Claim resulting from Purchaser’s use of any of the Aspen Marks or Licensed Rights pursuant to Schedule 12;

provided that in the event of a conflict between the indemnification obligations of the Parties under this Agreement and the indemnification obligations of the Parties under the Supply Agreement, the indemnification obligations under the Supply Agreement shall govern with respect to Products Commercialised by or on behalf of the Purchaser after the Completion.
30.4If any assessment, action, claim, demand, proceeding or investigation is filed, brought, alleged or instituted by a Third Party (a “Third Party Claim”) against any member of the Aspen Group or, as the case may be, any member of the Purchaser Group, (the “Relevant Indemnified Party”) in respect of which an indemnity is to be sought from the Purchaser or, as the case may be, the Seller (the “Relevant Indemnifying Party”) pursuant to this Agreement, the Purchaser or, as the case may be, the Seller shall procure that the Relevant Indemnified Party shall:

A.as soon as practicable notify the Relevant Indemnifying Party thereof by written notice as soon as it appears to the Relevant Indemnifying Party that any Third Party Claim received by or coming to the notice of the Relevant Indemnified Party may result in a claim for indemnification;
B.subject to the Relevant Indemnifying Party indemnifying the Relevant Indemnified Party against any liability, cost, damage or expense which may be incurred thereby, take such action and give such information and access to personnel, premises, chattels, documents and records to the Relevant Indemnifying Party and their professional advisers as the Relevant Indemnifying Party may reasonably request in order to investigate such Third Party Claim, and the Relevant Indemnifying Party shall be entitled to require any relevant company (being a member of the Purchaser Group (where the Relevant Indemnified Party is a member of the Purchaser Group) or a member of the Aspen Group (where the Relevant Indemnified Party is a member of the Aspen Group)) to take such action and give such reasonable information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal any claim in respect thereof or adjudication with respect thereto;

C.allow the Relevant Indemnifying Party (subject to Clause 30.5 and Clause 30.6) to take the sole control the defence or settlement of such actions, claims, proceedings, investigations and/or negotiations as the Relevant Indemnifying Party may reasonably deem appropriate in connection with any such assessment, claim or investigation in the name of the Relevant Indemnified Party or any such relevant company referred to above, and in that connection the Relevant Indemnified Party shall give or cause to be given to the Relevant Indemnifying Party all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, proceeding or investigation and shall instruct such legal or other professional advisers as the Relevant Indemnifying Party may nominate to act on behalf of the Relevant Indemnified Party or any relevant company, as appropriate, but to act in accordance with the Relevant Indemnifying Party’s instructions, all at the Relevant Indemnifying Party’s cost and expense;

D.be entitled to participate in the defence of any Third Party Claim and to employ separate counsel to represent it at its own expense PROVIDED THAT the Relevant Indemnifying Party shall control the defence of the Third Party Claim;

E.make no admission of liability, agreement, settlement or compromise with any Third Party in relation to any such claim, investigation or adjudication without the prior written consent of the Relevant Indemnifying Party (such consent not to be unreasonably withheld or delayed); and

F.take reasonable action to mitigate any Loss suffered by it in respect of which a claim could be made for indemnification.

30.5The Relevant Indemnifying Party shall be entitled at any stage and in its absolute discretion to settle any such Third Party Claim after giving reasonable advance written notice to the Relevant Indemnified Party and provided that the Relevant Indemnified Party is discharged in full of its liabilities under such Third Party Claim.
30.6Notwithstanding the provisions of Clauses 30.4 and 30.5, the Relevant Indemnifying Party shall not be entitled to assume the defence of any Third Party Claim (and shall be liable for the reasonable costs and expenses (including legal expenses) incurred by the Relevant Indemnified Party in defending such Third Party Claim) if the Third Party Claim seeks any relief other than damages (including any orders, injunctions or other equitable relief) against the Relevant Indemnified Party which the Relevant Indemnified Party reasonably determines cannot be separated from any related claim for damages. If such claim for other relief can be separated from the claim for damages, the Relevant Indemnifying Party shall be entitled to assume the defence of the claim for damages.

30.7If any amount payable by any Party under this Agreement is required by law to be paid subject to any deduction or withholding on account of Tax, the Party which is obliged to make the payment (the “Paying Party”) shall:
A.make the deduction or withholding in accordance with Applicable Law;
B.make its payments, after the withholding or deduction on the increased amount is taken into account, to the Party to which the payment is to be made (the “Receiving Party”); and

C.deliver to the Receiving Party evidence reasonably satisfactory to the Receiving Party that the deduction or withholding has been made and (as applicable) any appropriate payment has been made to the relevant Tax Authority.

30.8Each Party shall provide to the other Party any tax forms that may be reasonably necessary in order for such other Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.
31.Notices
Any notice, request, consent or communication (collectively, a “Notice”) under this Agreement shall be effective if it is in writing and (a) personally delivered or (b) sent by an internationally recognised overnight delivery service, with delivery confirmed; addressed as set forth in this Clause 31 or to such other address as shall be furnished by either Party hereto to the other Party hereto. A Notice shall be deemed to have been given as of (i) the date when personally delivered, or (ii) two (2) Business Days after being delivered to said overnight delivery service properly addressed. All Notices shall specifically state: (a) the provision (or provisions) of this

Agreement with respect to which such Notice is given, and (b) the relevant time period, if any, in which the Party receiving the Notice must respond.

In the case of the Seller:	With a required copy to:
Aspen Global Incorporated GBS Plaza Cnr La Salette and Royal Roads Grand Bay Mauritius Attn: Mr Samer Kassem, Chief Executive Officer Email: skassem@aspengl.com
Aspen Pharmacare Holdings Limited
Aspen Place, 9 Rydall Vale Park, Douglas Saunders Drive, La Lucia Ridge, Durban, Kwa-Zulu Natal, Republic of South Africa
Attn: Mr Gus Attridge, Deputy Group Chief Executive Officer
Email: gattridge@aspenpharma.com

In the case of any Designated Seller:	With a required copy to:
Aspen Global Incorporated GBS Plaza Cnr La Salette and Royal Roads Grand Bay Mauritius Attn: Mr Samer Kassem, Chief Executive Officer Email: skassem@aspengl.com
Aspen Pharmacare Holdings Limited
Aspen Place, 9 Rydall Vale Park, Douglas Saunders Drive, La Lucia Ridge, Durban, Kwa-Zulu Natal, Republic of South Africa
Attn: Mr Gus Attridge, Deputy Group Chief Executive Officer
Email: gattridge@aspenpharma.com

In the case of the Purchaser: Mylan Ireland Limited Unit 35/36 Grange Parade Baldoyle Industrial Estate Dublin 13, Ireland Attn: Managing Director	With a required copy to: Mylan Inc. 1000 Mylan Boulevard Canonsburg, PA 15317 U.S.A. Attn: Global General Counsel

It is understood and agreed that this Clause 31 is not intended to govern the ordinary course business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
32.Public Announcements
Each Party agrees not to issue any press releases, reports, or other statements in connection with this Agreement intended for use in the public or private media or otherwise disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisers and others on a need to know basis in each case consistent with customary practice under circumstances that protect the confidentiality thereof; provided that the Purchaser may inform its customers, suppliers and business contacts that the Seller supplies Products to the Purchaser in the ordinary course of business without the Seller’s consent. Notwithstanding the foregoing, each Party may make announcements concerning the subject matter of this Agreement if required by Applicable Law or any securities exchange or Governmental Authority or any tax authority to which any Party is subject or submits, in which case the Party making such announcement shall provide the other Party with a copy of such announcement at least five (5) Business Days prior to issuance, to the extent practicable under the circumstances, and shall only disclose information required by Applicable Law or such exchange or authority.
33.Confidentiality
33.1This Agreement, and in particular this Clause 33 and Clauses 32, 34 and 38 shall supersede that certain confidentiality agreement between the Parties or their Affiliates dated April 16, 2020 (the “Prior CDA”) with respect to this Agreement and the subject matter hereof, and all Confidential Information disclosed pursuant to the Prior CDA shall be deemed to have been disclosed hereunder.
33.2The receiving Party shall protect all Confidential Information of the disclosing Party against unauthorised use and disclosure to third parties with the same degree of care as the receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. The receiving Party shall be permitted to use the Confidential Information of the disclosing Party solely as reasonably necessary to exercise its rights and fulfil its obligations under this Agreement (including any surviving rights), including (a) in prosecuting or defending litigation, complying with Applicable Law, or (c) otherwise submitting information to tax or other Governmental Authorities. The receiving Party shall not disclose the Confidential Information of the disclosing Party to any Third Party other than to its Affiliates, and its and their respective directors, officers, employees, subcontractors, sublicensees, consultants, and attorneys, accountants, banks and investors (collectively, “Authorised Representatives”) who have a need to know such information for purposes related to this Agreement and who are made aware of the confidentiality obligations set forth in this Agreement or are bound by obligations of confidentiality at least as protective of such Confidential Information as those set forth in this Agreement. The receiving Party shall be responsible for any disclosures made by its Authorised Representatives in violation of this Agreement. Notwithstanding anything in this Clause 33 or Clause 34 to the contrary, at and after Completion, with respect to any Confidential Information solely contained in the Commercialised Business Assets, the Purchaser or the Designated Purchaser, as applicable, shall be deemed to be the disclosing Party and the Seller or Designated Seller, as applicable, shall be deemed to be the receiving Party.

34.Authorised Disclosure
34.1The restrictions related to use and disclosure under Clause 34 shall not apply to any information to the extent the receiving Party can demonstrate by competent evidence that such information: (i) is (at the time of disclosure by the disclosing Party) or becomes (after the time of such disclosure by the disclosing Party) known to the public or part of the public domain through no breach of this Agreement by the receiving Party, or any the recipient to whom the receiving Party disclosed such information, of its confidentiality obligations to the receiving Party; (ii) was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party; (iii) is disclosed to the receiving Party on a non-confidential basis by a Third Party who is not, to the actual knowledge of the receiving Party, prohibited from disclosing it without breaching any confidentiality obligation to the disclosing Party; or (iv) is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use of or access to the Confidential Information.
34.2The restrictions set forth in this Agreement shall not apply to the extent that the receiving Party is required to disclose any Confidential Information under law or by an order of a Governmental Authority; provided that the receiving Party: (i) provides the disclosing Party with prompt written notice of such disclosure requirement if legally permitted, (ii) affords the Disclosing Party an opportunity, and cooperates with the disclosing Party’s efforts, to oppose or limit, or secure confidential treatment for such required disclosure (at the disclosing Party’s expense), and (iii) if the disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose as advised by the receiving Party’s legal counsel.
35.Costs and expenses
35.1Notwithstanding Clause 35.2, all Transfer Taxes and all notarial fees payable or assessed in connection with, or directly or indirectly as a result of, this Agreement or any document referred to in it, or the sale or purchase of the Commercialisation Business Assets under this Agreement shall be paid by the Purchaser, and the Purchaser shall, on demand, pay to the Seller and each Designated Seller and each relevant member of the Aspen Group an amount equal to any such Transfer Taxes and fees for which the Seller or that Designated Seller or relevant member of the Aspen Group (as the case may be) is liable to account to any Tax Authority in connection with, or as a result of, this Agreement or the sale or purchase of the Commercialisation Business Assets under this Agreement or any document referred to in it.
35.2Except as otherwise stated in this Agreement (including in Clause 8 in relation to VAT and Clause 35.1 in relation to Transfer Taxes), each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Commercialisation Business Assets and to the preparation, execution and carrying into effect of this Agreement and all other documents entered into pursuant to, or in connection with, it.
36.Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same document. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic reproduction (e.g., portable document format (.pdf)), shall be treated in all manner and respects as an original and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in Person. At the request of a Party, the other Party shall re-execute original forms thereof and deliver them to the Party who made the said request.
37.Severability
Should one or more of the provisions of this Agreement, in any jurisdiction, become invalid, void, prohibited or unenforceable for any reason as a matter of law, then such provision, as to such jurisdiction, shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, or affecting the validity or enforceability of such provision on any other jurisdiction. The Parties agree to negotiate in good faith a valid and enforceable provision therefor which, as nearly as possible, achieves the desired economic effect and mutual understanding of the Parties under this Agreement.
38.Injunctive Relief
Each Party agrees that breaches of this Agreement may cause irreparable harm to the other Party and shall entitle such other Party, in addition to any other remedies available to it (subject to the terms of this Agreement), to the right to seek injunctive relief enjoining such action
39.Survival
Expiration or termination of this Agreement shall not affect any accrued rights or liabilities of either Party. The provisions of Clauses 35 (Costs and expenses), 36 (Counterparts), 37 (Severability), 40 (Independent Contractors), 41 (Assignment), 42 (Entire Agreement; Amendments), 43 (No Third Party Beneficiaries) 44 (Remedies), 45 (Waiver), 46 (Headings), 47 (Interpretation), 48 (Construction), 49 (Governing Law), 50 (Dispute Resolution), 51 (Jurisdiction), 52 (Further Acts) and 53 (Agent for Service), shall survive expiration or termination of this Agreement.

40.Independent Contractors
The Parties agree that the relationship between the Seller and the Purchaser established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or joint venture, and nor shall this Agreement create or establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose. All Persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
41.Assignment
This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and assigns. Nothing contained herein shall give to any other Person any benefit or any legal or equitable right, remedy or claim. Neither Party shall at any time, without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, assign or transfer this Agreement in whole or in part or subcontract its obligations hereunder to any Person, except that either Party shall be permitted, without the consent of the other Party, to assign this Agreement in whole or in part to any of its Affiliates or to any Third Party that acquires all or substantially all of the assets or business of such Party to which this Agreement relates by sale, transfer, merger, reorganization, operation of law or otherwise; provided that the assignee agrees in writing to be bound to the terms and conditions of this Agreement; provided further that such exception shall not apply (and the consent of the other Party shall be required to assign this Agreement to any Affiliate) in the event this Agreement would constitute all or substantially all of the assets of the assignee Affiliate.
42.Entire Agreement; Amendments.
This Agreement (including, for clarity, its Schedules), the Supply Agreement and any documents or agreements entered into pursuant thereto, constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Notwithstanding the foregoing, except as expressly set forth in this Agreement, to the extent the terms and conditions of the body of this Agreement conflict with the terms and conditions of any Schedule hereto, the terms and conditions of the body of this Agreement shall govern. Each of the Parties acknowledges that in deciding to enter into this

Agreement and to consummate the transactions contemplated hereby, neither Party has relied upon any statements or representations, written or oral, other than those explicitly set forth herein. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
43.No Third Party Beneficiaries
Except for the rights to indemnification provided for under Clause 31 above, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Seller and the Purchaser. Except for such rights to indemnification expressly provided pursuant to Clause 31, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement; (b) seek a benefit or remedy for any breach of this Agreement; or take any other action relating to this Agreement under any legal theory, including actions in contract, tort (including negligence, gross negligence and strict liability), or as a defence, setoff or counterclaim to any action or claim brought or made by the Parties.
44.Remedies
Unless otherwise expressly provided, all remedies hereunder are cumulative, and in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of one remedy shall not be deemed to be an exclusive election of such remedy or to preclude the exercise of any other remedy.
45.Waiver
A waiver by any Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative, and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.
46.Headings
The Clause and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
47.Interpretation
References in this Agreement to any gender include reference to all genders, and references to the singular included references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Clauses, Paragraphs and Schedules shall be deemed references to Clauses and Paragraphs of, and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Clause, Paragraph or provision of this Agreement. All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. Provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing. The word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, and approvals contemplated under the Agreement. References to any specific law, or article, section or other division thereof, shall be deemed to include then-current amendments thereto or any replacement thereof.
48.Construction
The Parties expressly agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. Each Party agrees that it has read and had the opportunity to review this Agreement with its legal counsel.
49.Governing Law
This Agreement and all rights and obligations of the Parties arising out of or relating to this Agreement shall be governed by, construed and enforced in accordance with the laws of England and Wales without giving effect to conflicts of laws principles. The Parties hereby expressly agree that the U.N. Convention on Contracts for the International Sale of Goods shall not apply. The Parties hereby irrevocably waive, and agree to cause their respective Affiliates to waive, the right to trial by jury in any action directly or indirectly arising out of, under or in connection with this Agreement or any transactions contemplated hereby.
50.Dispute Resolution
Except as otherwise provided herein, any dispute, controversy or claim arising under, out of or in connection with this Agreement, including any subsequent amendments, or the validity, termination, enforceability, construction, interpretation, performance or breach hereof, any request for specific performance, or claim based on contract, tort, or statute (and including the applicability of Clauses 49 and 51 or this Clause 50 to any such dispute, controversy or claim) (each a “Dispute”) shall be first submitted to an executive officer of each of the Parties having authority to resolve such Dispute for attempted resolution by good faith negotiations within thirty (30) Business Days. In such event, each Party shall cause its designated executive officer to meet and be available to attempt to resolve such an issue. If the Parties should resolve such Dispute, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Dispute. A Party participating in such a meeting is a pre-requisite before such Party may institute any action under Clause 51; provided that the other Party has participated in such meeting. In addition, each Party agrees that it shall not institute formal proceedings for the resolution of any Dispute, unless it remains unresolved for a period of thirty (30) Business Days from such referral; provided, however, that either Party may institute formal proceedings at any time in order to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or to seek equitable relief.
51.Jurisdiction
The Parties agree that any Dispute that is not resolved pursuant to Clause 50 shall be subject to the exclusive jurisdiction of the High Court of England located in London and each Party hereby submits to such jurisdiction.
52.Further Acts
Each Party shall do, execute and perform and shall procure to be done and performed all such further acts, deeds, documents and things as the other Parties may reasonably require from time to time to give full effect to the terms of this Agreement.
53.Agent for service
53.1The Purchaser irrevocably appoints Mylan Holdings Ltd. (for the attention of Jose Cotarelo) at Trident Place, Building 4, Mosquito Way, Hatfield Hertfordshire AL10 9UL, England, to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.
53.2The Seller irrevocably appoints Gordon Dadds Process Agent Limited, (Attention: Alon Domb / Melanie Kincaid), Aldgate Tower 2 Leman Street, London, El8QN, to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.
53.3If either the Seller or the Purchaser’s agent at any time ceases for any reason to act as such, the Seller or the Purchaser (as applicable) shall promptly appoint a replacement agent having an address for service in England or Wales and shall notify the other Party of the name and address of the replacement agent. Failing such appointment and notification, the other Party shall be entitled by notice to the Seller or the Purchaser (as is applicable) to appoint a replacement agent to act on behalf of the Seller or the Purchaser (as is applicable). The provisions of this Clause 53 applying to service on an agent, apply equally to service on a replacement agent.
53.4A copy of any Service Document served on an agent of the Seller or the Purchaser pursuant to the provisions of this Clause 53, shall be sent by post to the Seller or the Purchaser (as is applicable) pursuant to Clause 31. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.
IN WITNESS of which the Parties have entered into this Agreement on the day and year first before written.

Signed by:	/s/ Peter McCormick
For and on behalf of Mylan Ireland Limited	Authorized Signatory

Signed by: Samar Kassem	/s/ Samar Kassem
For and on behalf of ASPEN GLOBAL LIMITED	Authorized Signatory

Schedule 2
Conditions
Part A
A.Competition Conditions
1.The EU
(a)the European Commission having adopted and formally notified the Distributor of (or having been deemed to have adopted) all decisions and approvals necessary pursuant to the EU Merger Regulation to allow completion of the Proposed Transaction;
(b)and if the Proposed Transaction has been referred back (or deemed to have been referred back) in part to the Competition Authority of any Country under Article 4(4) or Article 9 of the EU Merger Regulation, the European Commission having adopted the decision or decisions referred to in either Paragraphs (i) or (ii) above in respect of any and all parts of the Proposed Transaction not so referred to a Competition Authority of any Country; and
(c)to the extent that the European Commission refers (or is deemed to have referred) the Proposed Transaction in whole or in part to any such Competition Authority under Article 4(4) or Article 9 of the EU Merger Regulation:
(i)all consents and approvals of any such Competition Authority related to the part of the Proposed Transaction so referred and which are required to be obtained before the Proposed Transaction may be completed having been obtained; and
(ii)all applicable waiting periods in connection with any such filings, submissions or notification having expired or been terminated.
2.Serbia
In so far as required by Applicable Laws, the relevant Governmental Authority in Serbia having cleared or being deemed to have cleared the Proposed Transaction under applicable anti-trust or merger control rules on or before the Long Stop Date.
Part B

B.Foreign Investment Conditions
Insofar as required by Applicable Laws, the relevant Foreign Investment Authority in Germany, Italy and Spain having cleared, being deemed to have cleared or not having assumed jurisdiction under the Applicable Laws over the Proposed Transaction.
Part C
C.Aspen’s Funders’ Consent
Evidence reasonably satisfactory to the Purchaser that the lenders under the Facilities Agreement have consented to the disposal of the Commercialisation Business Assets on the terms of this Agreement and the release of all guarantees or Encumbrances over the Commercialisation Business Assets granted under or pursuant to the Facilities Agreement.
Part D
D.Inform and Consult Obligations
In so far as required by (i) Applicable Employment Laws, the completion of information and/or consultation obligations, if any, in the Purchaser’s and Seller’s Affiliates or (ii) the co-determination procedure with the German works council of the relevant Affiliate of the Seller and, if applicable, with the German works council of the relevant Affiliate of the Purchaser regarding the implementation plan (Interessenausgleich) in relation to the transactions contemplated by this Agreement.
Part E
E.Third Party Consents
Seller shall have obtained written consent from Glaxo Group Limited (“Glaxo”) in a form satisfactory to Purchaser (acting reasonably) for Seller to sub-license to Purchaser hereunder the Syringes IP rights (as referenced in Schedule 13) licensed by Glaxo to Seller pursuant to the Amended and Restated Master Asset Purchase Agreement (the “Glaxo Agreement”) in relation to the Manufacturing Business (as defined in the Glaxo Agreement) at the Site (as defined in the Glaxo Agreement) by and between Glaxo and Seller (or Seller’s Affiliate), dated 30 September 2013, as amended and restated on 20 December 2013, as further amended by the Side Letter to the Amended and Restated Master Asset Purchase Agreement in relation to the Manufacturing Business (as defined in the Glaxo Agreement) at the Site (as defined in the Glaxo Agreement), dated 14 December 2015.

Schedule 3
Completion arrangements
1.General
1.2Matters to be dealt with by the Seller
At Completion, the Seller shall:
Transfer of Commercialisation Business Assets capable of delivery
(A)subject to the provisions of this Agreement, procure that each relevant member of the Aspen Group with legal and beneficial title to any Commercialisation Business Asset delivers to the Purchaser (or the relevant Designated Purchaser) all the Commercialisation Business Assets to which such member of the Aspen Group has legal and beneficial title and which are capable of transfer by delivery (other than any Commercialisation Business Records, which shall be delivered to the Purchaser in accordance with Clause 22) with the intent that legal and beneficial title to these Commercialisation Business Assets shall pass at the Completion Time;
Other matters
(B)deliver to the Purchaser:
i.a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of this Agreement and those Seller’s Ancillary Transaction Agreements to be entered into at Completion and, in the case where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;
ii.an original counterpart of each of:

(a)the Transferring IPR Assignments;
(b)the Transferring Domain Name Assignments;

(c)the Supply Agreement;

(d)the Distribution and Supply Agreement;

(e)the Initial PO Units Side Letter; and

(f)in each case duly executed on behalf of the Seller and/or the relevant member(s) of the Aspen Group.
1.2Matters to be dealt with by the Purchaser
At Completion, the Purchaser shall:
A.deliver to the Seller:
i.a copy of the minutes of a duly held meeting of the directors of the Purchaser (or a duly constituted committee thereof) authorising the execution by the Purchaser of this Agreement and those of the Purchaser’s Ancillary Transaction Agreements to be entered into at Completion to which each of them respectively is a party and, in the case where such execution is authorised by a committee of the board of directors of the Purchaser, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof;
ii.an original receipt from the Purchaser acknowledging delivery of all documents required to be delivered by the Seller pursuant to this Schedule; and

iii.an original counterpart of each of:
a.the Transferring IPR Assignments;
b.the Transferring Domain Name Assignments;
c.the Supply Agreement;
d.the Distribution and Supply Agreement;
e.the Initial PO Units Side Letter; and
f.in each case duly executed on behalf of the Purchaser and/or the relevant member(s) of the Purchaser’s Group;
g.if available, the Seller, on behalf of itself and the Designated Sellers, shall provide their Irish tax reference number as required under Regulation 4(3) of the Stamp Duty (e-stamping of Instruments and self-assessment) Regulations 2012 (S.I. No. 234 of 2012).
B.pay, or procure the payment of, the first instalment of the Commercialisation Business Consideration set out in Clause 9.4(A), to the Seller’s Bank Account by CHAPS transfer for same day value.

Schedule 4
Seller Warranties
1.Capacity of the Seller and the Designated Sellers
1.1The Seller and each of the Designated Sellers is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.
1.2The Seller and each of the Designated Sellers has the requisite capacity, power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its business as now being conducted, has obtained all necessary corporate consents, approvals and authorisations required in connection with the execution, delivery and performance of this Agreement and has all requisite power and authority, corporate or otherwise, to execute, deliver, perform and enter into this Agreement and any other documents which are to be entered by the Seller or the relevant Designated Seller pursuant to this Agreement, whether at the Effective Date or at Completion (the “Seller’s Ancillary Transaction Agreements”).
1.3This Agreement and the Seller’s Ancillary Transaction Agreements will, when executed, constitute legal, valid and binding obligations on the Seller and the relevant Designated Seller(s) in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.
1.4Except for the consents and approvals set out in Schedule 2 (Conditions), the Seller and each Designated Seller has lawfully obtained all consents, authorisations, registrations, authorisations or permits required to empower it to enter into and perform its obligations under this Agreement and each of the Seller’s Ancillary Transaction Agreements to which it is party.
1.5Neither the Seller nor any Designated Seller is in insolvency, bankruptcy, administration, liquidation or receivership (and no order or resolution therefor has been presented, and no notice of appointment of any liquidator, receiver, administrative receiver or administrator has been received by the Seller or any Designated Seller), and, so far as the Seller is aware, there are no valid grounds or circumstances on the basis of which any such procedure may be requested. Neither the Seller nor any Designated Seller has stopped payment or suspended the payment of its debts generally, or is deemed unable to pay its debts as they fall due.
1.6The execution and delivery of this Agreement and the Ancillary Transaction Agreements by the Seller and each of the Designated Sellers and the performance by the Seller and each of the Designated Sellers of their respective obligations under them will not:

A.result in a breach of any provision of the memorandum or articles of association or by-laws or equivalent constitutional document of the Seller, the relevant Designated Seller or the relevant member of the Aspen Group (as applicable);
B.result in a breach of or constitute a default (with or without notice or lapse of time, or both) under or give rise to any payment obligations or right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any instrument to which the Seller, the relevant Designated Seller or the relevant member of the Aspen Group (as applicable) is a party or by which it or its assets and properties may be bound or affected, save as may be set forth in the Disclosure Letter;

C.except for the consents and approvals set out in Schedule 2 (Conditions) (i) require any consent, waiver, authorization, registration, notice or approval of any Governmental Authority or any other Person, (ii) result in a breach of any provision of any law, rule, regulations, order, writ, judgment, injunctions, decree, determination or award of any court, Governmental Authority or regulatory body to which the Seller, the relevant Designated Seller or the relevant member of the Aspen Group (as applicable) is party or by which the Seller or the relevant Designated Seller (as applicable) is bound, or (iii) violate any provision of Applicable Law presently in effect;
2.Ownership and sufficiency of assets
2.1Each of the Commercialisation Business Assets (other than any Initial Stock acquired in the ordinary course of business on terms that the property does not pass until payment is made) is owned (including with respect to all right, title and interest) both legally and beneficially by the Seller or a Designated Seller or another member of the Aspen Group and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of business, in the possession of the Seller or a Designated Seller or another member of the Aspen Group.
2.2Save for Permitted Encumbrances, no Encumbrance or equity on, over or affecting the whole or any part of the Commercialisation Business Assets is outstanding and, save in relation to Permitted Encumbrances, there is no agreement or commitment entered into by any member of the Aspen Group to give or create any Encumbrance, and no claim has been made against any member of the Aspen Group by any Person to be entitled to any Encumbrance. Further, upon the consummation of the transactions contemplated hereby, the Purchaser will acquire good and valid title, and own all right, title and interest, in and to the Commercialisation Business Assets free and clear of all Encumbrances, other than Permitted Encumbrances. None of the Permitted Encumbrances could reasonably be expected to materially impair the continued use and operation of the Commercialisation Business Assets.

2.3The Commercialisation Business Assets (including for the avoidance of doubt, the Initial Stock to be transferred pursuant to 0), together with such other licenses, sub-licenses, facilities and services which are to be provided to the Purchaser’s Group pursuant to this Agreement and any Ancillary Transaction Agreement, comprise all of the rights, properties, assets and facilities necessary, sufficient or desirable to carry on the Promotion and Distribution activities and/or sales or offers for sale of Products and any related actions (but for the avoidance of doubt, not the Manufacturing) in the Territory associated with the Commercialisation Business in substantially the same manner as they have been during the Relevant Period.
2.4No Third Party or Affiliate of the Seller or any Designated Seller owns, beneficially or of record, any Commercialisation Business Asset or any rights or licenses from or through Seller or any Designated Seller to Commercialise the Products in or for the Territory. No amounts or other consideration are due to a Third Party or Affiliate of the Seller or any Designated Seller with respect to the Commercialisation Business Assets and no amounts, or other consideration will become due to a Third Party or Affiliate of the Seller or any Designated Seller as a result of the transactions contemplated by this Agreement or the Ancillary Transaction Agreements.
3.Products
3.1The list of SKUs of the Products set out in Schedule 8 (Products) is complete and accurate in all material respects, and, so far as the Seller is aware, there will be no change in such list of SKUs in the period prior to Completion Date.
3.2The Seller represents and warrants that, other than for the Aspen Retained De-Commercialised Products, the Aspen Group has no plans to discontinue any Product, and so far as the Seller is aware, there is no current or foreseeable discontinuation or disruption in the supply of the Product (or any component or API thereof), including without limitation as to the result of the current regulatory enforcement activity or due to notification by, or failure to come to terms with Third Party suppliers with regard to the supply of the Product (or any component or API thereof).
4.Contracts and commitments
4.1All Material Contracts have been concluded on arm’s length terms other than any Material Contract that will expire, has been fully performed, or has been terminated in accordance with its terms in each case prior to or at the Completion Time. All Material Contracts are valid, binding and in full force and effect.
4.2The Seller has listed in the Disclosure Letter and made available to the Purchaser complete and accurate copies of all Material Contracts, including all amendments, supplements, modifications and waivers thereof.

4.3No member of the Aspen Group is in, has received notice that it is in, breach of any Material Contract and, so far as the Seller is aware, no other party to any Material Contract is in material breach of any such Material Contract. No member of the Aspen Group has received any notice of the intention of any party to terminate any Material Contracts.
4.4Other than as set forth in the Disclosure Letter, there are no upfront, milestone, royalty, profit-share, capital commitments or other costs payable by the Seller or another member of the Aspen Group under any Material Contract.
5.Consents and licences
5.1All licences, consents, permissions, permits, waivers, exceptions and approvals (each a “License”) required for carrying on the Commercialisation Business have been obtained lawfully and the Seller, the Designated Sellers, the Aspen Group and their respective Affiliates possess, and have at all times possessed, such Licenses. Each License is validly and presently in effect (and the continuing validity and effectiveness of such will not be affected by the consummation of the transactions contemplated hereby), and Seller or the relevant Designated Seller, as applicable, is not in default (with or without notice or lapse of time, or both) under any such License.
5.2No Third Party consents are required to assign or transfer the Commercialisation Business Assets, or grant any licensed or sub-licenses (as are applicable) in respect of the Licensed IPR, to the Purchaser or the other members of the Purchaser Group in accordance with this Agreement or the Ancillary Transaction Documents.

5.3All Product Registrations pertaining to the Commercialisation Business Assets are in full force and effect, and no written or other notice has been received by the Seller, a Designated Seller or any member of the Aspen Group and no fact or circumstance exists which indicates that any Product Registration is likely to be revoked or which may confer a right of revocation.

6.Intellectual Property
6.1Correct details of all Transferring IPR which is registered or for which an application is pending as at the Effective Date are set out in Schedule 14 (Transferring Marks), Schedule 15 (Domain Names), Schedule 16 (Brand Names) and Schedule 17 (Transferring Patents and Registered Designs). So far as the Seller is aware, Schedule 14 (Transferring Marks), Schedule 15 (Domain Names), Schedule 16 (Brand Names) and Schedule 17 (Transferring Patents and Registered Designs) set forth all Transferring IPR that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or public registry or depository service. Each item of Registered IPR that is owned by the Seller, and, to the knowledge of the Seller, that is licensed by the Seller, is valid, subsisting and enforceable, and all necessary registration, maintenance and renewal fees in connection with such Registered IPR have been paid, and all necessary documents and certificates in connection with such Registered IPR have been filed with the relevant Governmental Authorities for the purposes of perfecting, prosecuting and maintaining such Registered IPR. There are no acts or omissions of the Seller that would (A) constitute inequitable conduct, fraud or misrepresentation with respect to any Transferring IPR, Transferring Know-How, Licensed IPR, and Licensed Know-How, or (B) render any Transferring IPR, Transferring Know-How, Licensed IPR, and Licensed Know-How invalid or unenforceable in whole or in part.
6.2The Aspen House Marks, the Transferring IPR, the Transferring Know-How, the Licensed IPR, the Licensed Know-How, and Third Party IPR constitute the entire registered, and unregistered Intellectual Property used or necessary to Commercialise the Products in, or Manufacture the Products for, the Territory by the Purchaser in the same way those Products were Commercialised in, or Manufactured for, the Territory in the Relevant Period.

6.3The Seller exclusively owns and possesses all right, title and interest in, or has a license with the rights to sublicense or other equivalent right to use, all of the Transferring IPR, Transferring Know-How, Licensed IPR, and Licensed Know-How (including the right to seek past and future damages with respect thereto) and Third Party IPR, in each case free and clear of all Encumbrances, save in respect of Third Party IPR which is subject to the Encumbrances as recorded in Schedule 13. The Seller has the unrestricted right to assign, transfer or grant to the Purchaser all rights in the Transferring IPR, Transferring Know-How, Licensed IPR, and Licensed Know-How that are being assigned, transferred or granted to the Purchaser under this Agreement, in each case (subject to Schedule 13 in respect of Third Party IPR), free of any rights or claims of any Person and without payment of any royalties, license fees or other amounts to any Person. As of the Completion Date, the Purchaser will be permitted to assign, license or otherwise transfer all Transferring IPR, Transferring Know-How, Licensed IPR, Licensed Know-How and subject to Schedule 13, the Third Party IPR without restriction and without payment of any additional amounts or consideration to any Person. The Seller has not transferred ownership of, or granted any license of or right to use (including any covenant not to sue), or authorized the retention of any rights to use or joint ownership of, any Transferring IPR, Transferring Know-How, Licensed IPR, or Licensed Know-How to any Person in a manner inconsistent with the rights being assigned, transferred or granted to the Purchaser under this Agreement.

6.4So far as the Seller is aware, the Commercialisation Business does not infringe or misappropriate any Intellectual Property (including pending applications and registrations therefor if such applications or registrations were to issue or become registered) of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the Applicable Law of any jurisdiction, and the Seller has not received notice from any Person claiming that such conduct infringes, violates or misappropriates any Intellectual Property of any Person or constitutes unfair competition or trade practices under the Applicable Law of any jurisdiction (nor does the Seller have knowledge of any basis therefor).

6.5The Seller has no knowledge of any activities by Persons in the Territory that the Seller reasonably believes constitute an infringement, violation or misappropriation of any Transferring IPR, Transferring Know-How, Licensed IPR, or Licensed Know-How (including pending applications and registrations therefor as if such applications or registrations were to issue or become registered). The Seller has not brought a claim against any Third Party alleging any such infringement, violation or misappropriation and no such claim is otherwise pending.

6.6The Seller has not entered into any contract with any Third Party expressly agreeing to indemnify any Person against any charge of infringement as a result of the manufacture, use, sale, importation or other exploitation of the Products.

7.Product Registrations
7.1Each of the Warranted Product Registrations was lawfully obtained, and in respect of Product Registrations that are held by the relevant Product Registration Holder as at Completion, are validly held by the relevant Product Registration Holder and are in full force and effect.
7.2As at Completion with respect to Warranted Product Registrations, or on the date of transfer to Purchaser or one of its Affiliates with respect to Pending Product Registrations if different from Completion, all amounts due to any Governmental Authority in respect of the registration and/or maintenance of the Product Registrations have been paid and discharged in full in accordance with Applicable Law.

7.3The Warranted Product Registrations constitute all the material Product Registrations granted to any member of the Aspen Group which as at the Effective Date are used for the Commercialisation of the Products in the Territory.

7.4No member of the Aspen Group has during the Relevant Period received any notification or notice of any hearing, investigation or audit by any Competent Authority to vary, suspend, revoke, withdraw, cancel or otherwise declare any Warranted Product Registration to be invalid, nor are any such proceedings or actions ongoing.

7.5All applications for renewal of a Warranted Product Registration have been duly and timely filed.

7.6So far as the Seller is aware, the dossiers of each Warranted Product Registration and each Pending Product Registration have been compiled in all material respects in accordance with

Applicable Law, generally accepted pharmaceutical principles and the then current state of science and technology and, to the Seller’s knowledge, no part of such dossiers infringes the rights of any Third Party.

7.7So far as the Seller is aware, all Products that are, or have during the Relevant Period been, sold, placed on the market or otherwise Commercialised in the Territory by or on behalf of the Seller or the Aspen Group, were or are (as applicable) the subject of a valid regulatory licence held by a member of the Aspen Group in the Country of sale, and were sold, placed on the market or otherwise Commercialised in such Country in compliance with the applicable Product Registration and all Applicable Laws.

7.8So far as the Seller is aware, the Warranted Product Registrations and Pending Product Registrations do not infringe the rights of any Third Party.

8.Litigation
8.1There is no pending or currently outstanding litigation or arbitration, administrative or criminal proceedings or Third Party Claim, and no such litigation or arbitration, administrative or criminal proceedings or Third Party Claim is threatened, or during the 24 (twenty four) month period prior to the Completion Date, been threatened, including claims for product liability, in each case which relates to the Commercialisation Business Assets or the Products in the Territory.
8.2Neither the Seller, any Designated Seller, nor any member of the Aspen Group has been served with any formal written notice of any litigation or arbitration, administrative or criminal proceedings or Third Party Claim in the 24 (twenty four) month period prior to the Completion Date indicating that any litigation or arbitration, administrative or criminal proceedings or Third Party Claims will be commenced in relation to the Commercialisation Business Assets and there are no circumstances that the Seller, relevant Designated Seller or member of the Aspen Group expects to give rise to such litigation or arbitration, administrative or criminal proceedings or Third Party Claims.

8.3Neither the Seller, any Designated Seller, nor any other member of the Aspen Group has during the 24 (twenty four) month period prior to the Completion Date brought any claim or proceeding against any Third Party with respect to the Commercialisation Business Assets or the Products in the Territory or is otherwise party to any such claim or proceeding.

9.Compliance with Laws; Regulatory Matters
9.1The Seller and all members of the Aspen Group have, during the Relevant Period, conducted the Commercialisation Business in all material respects in accordance with their respective constitutional documents and in compliance with all Applicable Laws and regulations in any relevant jurisdiction.

9.2None of the Seller, the Designated Sellers nor their Affiliates nor any Third Party acting on their behalf is currently conducting, or has any obligation to conduct, any pre-clinical or clinical trials, or other studies, related to the Products in the Territory other than the Ongoing Clinical Trials.

9.3All preclinical and clinical trials of the Products that are being or have been conducted by or on behalf of the Seller that have been submitted to any Governmental Authority in the Territory in connection with any Product Registrations are being or have been conducted in compliance in all material respects with all Applicable Laws, including good clinical practices and good laboratory practices, as applicable.

9.4During the Relevant Period, the Commercialisation of the Products in the Territory by, or on behalf of, the Seller, the Designated Sellers and their Affiliates, has been conducted in compliance with all Applicable Laws, and none of the marketing and promotional materials used by, or on behalf of, the Seller, the Designated Sellers and their Affiliates, including the labels and labelling and advertising, for the Products in the Territory, is or has been false or misleading. During the Relevant Period, all required notices, petitions and reports to Governmental Authorities in connection with such marketing and promotional activities for the Products in the Territory have been timely submitted.

9.5So far as the Seller is aware, during the Relevant Period, the Commercialisation of the Products in the Territory by any licensee or distributor, has been conducted in compliance with all Applicable Laws, and none of the marketing and promotional materials used by any licensee or distributor, including the labels and labelling and advertising, for the Products in the Territory, is or has been false or misleading. So far as the Seller is aware during the Relevant Period, all required notices, petitions and reports to Governmental Authorities in connection with any licensee or distributor marketing and promotional activities for the Products in the Territory have been timely submitted.

9.6The manufacture of the Products by, or on behalf of, the Seller, the Designated Sellers and their Affiliates has at all times been conducted in compliance with Applicable Laws. The processes used to produce the Products are adequate to ensure that the Products meet the specifications established therefor. Neither the Seller, the Designated Sellers nor any of their Affiliates has received any notification, written or oral, that remains unresolved from any Governmental Authority that (i) it has performed the Commercialisation Business in any way which does not in any respect comply with all Applicable Laws, regulations or standards or which in any respect is defective or dangerous; or (ii) so far as the Seller is aware, is reasonably likely to result in an adverse finding with respect to any of the Products.

9.7Neither the Seller, the Designated Sellers nor any of their Affiliates (including their respective current and former officers, (during their employment with the Seller or Designated Seller), employees, and agents) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under Applicable Laws or been debarred by any Governmental Authority or Applicable Laws.

9.8During the Relevant Period (i) there have been no audits, inspections, examinations or investigations of the Seller or any Designated Seller by a Governmental Authority involving any of the Products, other than routine periodic inspections by a Governmental Authority that did not result in any adverse findings with respect to any Product; (ii) neither the Seller nor any Designated Seller has received any “notice of observation,” “notice of adverse finding,” “warning letters,” or “untitled letters,” or other similar Governmental Authority or Agency notice of inspectional observations or deficiencies or other written correspondence from any Governmental Authority or Agency concerning the Product or the facilities in which the Product is manufactured; and (iii) there has not been a recall or market withdrawal or replacement of any Product by, or on behalf of, the Seller, any Designated Seller or any of their Affiliates, whether voluntary or involuntary. Neither the Seller, any Designated Seller nor any of their Affiliates is aware of any facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any Product sold by, or on behalf of, the Seller, any Designated Seller or any of their Affiliates, or by any licensee or distributor; (2) a change in the marketing classification or a material change in any approval, labelling, or manufacturing of any Product sold by, or on behalf of, the Seller, any Designated Seller or any of their Affiliates, or by any licensee or distributor; or (3) a termination or suspension of the marketing, or seizure, of any Product sold by, or on behalf of, the Seller, any Designated Seller or any of their Affiliates, or by any licensee or distributor; (4) a violation of any Applicable Laws or regulations in any relevant jurisdiction; or (5) a materially adverse impact on the Commercialisation Business Assets or the Products.

9.9The Seller, the Designated Sellers and their Affiliates are, and at all times have been, in compliance with all adverse event reporting requirements applicable to the Products. There have been no material adverse events reported during the Relevant Period.

9.10Neither the Seller, the Designated Seller nor any of their Affiliates has made any false statements on, or omissions from, the applications, reports, regulatory filings and other submissions or communications (written or oral) to any Governmental Authority or Agency with respect to the Products or their manufacture or any other records, reports and documentation prepared or maintained to comply with the requirements of all Warranted Product Registrations and Applicable Laws. Neither the Seller, the Designated Sellers nor any

of their Affiliates are the subject of any pending or threatened investigation by any Governmental Authority with respect to the Products or the Warranted Product Registrations. So far as the Seller is aware, no Governmental Authority is considering such act.

9.11The Seller, and each of the Designated Sellers, has fully complied with all applicable export control, economic sanctions laws and anti-boycott regulations of the United States of America and other governments, including the U.S. Export Administration Regulations (Title 15 of the U.S. Code of Federal Regulations Part 730 et seq.) and the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (Title 31 of the U.S. Code of Federal Regulations Part 500 et seq.).

9.12No Product has been directly or indirectly shipped by the Seller or any Designated Seller to any country subject to U.S. or U.N. economic sanctions without the necessary licenses, even for transfer to non-sanctioned countries.

9.13None of the Seller, nor any Designated Seller, is included on any of the restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals List administered by the U.S. Treasury Department’s Office of Foreign Assets Control; the Denied Persons List, Unverified List or Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department’s Directorate of Defense Trade Controls.

10.Insurance
All material insurance policies relating to the Commercialisation Business are in full force and effect, and no notice of cancellation, termination or default has been received with respect to any such insurance policy. All premiums due and payable on such policies covering the period from the Effective Date up to Completion have been paid in full or accrued.
11.Taxation
11.2Other than for Taxes arising from the transactions contemplated herein, or Taxes that become due in the ordinary course, there are no Taxes currently due and owing with respect to, or liens for Taxes (other than Permitted Encumbrances) on, any of the Commercialisation Business Assets. The Seller, and each Designated Seller, has filed all tax returns and made timely payment of all Taxes owed with respect to the Commercialisation Business Assets.
11.2The Seller is not involved in any dispute with any Tax Authority concerning any matter likely to affect the conduct of the Commercialisation Business after Completion or any of the Commercialisation Business Assets and, so far as the Seller is aware, no such dispute is likely.

12.Employment
12.1All contracts of service or for services with any of the Transaction Affected Employees are terminable by the relevant member of the Aspen Group without compensation (other than for unfair dismissal or a statutory redundancy payment).
12.2Each member of the Aspen Group has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay and all other benefits and emoluments relating to the Transaction Affected Employees in respect of all prior periods. Completion will not give rise to the payment of any remuneration, payment or benefit or any enhancement or acceleration thereof to any Transaction Affected Employees whether in accordance with the standard terms and conditions of employment of such Transaction Affected Employees or otherwise.

12.3There are no formal offers or obligations to increase the salaries of the Transaction Affected Employees, or vary the terms and conditions of employment of any Transaction Affected Employees, except for increases resulting from applicable bargaining agreements provided in the Data Room (save as required by Applicable Laws).

12.4So far as the Seller is aware, no member of the Aspen Group is engaged or involved in any material enquiry, investigation, dispute, claim or legal proceedings (whether arising under contract, common law, statute or in equity) with any of the Transaction Affected Employees or any other Person currently or previously employed by or engaged in the Commercialisation Business or their dependants and, so far as the Seller is aware, there is no event which could reasonably be expected to give rise to such enquiry, investigation, dispute, claim or proceedings.

12.5So far as the Seller is aware, the members of the Aspen Group have, during the Relevant Period, complied in all material respects with all Applicable Laws, collective agreements and contractual obligations owed to, or in respect of, the Transaction Affected Employees.

13.Suppliers
From January 1, 2020, through the Effective Date, no supplier has notified the Seller, any Designated Seller or any of their Affiliates that it will stop, or decrease the rate of, supplying products or services to the Seller, the applicable Designated Seller or their Affiliates with respect to the Product, which stop or decrease would be reasonably likely, individually or in the aggregate, to be material to the Commercialisation Business Assets. Each supplier of the Seller, any Designated Seller or any of their Affiliates is, and has been since January 1, 2020, in compliance in all material respects with all Applicable Laws relating to such supplier’s relationship with the Seller, the applicable Designated Seller or their Affiliates in connection with the Product, and there are no regulatory actions threatened in writing against such supplier, except to the extent not material, individually or in the aggregate, to the Products.
14.Financial Information.
14.1The aggregate Net Sales information for the Products and net sales for the Aspen Retained De-Commercialised Products for the twelve (12) month period commencing 1 July 2017 and terminating 30 June 2018, as is annexed hereto as Exhibit 1, reflects actual bona fide transactions, is unaudited and was compiled in accordance with the Seller’s usual and customary accounting practices.
14.2The aggregate Net Sales information for the Products and net sales for the Aspen Retained De-Commercialised Products for the twelve (12) month period commencing 1 July 2018 and terminating 30 June 2019, as is annexed hereto as Exhibit 2 reflects actual bona fide transactions, is unaudited and was compiled in accordance with the Seller’s usual and customary accounting practices.

15.Anti-corruption
The Seller acknowledges that the Purchaser’s corporate policy requires that the Purchaser’s business must be conducted within the letter and the spirit of Applicable Law, including the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act and any and all other Applicable Laws prohibiting corruption or bribery including the Applicable Laws in the Territory (“collectively, the Anti-Corruption Laws”), and consistent with good business ethics. By signing this Agreement, the Seller agrees to conduct its activities under this Agreement in a manner that is consistent with good business ethics, all applicable Anti-Corruption Laws, and laws for the prevention of fraud, racketeering, and money laundering. Specifically, the Seller warrants that neither it nor its Affiliates or any directors, officers, or any other employees, or, to the Seller’s Knowledge, its agents, subcontractors or distributors acting on behalf of any of the above, will, directly or indirectly, make, offer, or authorize any payment or transfer of anything of value to any Governmental Authority or any Agency, instrumentality, or political subdivision thereof, or to any Government Official thereof, or to any customer or supplier, or to any employee thereof, for the purposes of: (i) influencing an act or decision of the recipient (including a decision not to act) in connection with the business operated by such party; (ii) inducing the recipient to use his or her influence to affect any act or decision in connection with the business conducted by such party; or (iii) inducing the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so, in each case in a manner that is in violation of Applicable Law. For the purposes of this Agreement: “Government Official” means (a) any official or employee of any Governmental Authority, or any department, Agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a

Governmental Authority), (b) any political party or official thereof, or any candidate for political office, in the United States of America or other country, or (c) any official or employee of any public international organization.
16.Broker’s and Finder’s Fees
There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Transaction Agreements based on any arrangement made by or on behalf of the Seller, any Designated Seller or any of their Affiliates.
16.Accuracy of Information
None of the representations, warranties or statements of the Seller, any Designated Seller or any of their Affiliates contained in this Agreement or the Ancillary Transaction Agreements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made, not misleading. Neither the Seller, and Designated Seller nor any of their Affiliates has knowledge of any fact that may have a material adverse effect on the Commercialisation Business Assets or the transactions contemplated hereby that has not been set forth in this Agreement or Ancillary Transaction Agreements.

Schedule 5
Limitations on Liability
1.Seller’s Limitations on Liability
1.1Limitations on quantum and general
Neither the Purchaser nor any other member of the Purchaser Group shall be entitled in any event to damages or other payment in respect of any claim or claims under any of the Seller Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances) unless and until the aggregate amount of all claims made under or in respect of the Seller Warranties, exceeds eight million, seven hundred and seventy two thousand Euros (EUR 8,772,000) but, once the aggregate amount of all such claims has exceeded such sum, the Seller shall be liable for the full amount of all such claims and not merely in respect of the excess over such sum.
For the purposes of establishing whether any claim falls to be notified under paragraph 2 below, all amounts available for set-off or otherwise liable to be deducted from the amount of such claim by virtue of the operation of the subsequent paragraphs of this Schedule shall first be taken into account in order to determine whether the amount of the claim exceeds the threshold in this paragraph 1.1.
1.2The total aggregate liability of the Seller and all members of the Aspen Group under or in respect of any claim or claims under any of the Seller Warranties shall not, in any event, exceed an amount equal to:
A.for all claims made in respect of or under the Seller Warranties (other than the Seller Fundamental Warranties and the Seller Tier 2 Fundamental Warranties), the Transaction Liability Cap;
B.for all claims made in respect of or under the Seller Tier 2 Fundamental Warranties, fifty percent (50%) of the Commercialisation Business Consideration; and

C.subject to paragraphs 1.2(A) and (B), for all claims made in respect of or under the Seller Fundamental Warranties, one hundred percent (100%) of the Commercialisation Business Consideration.
1.3Neither the Purchaser nor any other member of the Purchaser Group shall be entitled to claim under this Agreement for any indirect or consequential loss (including loss of profit) or punitive damages, save that nothing in this paragraph 1.3 shall exclude or limit the Seller’s liability in respect of,

A.a Third Party claim which is the subject of an indemnification obligation under Clause 30, but solely insofar as it relates to the amounts claimed by that Third Party;
B.any Excluded Liabilities; or

C.a breach by the Seller of Clauses 24.1 or 34.
1.4The Seller shall only be liable in respect of any claim under or in respect of this Agreement if and to the extent that such claim is admitted by the Seller, agreed to by the Parties in writing pursuant to a settlement agreement or otherwise, or proven by a final non-appealable judgment (or judgment for which the right of appeal has lapsed) in a court of competent jurisdiction.
1.5Each provision of this Schedule shall be read and construed without prejudice to each of the other provisions of this Schedule.
2.Time Limits for bringing claims
No claim shall be brought against the Seller in respect of any of the Seller Warranties unless the Purchaser shall have given to the Seller written notice of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s good faith calculation of the loss thereby alleged to have been suffered, or anticipated to be suffered, by it or the relevant member of the Purchaser Group):
A.subject to sub-paragraphs 2(B) and 2(C), on or before the date falling twenty-four (24) months after the Completion Date; or
B.in respect of any claim under paragraph 8.1 of Schedule 4, on or before the date falling thirty-six (36) months after the Completion Date; or

C.in respect of any claim under the Seller Tax Warranties, the earlier of three (3) months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority and the seventh anniversary of the Completion Date;

PROVIDED THAT the liability of the Seller in respect of any claim referred to in paragraph (A) above shall absolutely determine (if such claim has not been previously satisfied, settled or withdrawn) if legal proceedings in respect of such claim shall not have been commenced within twelve (12) months of the service of such notice, and for this purpose, proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Seller except:

D.in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified, in which case the twelve (12) month period shall commence on the date that the contingent liability becomes an actual liability or the liability is capable of being quantified; or
E.in the case of a claim where a member of the Purchaser Group has a made corresponding claim against an insurer or has a corresponding entitlement to recovery from some other person in which case the twelve (12) month period shall commence on the date that the corresponding claim or entitlement is finally settled or finally determined.
3.Conduct of litigation
3.1Upon the Purchaser or any other member of the Purchaser Group becoming aware of any claim, action or demand against it or any other matter likely to give rise to any claim in respect of any of the Seller Warranties (other than the Seller Tax Warranties), the Purchaser shall:
A.as soon as practicable notify the Seller thereof in writing in accordance with paragraph 2;
B.subject to the Seller’s agreement to indemnify the Purchaser or the relevant member of the Purchaser Group in a form reasonably satisfactory to the Purchaser against any liability, cost, damage or expense which may be properly incurred thereby (but without thereby implying any admission of liability on the part of the Seller), take such action and give such information and access to personnel, premises, chattels, documents and records (which the Purchaser shall procure are preserved) to the Seller and its professional advisers as the Seller may reasonably request for purposes of defending or settling such claim, in each case at Seller’s expense;

C.at the request of the Seller, allow the Seller to take the sole conduct of such claims, actions and/or demands (as applicable) as the Seller may deem appropriate in connection with any such claim, action or demand in the name of the Purchaser or any relevant member of the Purchaser Group and in that connection the Purchaser shall, at Seller’s expense, give or cause to be given (and shall procure that the relevant member of the Purchaser Group shall give or cause to be given) to the Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand provided that neither the Purchaser nor the relevant member of the Purchaser Group shall be required to commence any legal proceedings where either:

i.the Purchaser or the relevant member of the Purchaser Group has validly assigned all of its rights in relation to the relevant claim, action or demand (as applicable) to the Seller in a manner which entitles the Seller to the same benefits in respect of such rights as the Purchaser or the relevant member of the Purchaser Group had; or
ii.where sub-paragraph 3.1(C)(i) does not apply or where the Seller otherwise requests in writing, the Seller has not notified the relevant party against whom such proceedings are brought that such proceedings are being brought at the instruction of the Seller;
C.make no admission of liability, agreement, settlement or compromise with any person in relation to any such claim, action or demand without the prior written consent of the Seller; and
D.take, or procure that there is taken, all reasonable action to mitigate any loss suffered by it or by any member of the Purchaser Group in respect of which a claim could be made under the Seller Warranties.
3.2The Seller shall be entitled at any stage and at its sole discretion to settle any such claim, action or demand; provided that any such settlement is solely for monetary damages with respect to which Seller indemnifies Purchaser and includes a full release of any claims against Purchaser or the Purchaser Group.
3.3In the event of a conflict between this Paragraph 3 and Clause 30 of the Agreement, Clause 30 shall govern.

4.No liability if loss is otherwise compensated for
4.1No liability shall attach to the Seller or to any member of the Aspen Group by reason of any breach of any of the Seller Warranties (other than the Seller Tax Warranties) to the extent that the same loss has been recovered by the Purchaser or any other member of the Purchaser Group under any other Warranty or terms of this Agreement or any other document entered into pursuant hereto, and accordingly, the Purchaser and each other member of the Purchaser Group may only recover once in respect of the same loss.
4.2The Seller shall not be liable for breach of any of the Seller Warranties (other than the Seller Tax Warranties) to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Purchaser or any other member of the Purchaser Group.

4.3In calculating the liability of the Seller for any breach of the Seller Warranties, (other than the Seller Tax Warranties), there shall be taken into account the amount by which any Taxation for which the Purchaser or any other member of the Purchaser Group is now or in the future accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such liability, with the intention that the outcome for the Purchaser and any other member of the Purchaser Group is economically neutral.

5.Recovery from third parties
5.1Where the Purchaser or any member of the Purchaser Group is at any time entitled to recover from some other person other than under its policy or policies of insurance any sum in respect of any matter giving rise to a claim under the Seller Warranties (other than the Seller Tax Warranties) the Purchaser shall, and shall procure that the member of the Purchaser Group concerned shall, take reasonable steps to enforce such recovery prior to taking action against the Seller (other than to notify the Seller of such claim) and, in the event that the Purchaser of any member of the Purchaser Group shall recover any amount from such other person, the amount of the claim against the Seller shall be reduced by the amount so recovered. For the avoidance of doubt, the provisions of this paragraph 5.1 shall have no application to the Purchaser or any member of the Purchaser Group’s recourse against its insurers under its/their policy or policies of insurance.
5.2If the Seller or any other member of the Aspen Group pays at any time to the Purchaser or any member of the Purchaser Group an amount pursuant to a claim in respect of the Seller Warranties or under any provision of this Agreement and the Purchaser or member of the Purchaser Group subsequently recovers from some other person, including its insurers under any policy or policy of insurance, any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the relevant member of the Purchaser Group shall, repay to the Seller the lesser of (i) the amount paid by the Seller (or other member of the Aspen Group) to the Purchaser or relevant member of the Purchaser Group and (ii) the sum (including interest (if any)) recovered from such other person including its insurers under any policy or policy of insurance, less any Tax thereon.

6.Acts of Purchaser
6.1No claim shall lie against the Seller under or in relation to the Seller Warranties to the extent that such claim is attributable to any admission of liability made in breach of the provisions of this Schedule after the date hereof by the Purchaser or on its behalf or by a member of the Purchaser Group on or after Completion.
6.2The Seller shall not be liable for any breach of any Warranty which would not have arisen but for any re-organisation (including a cessation of the whole or part of any trade) or change in ownership of any member of the Purchaser Group or of any assets of any such member after Completion or change in any accounting basis on which any member of the Purchaser Group values its assets or any accounting basis, method, policy or practice of any member of the Purchaser Group.

7.Retrospective legislation
No liability shall arise in respect of any breach of any of the Seller Warranties to the extent that liability for such breach or such claim occurs or is increased directly or indirectly as a result of:
A.any legislation not in force on or prior to the Effective Date; or
B.the withdrawal, after the Completion Date, of any extra-statutory concession or other agreement or arrangement currently granted by or made with any Governmental Authority (whether or not having the force of law); or

C.any change after the Effective Date of any generally accepted interpretation or application of any legislation or in the enforcement policy or practice of the relevant authorities.

8.Disclosure
Neither the Purchaser nor any member of the Purchaser Group shall be entitled to claim that any fact, matter or circumstance causes any of the Seller Warranties to be breached if fairly disclosed in the Disclosure Letter. For clarity, the foregoing shall not limit Seller’s liability with respect to the Excluded Liabilities, including any liabilities arising in connection with the litigation or pending litigation referred to in the Disclosure Letter.
9.Claim to be reduction of the Commercialisation Business Consideration
Any payment made by the Seller or any other person in respect of any claim under the Seller Warranties shall be deemed to be a reduction of the Commercialisation Business Consideration.
10.Exceptions to Limitations
Nothing in this Agreement shall operate to limit the liability of the Seller or any member of the Aspen Group to the extent that such exclusion or limitation of liability is prohibited by Applicable Law and regulation.
11.Purchaser’s Limitations on Liability
11.1The provisions of this Schedule 5 shall apply mutatis mutandis to limit the liability of the Purchaser and the members of the Purchaser Group under this Agreement and the Transaction Documents on the basis that all references to –
A.the “Purchaser” shall be deemed to be amended to read the “Seller”;
B.the “Purchaser Group” shall be deemed to be amended to read the “Aspen Group”;

C.the “Seller” shall be deemed to be amended to read the “Purchaser”;

D.the “Aspen Group” shall be deemed to be amended to read the “Purchaser Group”;

E.the “Seller Warranties” shall be deemed to be amended to read the “Purchaser Warranties”; and

F.Excluded Liabilities shall be deemed to be amended to read “Assumed Liabilities”.

11.2Each Purchaser Warranty shall be a “Purchaser Fundamental Warranty” with the effect that the Purchaser’s liability for breach of any Purchaser Warranty shall be capped at one hundred per cent (100%) of the Commercialisation Business Consideration.

Schedule 12
Intellectual Property Regime
1.Intellectual Property
1.1Save as expressly set out in this Schedule 12, the Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser’s Group that nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in or to, nor constitute any licence of, any Excluded IPR.
1.2For the avoidance of doubt, all the rights, title and interest transferred or granted to the Purchaser under this Schedule 12 are subject to Clause 26.8.
Licence of Aspen House Marks
1.3The Seller shall, with effect from Completion, procure the grant, and does hereby grant, to the Purchaser and each member of its Group of a non-exclusive, royalty-free, non-assignable licence (subject to Paragraph 1.17, with the right to sub-license through multiple tiers) to use the Aspen House Marks on:
A.any Initial Stock, solely to the extent required to Commercialise such Initial Stock pursuant to Schedule 24 and any Initial PO Units, solely to the extent required to Commercialise such Initial PO Units pursuant to the Initial PO Units Side Letter, and as permitted under Applicable Laws;
B.subject to the terms of the Supply Agreement, any Product supplied by the Seller or its Affiliate pursuant to the Supply Agreement that bears any Aspen House Marks; and

C.any sales literature used in the Commercialisation Business that has been approved by the Aspen Group for so long as the relevant member of the Aspen Group is Product Registration Holder in respect of the Products referred to in such sales literature, whereafter such sales literature shall not use any Aspen House Marks;

1.4For clarity, the Purchaser and each member of its Group shall have no right pursuant to this Agreement to use any of the Aspen House Marks as part of a corporate or trading name and undertakes not to hold itself out or otherwise represent itself to be a member of, or to be associated or connected with any member or business venture of the Aspen Group.
1.5The Purchaser and each member of its Group shall notify the Seller in writing of all complaints made to the Purchaser by any consumer association or pressure group and all other material complaints made by its customers or potential customers (including complaints referred to any court, tribunal, ombudsman or regulatory body (including any relevant Governmental

Authority)) in relation to the goods provided by, or on behalf of, it under any of the Aspen House Marks.
1.6The Purchaser acknowledges that all goodwill associated with the use of the Aspen House Marks by the Purchaser and each member of its Group vests and shall vest in the Seller and that the Purchaser and each member of its Group has no, and shall not by virtue of this Agreement obtain any, rights in any of the Aspen House Marks other than those expressly set out in this Schedule 12. The Purchaser undertakes that it shall not and shall ensure that each member of its Group does not make any claim to such goodwill or, save as set out in this Agreement, to any rights in the Aspen House Marks.
1.7Without prejudice to Paragraph 1.6, if any goodwill or proprietary right in relation to the Aspen House Marks vest in the Purchaser or a member of its Group, the Purchaser shall, immediately upon becoming aware of such vesting of such goodwill or right, assign or procure the assignment of, such goodwill or right to the Seller.

1.8The Purchaser shall, and shall ensure that each member of its Group, in its use of the Aspen House Marks, adhere to a level of quality standards and specifications for the goods on which the Aspen House Marks are applied and the protection of goodwill associated therewith that is consistent with that used by the Aspen Group for the Commercialisation of the Products prior to the Effective Date of the Distribution Agreement, as such quality standards and specifications may be reasonably amended by the Aspen Group from time to time upon at least thirty (30) days prior written notice to the Purchaser. The Purchaser and each member of its Group shall not make any changes to the labelling of the Initial Stock without the prior written consent of the Seller.
Licence of Licensed IPR and Licensed Know-How to the Purchaser
1.9At Completion, the Seller shall grant (or procure the grant), and hereby grants, to the Purchaser an exclusive, perpetual, irrevocable, royalty-free, fully paid-up licence (subject to Paragraph 1.16, with the right to sub-license through multiple tiers) (subject to Paragraph 1.17, with the rights to assign and to transfer) under the Licensed IPR and Licensed Know-How (i) to use, Commercialise, Manufacture, and otherwise exploit the Products, and (ii) to use and Manufacture the API in connection with the use, Commercialisation, Manufacture, and other exploitation of the Products, in each case in and for the Territory. For clarity, the foregoing licence includes the right to Manufacture the Products and/or the APIs on a non-exclusive basis in the Retained Territory for Commercialisation or other exploitation on an exclusive basis in the Territory.
1.10At Completion, the Seller shall grant (or procure the grant), and hereby grants to the Purchaser a non-exclusive, perpetual, revocable, royalty-free, fully paid-up license (subject to Paragraph 1.16, with the right to sub-license through multiple tiers) (subject to Paragraph 1.17, with the rights to assign and to transfer) under the Licensed IPR and Licensed Know-

How to use, Commercialise and otherwise exploit the Aspen Retained De-Commercialised Products in and for the Territory for the purpose of the Purchaser or its Affiliates performing its or their obligations under the Agreement and Ancillary Transaction Agreements.
License to Ongoing Clinical Trials
1.11At Completion, the Seller shall grant (or procure the grant), and hereby grants, to the Purchaser a non-exclusive, perpetual, irrevocable, royalty-free, fully paid-up license (subject to Paragraph 1.16, with the right to sub-license through multiple tiers) (subject to Paragraph 1.17, with the rights to assign and to transfer) to all information, data, results and reports of the Ongoing Clinical Trials to use, Commercialise, Manufacture, and otherwise exploit the Products in and for the Territory.
License to Clinical Trials
1.12At Completion, each Party shall grant (or procure the grant), and hereby grants, to the other Party, a non-exclusive, perpetual, irrevocable, royalty-free and fully paid-up license (subject to Paragraph 1.16, with the right to sub-license through multiple tiers) (subject to Paragraph 1.17, with the rights to assign and to transfer) to all information, data, results and reports of any clinical trials conducted on or relevant to the Products during the ten (10) year period following the Completion Date.
Licence to the Seller
1.13The Purchaser shall, with effect from Completion, grant to the Seller a non-exclusive, irrevocable, royalty-free licence or sub-licence (as applicable) (in each case, with the right to sub-license through multiple tiers) of the Transferring IPR and the Transferring Know-How to (i) Manufacture or procure the Manufacture of the Products anywhere in the world (including in the Territory) for the purpose of the Seller or its Affiliates performing its or their obligations under the Ancillary Transaction Agreements; and (ii) subject to Clause 10.5, undertake Clinical Trials relating to the Products in the Territory, solely for purposes of Commercialising the Products outside of the Territory or Manufacturing the Products in the Territory for Commercialisation of the Products outside the Territory; (iii) fulfil its supply and other obligations in respect of the Aspen Retained De-Commercialised Products pursuant to Clause 14.5 and/or (iv) exercising its rights pursuant to Clause 27.7. The provisions of the Distribution and Supply Agreement shall also apply to this Schedule 12.
Assignment of Transferring Know-How and Transferring IPR to the Purchaser
1.14At Completion, the Seller shall assign (and procure the assignment), and does hereby assign, to the Purchaser the Transferring Know-How and Transferring IPR. For clarity, this Paragraph 1.14 is an assignment of the Transferring Know-How and Transferring IPR with effect from Completion; the assignment of any Transferring Know-How or Transferring IPR which is registered or which is the subject of an application for registration shall be perfected by the execution of an assignment agreement (on terms consistent with the terms of the Transferring IPR Assignments).
Sub-licence of Third Party IPR to the Purchaser
1.15At Completion, the Seller shall sub-license, and hereby grants, to the Purchaser a non-exclusive, royalty-free, fully paid-up, sub-licence (with the right to sub-license through multiple tiers) under the Third Party IPR to use, Commercialise, Manufacture, and otherwise exploit the Products in and for the Territory. For clarity, the foregoing licence includes the right to Manufacture the Products in the Retained Territory for Commercialisation or other exploitation in the Territory. The sub-license granted to the Purchaser pursuant to this Paragraph 1.15 shall be on the same terms and conditions existing between the Seller, or the relevant member of the Aspen Group, and the Third Party licensor at the Completion Date, including as to the duration of such sub-licence rights, and the Purchaser shall abide by, and shall procure that its Affiliates and its sub-licencees abide by, the restricted terms and covenants as set forth in Schedule 13 to the Agreement.
Sub-licencing by the Purchaser
1.16Any sub-license granted by the Purchaser to its Affiliates and/or Third Parties in respect of licensed rights granted by a member of the Aspen Group, to the Purchaser, pursuant to this Schedule 12 shall be on the same terms and conditions existing between the Seller, or the relevant member of the Aspen Group, and the Purchaser at the Completion Date, including as to the duration of such licence rights, and the Purchaser shall abide by, and shall procure that its Affiliates and its sub-licencees abide by, the restricted terms and covenants contained herein.
Assignment and Transfer of Licensed Rights
1.17Any assignment or transfer by the Purchaser to its Affiliates and/or Third Parties of any licensed rights granted by a member of the Aspen Group, to the Purchaser, pursuant to this Schedule 12, shall only be permitted upon (i) prior written notice by the Purchaser to the Seller and (ii) to a Purchaser Affiliate or Third Party which acquires the whole or substantially the whole of the business to which the licensed rights relate. In addition, the licensed rights so assigned or transferred are on the same terms and conditions existing between the Seller or the relevant member of the Aspen Group, and the Purchaser at the Completion Date, including as to the duration of such licensed rights.
Conflicts
1.18In the event that the Transferring IPR or Transferring Know-How is subject to any infringement, challenge to validity or other defensive or enforcement proceedings, and unless otherwise agreed between the Parties (including in any Ancillary Transaction Agreement), the Purchaser shall assume responsibility for control of such proceedings with effect from Completion.
1.19In the event that the Excluded IPR or Third Party IPR is subject to any infringement, challenge to validity or other defensive or enforcement proceedings and unless otherwise agreed between the Parties (including in any Ancillary Transaction Agreement), the Seller shall continue to assume responsibility for control of any defensive or enforcement proceedings prior to and after Completion. If Seller decides not to exercise its right under this Paragraph 1.19, within thirty (30) days of the Purchaser’s written request, to enforce or defend any Excluded IPR for which it is proprietor, then Purchaser shall have the right to proceed with such an enforcement action at its own expense, and at Purchaser’s request and expense, Seller shall join any such enforcement action controlled by the Purchaser. Seller shall, upon Purchaser’s request, execute all documents and perform all actions necessary to allow Purchaser to bring an enforcement action hereunder.
1.20In the event that the Licensed IPR or Licensed Know-How is subject to any infringement, challenge to validity or other defensive or enforcement proceedings and unless otherwise agreed between the Parties (including in any Ancillary Transaction Agreement), the Parties shall jointly assume responsibility for control of any such defensive or enforcement proceedings after Completion, both Parties shall join any such proceeding (if permitted), and the Parties shall share all costs associated with litigating such proceedings.
Prosecution and Maintenance
1.21Seller shall have the right and obligation to prosecute and maintain protection with respect to the Licensed IPR (other than the Licensed IPR relating to the Aspen Retained De-Commercialised Products) in the Territory. If Seller decides to abandon, or otherwise fails to prosecute or maintain, any Licensed IPR (other than the Licensed IPR relating to the Aspen Retained De-Commercialised Products) in the Territory, Seller shall provide Purchaser with written notice of such decision at least thirty (30) days prior to any applicable filing deadline, and of any such failure promptly after it occurs, but in all cases, as long as reasonably possible prior to abandonment or the occurrence of other loss of rights. In such case, Purchaser shall have the right, but not the obligation, to prosecute and maintain protection with respect to such Licensed IPR (other than the Licensed IPR relating to the Aspen Retained De-Commercialised Products), as applicable, in such jurisdiction, and at its own expense.

Schedule 21
Employees
THE PROVISIONS OF THIS SCHEDULE 21 SHALL APPLY SUBJECT TO APPLICABLE EMPLOYMENT LAWS.
1.Part 1 – Employees to be Transferred by Law
1.1Subject to Clause 1.3, the Purchaser and the Seller agree that the Proposed Transaction shall constitute a transfer of an undertaking in the jurisdictions listed in the first column of the table in Exhibit 1 to this Schedule, as such term or similar term is used in Applicable Employment Laws.
1.2The Purchaser and the Seller agree that, as a result of this Agreement, the employment relationships between the relevant Affiliates of the Seller and affected employees involved in the Commercialisation Business (collectively, the “Employees to be Transferred by Law”) shall transfer under Applicable Employment Laws from the relevant Affiliate of the Seller to the Affiliate of the Purchaser, subject to Clause 1.3, specified in the second column of the table in Exhibit 1, or another Affiliate of the Purchaser unless such Employee to be Transferred by Law objects to that transfer or resigns from his employment under Applicable Employment Laws. The date of transfer shall be the Completion Date (the “Employee Transfer Date”).

1.3The Seller shall provide a list in the form of Exhibit 1 of the Employees to be Transferred by Law as soon as practicable after determining such list, and shall thereafter inform the Purchaser of any revisions that are proposed to such list of the Employees to be Transferred by Law as soon as practicable after becoming aware of the need to revise the list, along with a full explanation as to the reason for the revision. The Seller shall provide the Purchaser with a final list of Employees to be Transferred by Law for each jurisdiction thirty (30) Business Days before the Employee Transfer Date.

1.4 Immediately after the signature of this Agreement, the Purchaser shall provide the Seller with a list of information (the “Information Request”) that it requires in order to determine its plans for the Commercialisation Business. Within one (1) week of receiving the Information Request the Seller shall provide the Purchaser with all relevant information, including employee Personal Data pursuant to Schedule 22 regarding the Transaction Affected Employees to enable the Purchaser to determine its plans for the Commercialisation Business. Within two (2) weeks of receiving the information requested in the Information Request, the Purchaser shall inform the Seller of its plans for the Commercialisation Business and thereafter Seller undertakes to take such actions as may be necessary to facilitate the transition of the Commercialisation Business in accordance with such plans.

1.5The Seller undertakes to pay to the Purchaser all costs incurred in connection with the Employees to be Transferred by Law to the Purchaser to the extent that such employees exceed a total of seventy-four (74) sales and marketing employees such employees being identified in the final list of Employees to be Transferred by Law for each jurisdiction according to paragraph 1.3 (“Incremental Employees”) as follows:

A.For each Incremental Employee, the Seller shall pay to the Purchaser for twenty-four (24) months after the Employee Transfer Date, or longer if required by Applicable Employment Laws, the gross salary (including all benefits, costs and pension contributions etc.) of the Incremental Employees plus the relevant employer’s social security contributions, plus any severance payment which will be calculated in accordance with a formula reasonably determined by the Purchaser and in accordance with Applicable Employment Laws. For the avoidance of doubt, the Seller’s obligation to pay any severance payment with respect to each Incremental Employee shall fall away on the later of (i) twenty four (24) months after the Employee Transfer Date and (ii) such longer period as required by Applicable Employment Laws if Purchaser (x) has not delivered a notice of termination to such Incremental Employee by the later of such dates, or (y) if such notice is not permitted by Applicable Employee Laws to be made on or prior to the later of such dates, has not made a decision to terminate such Incremental Employee by the later of such dates.
B.The reimbursement by the Seller to Purchaser of the Incremental Employee salary payments and the severance payments and any other associated payments shall be made within thirty (30) days of the payment dates made by the Purchaser to the relevant employees.

1.6The Purchaser and the Seller shall, and shall procure that their relevant Affiliates shall, comply with their respective obligations under the Applicable Employment Laws that arise in connection with this Agreement, in particular as regards the information obligations towards the Employees to be Transferred by Law and towards Employee representatives and trade unions. The Purchaser and the Seller shall, and shall procure that their relevant Affiliates shall, provide such assistance as is reasonably required in order for all obligations under Applicable Laws to be complied with. Specifically in Germany, by means of a joint letter to be agreed upon between the Parties, the Parties will one month before the German Employee Transfer Date completely and comprehensively notify the German Employees to be Transferred by Law of the transfer of business pursuant to Section 613a para. 5 BGB and will inform them that they can object to the transfer of their employment relationship within a period of one month after receipt of such a letter. The Parties will mutually provide each other with all information required for a notification pursuant to Section 613a para. 5 BGB.
1.7The Purchaser shall, and shall procure that its Affiliates specified in the second column of the table in Exhibit 1 shall, provide for each Employee to be Transferred by Law to become a member of pension and/or employee incentivisation schemes with effect from the Employee

Transfer Date, that are substantially comparable in the aggregate to each Employee to be Transferred by Law to the Pension Schemes and/or employee incentivisation schemes that are provided to each Employee to be Transferred by Law, by the relevant Affiliate of the Seller immediately before the Employee Transfer Date.

1.8Refusal of Employee to be Transferred by Law in Germany. In Germany, if an Employee to be Transferred by Law passing to the Purchaser pursuant to Applicable Employment Laws should refuse to be transferred, such employee (and all contractual arrangements of any type whatsoever existing between the Seller and such Employee to be Transferred by Law) shall remain with the Seller, and his continued employment and termination shall be the Seller’s responsibility at the Seller’s discretion.

1.9Consultation with works council in Germany. In Germany, the Seller shall inform and consult with the German works council of the relevant Affiliate of the Seller regarding the implementation plan (Interessenausgleich) in relation to the transactions contemplated by this Agreement as soon as this Agreement has been signed and announced.

1.10If the employment relationship of any Employee to be Transferred by Law does not transfer under Applicable Employment Laws on the Employee Transfer Date from the relevant Affiliate of the Seller to any Affiliate of the Purchaser as envisaged by the table in Exhibit 1 (other than by reason of the objection of the Employee to be Transferred by Law), the Purchaser shall, or the relevant Affiliate of the Purchaser shall notify the Seller or relevant Affiliate of the Seller (the “Notification”) as soon as is reasonably practicable after the Employee Transfer Date and shall be entitled to offer to each such Employee to be Transferred by Law to enter into an agreement that is compliant with Applicable Laws under which each such Employee to be Transferred by Law’s employment relationship shall transfer with immediate effect from the relevant Affiliate of the Seller to the relevant Affiliate of the Purchaser specified in the second column of the table in Exhibit 1, on terms substantially comparable in the aggregate to each such Employee to be Transferred by Law than those on which each such Employee to be Transferred by Law is employed by the relevant Affiliate of the Seller. If admissible under Applicable Employment Laws the Parties agree that in this case, a tripartite transfer agreement having been coordinated between the Parties is submitted to the Employee to be Transferred by Law. If the Purchaser or relevant Affiliate of the Purchaser does not make an offer, or if the offer is made and rejected, the Seller or relevant Affiliate of the Seller may terminate the relevant employment relationship in accordance with Applicable Employment Laws.

2.Part 2 – Subsequent Transferring Employees
2.1As a result of the Purchaser taking over the responsibility for the activities and/or services carried out by the Seller in terms of B, the Parties will engage in good faith discussions to determine which of the Seller employees carrying out those activities and/or services are required to transfer under Applicable Employment Laws from the relevant Affiliate of the Seller to the Affiliate of the Purchaser (collectively, the “Subsequent Transferring Employees”). In this respect, the Seller shall ensure that the Subsequent Transferring Employees are assigned to the business unit to be transferred to the Purchaser.
2.2The Purchaser and the Seller agree that the transfer of the Subsequent Transferring Employees and the consultations relating thereto will be carried out in accordance with Applicable Employment Laws.

3.Part 3 – Miscellaneous
3.1If the employment relationship of any employee of any Affiliate of the Seller (other than an Employee to be Transferred by Law or a Subsequent Transferring Employee) transfers under Applicable Employment Law from any Affiliate of the Seller to any Affiliate of the Purchaser, the Seller shall, or shall procure that the affected Affiliate of the Seller shall, within thirty (30) days of the Seller becoming or being made aware of the transfer, offer to re-employ or re-engage by the Seller or one of its Affiliates, such Person on the terms and conditions which they enjoyed before the relevant Employee Transfer Date. If an offer is not made within thirty (30) days of the Seller becoming or being made aware of the transfer, or if the offer is not accepted, then the Purchaser or relevant Affiliate of the Purchaser shall be obliged to take transfer of the employment relationship of any such Person (“Additional Employee(s)”). In this event, paragraph 1.6 shall apply.
3.2Subject to paragraph 3.4 below, the Purchaser shall procure that: (i) all obligations and liabilities in respect of each Transaction Affected Employee, to the extent that they are incurred, fall due, or arise in respect of the period, after the relevant Employee Transfer Date; and (ii) to the extent that they are increased by the actions of the Purchaser or an Affiliate of the Purchaser after the relevant Employee Transfer Date, all obligations and liabilities in respect of each Transaction Affected Employee, to the extent that they are incurred, fall due, or arise in respect of the period, before the relevant Employee Transfer Date, shall be borne by the Purchaser’s Affiliates specified in the second column of the table in Exhibit 1, and the Purchaser’s Affiliates to which a Subsequent Transferring Employee is transferred pursuant to paragraph 2.1 (the “Assumed Employee Liabilities”). For the avoidance of doubt, the Assumed Employee Liabilities include all obligations and liabilities that are incurred, fall due, or arise in respect of the period, after the relevant Employee Transfer Date in relation to the Pension Schemes or the Retirement Indemnities. Further, and for the avoidance of doubt, Assumed Employee Liabilities does not include any obligations or liabilities in relation to Employees to be Transferred by Law, or Subsequent Transferring Employees who object to their transfer, and therefore remain employed by the Seller.

3.3Subject to paragraph 3.4 below, the Seller shall procure that all obligations and liabilities in respect of the Employees to be Transferred by Law, the Subsequent Transferring Employees and the Additional Employees, to the extent that they are incurred, fall due, or arise in respect of any period ending, on or before the relevant Employee Transfer Date, except to the extent that they are increased by the actions of the Purchaser or an Affiliate of the Purchaser after the relevant Employee Transfer Date, shall be borne by the relevant Affiliates of the Seller (the “Excluded Employee Liabilities”). For the avoidance of doubt, the Excluded Employee Liabilities include all obligations and liabilities that are incurred, fall due, or arise in respect of any period ending, on or before the Completion Date in relation to the Pension Schemes or the Retirement Indemnities.

3.4Paragraphs 3.2 and 3.3 above do not apply in respect of any liabilities or obligations referred to in paragraph 4.1 below.

3.5The Seller shall pay to the Purchaser, in respect of any annual bonus awarded to any Transaction Affected Employee pursuant to an Annual Bonus Scheme, an amount equal to the Seller’s pro-rata share of any bonus awarded by the Purchaser or one of its Affiliates to any Transaction Affected Employee under that Annual Bonus Scheme (calculated on an allocation of time basis having regard to the number of months for which the relevant Transaction Affected Employee worked for the Seller and the Purchaser, respectively), but only if the award of the bonus in question would have met the rules of the Annual Bonus Scheme for making that award when it was administered by the Seller, within ten (10) Business Days after the Purchaser notifies the Seller in writing of any such award to a Transaction Affected Employee in respect of the Financial Year of the Purchaser or the relevant Purchaser’s Affiliate ending after the Completion Date.

3.6The Seller shall pay to the Purchaser the Employee Benefit Accruals corresponding to all amounts due to the Transaction Affected Employees in relation to the time period through and including the Completion Date, other than the items related to Pensions and mentioned in Part 4 and the annual bonus referred in paragraph 3.5, that have not yet been paid as at the Completion Date, including accrued paid holidays, thirteenth month salary, compensatory days off for the reduction of working time (RTT) and related Taxes.

3.7To the extent any Employee to be Transferred by Law, Subsequent Transferring Employee or Additional Employee is a participant in the Company Plan (“Eligible Employee”), such Eligible Employee shall be deemed to have been dismissed for operational reasons in applying the rules governing the Company Plan. The amount due to such Eligible Employee pursuant to the Company Plan shall be paid by the Seller directly to the Eligible Employee within sixty (60) days of the Completion Date. On and with effect from the Completion Date, the Purchaser shall establish and put in place a new plan that provides the Eligible Employees with benefits, entitlements and rights that are substantially similar in the aggregate to the Eligible Employees than those of the Company Plan. For the avoidance of any doubt, the Company Plan will not be transferred to the Purchaser and, accordingly, with effect from the Completion Date, the Eligible Employees will have no further benefits, entitlements or rights under the Company Plan.

3.8The Purchaser agrees that it, or the relevant Affiliate of the Purchaser, shall, for a period of twelve (12) months from the relevant Employee Transfer Date, provide each Employee to be Transferred by Law, each Subsequent Transferring Employee and each Additional Employee with terms and conditions of employment that are, in the aggregate, substantially comparable to the terms and conditions of employment of those employees immediately prior to the relevant Employee Transfer Date. For the avoidance of doubt, this obligation will not apply in respect of Employees to be Transferred by Law or Subsequent Transferring Employee who object to their transfer, nor to who do not accept an offer of employment with an Affiliate of the Purchaser. For the avoidance of doubt, this obligation will not apply in respect of Employees to be Transferred by Law or Subsequent Transferring Employee who remain employees of the Seller.

3.9The Purchaser shall, or shall procure that the Affiliates of the Purchaser specified in the second column of the table in Exhibit 1, and the Affiliates of the Purchaser to which a Subsequent Transferring Employee is transferred pursuant to paragraph 2.1 shall, comply with any legal obligation to establish, maintain, continue or otherwise provide for the existence of a works council or other similar representative body with effect from the relevant Employee Transfer Date.

4.Part 4 - Pensions
4.1Under Applicable Employment Laws and with effect as of the relevant Employee Transfer Date, the Purchaser shall, or shall procure that the relevant Affiliates of the Purchaser, assume, with full discharge of the Seller and the relevant Affiliates of the Seller, certain liabilities and obligations arising out of or in connection with the Pension Schemes in respect of service prior to the relevant Employee Transfer Date by the Transaction Affected Employees whether on a collective or individual basis, including, without limitation, in relation to the Transaction Affected Employees in Germany and Poland.
4.2In respect of the liabilities and obligations relating to the Pension Schemes assumed by the Purchaser or the relevant Affiliates of the Purchaser in accordance with paragraph 4.1 above, i) the Seller covenants with the Purchaser to pay to the Purchaser an amount in cash equal to any Pension Shortfall within ten (10) Business Days of any Pension Shortfall having been determined in accordance with paragraph 4.3 below and/or ii) the Purchaser covenants with the Seller to pay to the Seller an amount in cash equal to any Pension Surplus within ten (10)

Business Days of any Pension Surplus having been determined in accordance with paragraph 4.3 below.

4.3For the purposes of paragraph 4.2 above, (i) “Pension Shortfall” means, in relation to the liabilities and obligations in relation to the Pension Schemes assumed by the Purchaser or the relevant Affiliates of the Purchaser referred to in 4.1 above, an amount equal to the amount (if any) by which the value of the relevant Pension Schemes’ assets (if any) or any assets transferred in respect of those Pension Schemes to a trust established or nominated by the Purchaser (or to the Purchaser) is exceeded by the value of the liabilities and obligations payable under those Pension Schemes in respect of the Transaction Affected Employees as at the relevant Employee Transfer Date and (ii) “Pension Surplus” means, in relation to the liabilities and obligations in relation to the Pension Schemes assumed by the Purchaser or the relevant Affiliates of the Purchaser referred to in 4.1 above, an amount equal to the amount (if any) by which the value of the relevant Pension Schemes’ assets (if any) or any assets transferred in respect of those Pension Schemes to a trust established or nominated by the Purchaser (or to the Purchaser) exceeds the value of the liabilities and obligations payable under those Pension Schemes in respect of the Transaction Affected Employees as at the relevant Employee Transfer Date. The Pension Shortfall and Pension Surplus will be calculated on a Pension Scheme by Pension Scheme basis.

4.4In relation to the Transaction Affected Employees, in Germany and Poland, the Pension Shortfall or Pension Surplus is to be calculated in respect of each Pension Scheme as at the close of business on the relevant Employee Transfer Date and shall be calculated on an IAS 19 basis based on the actuarial assumptions used by the Seller and/or its Affiliates to value the relevant pension liabilities as at 30 June 2020 for the purposes of its 2020 Annual Report and Accounts but updated as at the relevant Employee Transfer Date to reflect any changes to economic conditions agreed by the Seller and by the Purchaser (or, in default of agreement and pursuant to 4.6 below, determined by an Independent Actuary) and/or changes in the requirements of Applicable Law for such valuations. In relation to the Subsequent Transferring Employees and Additional Employees, the Pension Shortfall or Pension Surplus is to be calculated in respect of each Pension Scheme as at the close of business on the relevant Employee Transfer Date and shall be calculated on an IAS 19 basis based on the actuarial assumptions used by the Seller and/or its Affiliates to value the relevant pension liabilities as at the end of the Seller’s immediately preceding Financial Year (ending 30 June) for the purposes of its Annual Report and Accounts for that Financial Year but updated as at the relevant Employee Transfer Date to reflect any changes to economic conditions agreed by the Seller and by the Purchaser (or, in default of agreement and pursuant to 4.6 below, determined by an Independent Actuary) and/or changes in the requirements of Applicable Law for such valuations. The Seller shall, within sixty (60) days of the relevant Employee Transfer Date, provide to the Purchaser details of the actuarial assumptions for each Pension

Scheme which it proposes to use for the purposes of calculating the Pension Shortfall or Pension Surplus. The Purchaser shall have thirty (30) days from the date that it receives the assumptions to determine whether it agrees or disputes such assumptions. In the event that the actuarial assumptions for any Pension Scheme are agreed, then they shall be used for that Pension Scheme, but if they are not agreed, then the actuary appointed by the Seller and the actuary appointed by the Purchaser shall have until the date thirty (30) days from the date on which the Purchaser receives the assumptions (or such later date as the Seller and the Purchaser may agree) to agree on the relevant assumptions. If the assumptions are not agreed within this period, then either the Seller or the Purchaser may refer the matter to the Independent Actuary (pursuant to (4.6) below) who shall be asked to make his determination as soon as is reasonably practicable and at the latest within thirty (30) days of the reference of the matter to him.

4.5The Pension Shortfall to be calculated in respect of each Pension Scheme as at the close of business on the relevant Employee Transfer Date shall be determined as soon as is reasonably possible following the relevant Employee Transfer Date by an actuary appointed by the Seller and agreed by an actuary appointed by the Purchaser or, in default of agreement, as soon as is reasonably practicable and at the latest within thirty (30) days of the reference of the matter to the Independent Actuary.

4.6Any dispute between the actuary appointed by the Seller and the actuary appointed by the Purchaser concerning the agreement of the assumptions to be used to calculate the Pension Shortfall or Pension Surplus and/or the amount of the Pension Shortfall or Pension Surplus shall, in the absence of agreement between them, be referred to an independent actuary to be nominated jointly by the Seller and the Purchaser or, failing such nomination, to be nominated by the President for the time being of The Institute of Actuaries at the instance of the Party first applying to him (the “Independent Actuary”). The Independent Actuary shall act as an expert and not as an arbitrator; the Independent Actuary’s decision shall be final and binding, and the Independent Actuary’s costs shall be borne equally by the Seller and the Purchaser. The Seller and the Purchaser shall procure that the Independent Actuary shall, without charge, receive such reasonable access to all information, books and records as the Independent Actuary may request in connection with the determination of the Pension Shortfall or Pension Surplus.